As filed with the Securities and Exchange Commission on April 22, 2005
                                                             File No. 333-121135
                                                              File No. 811-09337

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-6

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1933      [   ]

                      Pre-Effective Amendment No. 2                        [ X ]

                        Post-Effective Amendment No.                       [   ]

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940      [   ]

                             Amendment No. 15                              [ X ]

               Columbus Life Insurance Company Separate Account 1
                           (Exact Name of Registrant)

                         Columbus Life Insurance Company
                               (Name of Depositor)

                             400 East Fourth Street
                             Cincinnati, Ohio 45202
          (Complete Address of Depositor's Principal Executive Offices)

    Depositor's Telephone Number, including Area Code:        1-800-677-9595
                                                              --------------

                  Please send copies of all communications to:

       DONALD J. WUEBBLING, ESQ.                           ELISABETH DAHL, ESQ.
    Columbus Life Insurance Company                               M.S. 32
        400 East Fourth Street                                 400 Broadway
        Cincinnati, Ohio 45202                            Cincinnati, Ohio 45202
(Name and Address of Agent for Service)


                      An Indefinite Amount of Interests in
            Columbus Life Insurance Company Separate Account 1 Under
                  Pinnacle II Variable Universal Life Policies
                     (Title of Securities Being Registered)
  As Soon as Practicable After the Effective Date of the Registration Statement
                 (Approximate Date of Proposed Public Offering)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                       PINNACLE II VARIABLE UNIVERSAL LIFE

COLUMBUS LIFE INSURANCE COMPANY                                       PROSPECTUS
SEPARATE ACCOUNT 1                                                   MAY 1, 2005



This prospectus describes the Pinnacle II Variable Universal Life flexible premium insurance policies and the investment options available to policy owners. It contains information you should know before purchasing a policy and selecting investment options. Please read this prospectus carefully and keep it for future reference.

Columbus Life Insurance Company issues the policies.

The policies may not be available in all states. In addition, policy provisions may vary slightly from state to state according to state law. Please read your policy carefully when you receive it. This prospectus is not part of the insurance policy. The insurance policy will be our contract with you.

Description of benefits in this prospectus depend on the policy being in force. It is your responsibility to pay enough premium to keep the policy in force.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the policies or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This policy is not a deposit or obligation of any bank. No bank has guaranteed or endorsed the policy. The policy is not insured or guaranteed by the Federal Deposit Insurance Corporation, the Federal Reserve Board, the National Credit Union Share Insurance Fund or any other government agency.

Investments in variable life insurance policies involve investment risk, including possible loss of principal and earnings.

THE POLICY IS A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE. THE CASH VALUE OF THE POLICY MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT. YOU COULD LOSE YOUR ENTIRE INVESTMENT, DEPENDING ON THE PERFORMANCE OF THE INVESTMENT OPTIONS. IF THIS OCCURS AND A NO-LAPSE GUARANTEE IS NOT IN EFFECT, THERE COULD BE NO DEATH BENEFIT ABSENT ADDITIONAL PAYMENTS MADE TO KEEP THE POLICY IN FORCE. (MA)




THE PURPOSE OF THIS VARIABLE LIFE INSURANCE POLICY IS TO PROVIDE INSURANCE PROTECTION FOR THE BENEFICIARY NAMED THEREIN.

NO CLAIM IS MADE THAT THIS VARIABLE LIFE INSURANCE POLICY IS IN ANY WAY SIMILAR OR COMPARABLE TO A SYSTEMATIC INVESTMENT PLAN OF A MUTUAL FUND. (GA)

                                TABLE OF CONTENTS

RISK/BENEFIT SUMMARY...........................................................5
   Policy Benefits.............................................................5
   Policy Risks................................................................6
   Fund Company Risks..........................................................6
   Fee Tables..................................................................7

GENERAL DESCRIPTION OF DEPOSITOR, REGISTRANT, AND INVESTMENT OPTIONS..........11
   Columbus Life Insurance Company............................................11
   Columbus Life Insurance Company Separate Account 1.........................11
   Sub-Account Investment Options.............................................12
   Voting Rights..............................................................15
   Fixed Account..............................................................15

POLICY CHARGES................................................................16
   Premium Expense Charge.....................................................16
   State Tax Charge...........................................................17
   Cost of Insurance Charge...................................................17
   Per $1,000 Charge..........................................................18
   Per Policy Charge..........................................................19
   Mortality and Expense Risk Charge..........................................19
   Rider Charges..............................................................19
   Surrender Charge...........................................................20
   Transfer Fee...............................................................21
   Withdrawal Fee.............................................................21
   Administrative Fee.........................................................21


GENERAL DESCRIPTION OF THE POLICIES...........................................22
   Who Can Purchase a Policy..................................................22
   Allocation of Net Premiums and Transfers Among Investment Options..........22
   Market Timing..............................................................24
   Dollar Cost Averaging Program..............................................26
   Automatic Rebalancing Program..............................................26
   Rider Benefits.............................................................27
   Conversion.................................................................31
   Policy Changes.............................................................31
   Assignment of Policy.......................................................32
   Contestability.............................................................32

PREMIUMS......................................................................33
   Premium Payments...........................................................33
   Planned Premium............................................................33
   Net Premium................................................................34
   Target Premium.............................................................34
   Term No-Lapse Guarantee Premium............................................34

DEATH BENEFIT.................................................................35
   Death Benefit..............................................................35
   Table Of Death Benefit Factors And Example Of Death Benefit Calculation....36
   Suicide Exclusion..........................................................37
   Aviation Exclusion.........................................................37
   Effective Date of Coverage and Temporary Insurance.........................37
   Changes to Coverage........................................................38
   Extended Coverage Period...................................................38
   Payment Options............................................................39

POLICY VALUES AND VALUATION...................................................40
   Account Value..............................................................40
   Net Cash Surrender Value...................................................40
   Valuation of the Sub-Accounts..............................................40

SURRENDER AND PARTIAL WITHDRAWALS.............................................42
   Surrender..................................................................42
   Partial Withdrawals........................................................42
   Canceling the Policy Without Penalty.......................................42
   Delay in Payment...........................................................43

LOANS.........................................................................44

LAPSE AND REINSTATEMENT.......................................................45

TAXES.........................................................................46
   Tax Status of Policy.......................................................46
   Modified Endowment Contract................................................46
   Tax Consequences of Withdrawals and Loans..................................47
   Accelerated Death Benefits.................................................47
   Extended Coverage..........................................................48
   Tax Consequences on Insured's Death........................................48
   Death of Owner Who is Not the Insured......................................48
   Transfers..................................................................48
   Federal Estate and Gift Tax................................................48
   Corporate and Qualified Retirement Plan Ownership..........................49
   Withholding................................................................49

LEGAL PROCEEDINGS.............................................................50

FINANCIAL STATEMENTS..........................................................50

TERMINOLOGY INDEX.............................................................51

STATEMENT OF ADDITIONAL INFORMATION...........................................53

PERSONALIZED ILLUSTRATION.....................................................53

CONTACT US....................................................................53

RISK/BENEFIT SUMMARY

POLICY BENEFITS

The policy provides life insurance coverage on the life of one insured person until the insured's age 100, so long as you do not surrender the policy or allow it to lapse. The death benefit is payable on the death of the insured. You have a choice of two death benefit options. The face amount option is less costly and allows you to focus on building a higher cash value. The face amount plus account value option allows you to focus on building a higher death benefit, but because it is more costly, your cash value will be less than under the face amount option. With either option, the death benefit will not be less than the "corridor" death benefit amount required by federal tax law. See the Death Benefit section of this prospectus.

Because this is a variable policy, you will invest the cash value of the policy in the available underlying funds. A fixed account option, guaranteed by Columbus Life, is also available. See the Sub-Account Investment Options and Fixed Account sections of this prospectus. You will have access to the cash value of the policy through withdrawals and loans, subject to certain restrictions. See the Surrender, Partial Withdrawals, and Loans sections of this prospectus.

The base policy includes a no-lapse guarantee which assures that your policy will not lapse during the first five policy years so long as you pay a minimum amount of premium that we specify. Policy years are years measured from the date we issue the policy. See the Term No-Lapse Guarantee Premium section of this prospectus. In addition, if your policy is in force, and not in a grace period, on the policy anniversary when the insured is age 100 , your policy will continue with a death benefit equal to the greater of the face amount and the cash surrender value, less indebtedness, until you surrender it or until the death of the insured. A policy anniversary is a yearly anniversary of the date we issue the policy. See the Extended Coverage section of this prospectus.

Additional benefits may be available by rider. See the Riders section of this prospectus.

You have a right to examine the policy when you receive it. If you are not satisfied, in most states, you may return the policy to us or to one of our agents within 30 days without incurring any charges. You will bear the risk of investment gain or loss during this period. In some states, if you wish to cancel the policy without incurring any charges, you must return it within 10 days, and we will refund the premium paid to you. See the Canceling the Policy Without Penalty section of this prospectus.

POLICY RISKS

There are risks of investing in a variable universal life policy. You bear the risk that the investment options you select will not perform well. In other words, you bear the entire risk of loss of principal and earnings on amounts invested in the sub-accounts. And, if your policy does not perform well you may have to make higher than planned premium payments to cover the monthly policy charges. If you do not pay enough premium, you bear the risk that your policy will lapse. See the Lapse and Reinstatement section of this prospectus.

Variable universal life is not suitable as a short-term savings vehicle. Successful investment in the sub-accounts may depend on long-term investing. See the Investment Options section of this prospectus. In addition, a surrender charge applies if the policy terminates during the first twelve policy years, or within twelve years of an increase in face amount. See the Surrender Charge section of this prospectus.

Although you have access to the cash value of the policy through withdrawals, you may not withdraw an amount of cash that would cause the face amount of the policy to fall below $100,000. This situation could occur if the withdrawal would cause a change in the net amount at risk of the policy. See the Partial Withdrawals section of this prospectus.

There is a possibility of adverse tax consequences. A policy could fail to qualify as life insurance if coverage extends beyond the insured's age 100, or if excessive premiums are paid into the policy. We monitor premium payments and will generally reject any premium that would cause a policy to fail to qualify as life insurance. Alternatively, your policy could be treated as a "modified endowment contract". Withdrawals and loans are generally subject to income tax (to the extent of the gain in the contract) if the policy is a modified endowment contract, and a 10% federal tax penalty may apply to distributions, including loans. We will notify you if your policy has become a modified endowment contract. See the Taxes section of this prospectus. You should consult a qualified tax advisor about the tax consequences of owning a policy.

FUND COMPANY RISKS

A comprehensive discussion of the risks of investing in each fund is included in the fund company prospectuses. Some funds involve more risk than other funds. Please discuss these risks with your registered representative.

FEE TABLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING, AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU MAKE PREMIUM PAYMENTS, MAKE WITHDRAWALS OR SURRENDER THE POLICY, OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS.

----------------------------------------------------------------------------------------------------
                                TRANSACTION FEES
----------------------------------------------------------------------------------------------------
CHARGE                     WHEN CHARGE IS DEDUCTED  MAXIMUM CHARGE          CURRENT CHARGE
-------------------------- ------------------------ ----------------------- ------------------------
Premium Expense Charge*    Receipt of premium       7.50% of each premium   6.50% of each premium
-------------------------- ------------------------ ----------------------- ------------------------
State Tax Charge**         Receipt of premium       3.50% of each premium   1.40% to 3.50% of each
                                                                            premium
-------------------------- ------------------------ ----------------------- ------------------------
Surrender Charge***        Full surrender or        $45.00 per $1,000 of    $45.00 per $1,000 of
                           lapse during first 12    initial face amount     initial face amount or
                           policy years or within   or increase amount      increase amount
                           12 years of an increase
                           in face amount
-------------------------- ------------------------ ----------------------- ------------------------
Withdrawal Fee             Each withdrawal after    $50 per withdrawal      $50 per withdrawal
                           the first in a policy
                           year
-------------------------- ------------------------ ----------------------- ------------------------
Transfer Fee               Each transfer from a     $10 per transfer        $10 per transfer
                           sub-account after the
                           twelfth in a policy
                           year
-------------------------- ------------------------ ----------------------- ------------------------
Administrative Fee         Each request under the   $150 per request        $150 per request
                           Accelerated Death
                           Benefit Rider, and
                           Accelerated Death
                           Benefit Plus Rider
-------------------------- ------------------------ ----------------------- ------------------------
Net Interest Rate for      Accrues on outstanding   1% per annum of         1% per annum of
Policy Loans****           indebtedness daily       outstanding             outstanding
                                                    indebtedness            indebtedness
-------------------------- ------------------------ ----------------------- ------------------------

*Rates decline over a period of years and with higher premium payments. See the Premium Expense Charge section of this prospectus.

**We charge the actual state tax charge rate for the state of your residence, as a percent of each premium. See the State Tax Charge section of this prospectus.

***The maximum initial surrender charge for a particular policy varies by individual characteristics. Surrender charges for all policies are level for the first five policy years and then decline over the next seven policy years, and disappear completely in the thirteenth policy year. The new surrender charge that applies to an increase in face amount decreases according to the same schedule. See the Surrender Charge section of this prospectus.

****The net interest rate is the difference between the rate we charge on policy loans and the rate we credit on the loan account. If indebtedness is not repaid, it will be deducted from the account value upon termination of the policy; or, if indebtedness is outstanding at the time of the insured's death, it will be deducted from the death benefit. See the Loans section of this prospectus.

THE NEXT TWO TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING FUND COMPANY FEES AND EXPENSES.

----------------------------------------------------------------------------------------------------
                    PERIODIC CHARGES OTHER THAN FUND COMPANY OPERATING EXPENSES
                  THAT DO NOT DEPEND ON INDIVIDUAL CHARACTERISTICS OF THE INSURED
----------------------------------------------------------------------------------------------------
CHARGE                     WHEN CHARGE IS DEDUCTED  MAXIMUM CHARGE          CURRENT CHARGE
                                                    (ON AN ANNUAL BASIS)    (ON AN ANNUAL BASIS)
-------------------------- ------------------------ ----------------------- ------------------------
Per Policy Charge          Monthly                  $108.00 flat fee        $90.00 flat fee
-------------------------- ------------------------ ----------------------- ------------------------
Mortality & Expense Risk   Monthly                  0.90% of variable       0.70% of variable
Charge*                                             account value           account value
-------------------------- ------------------------ ----------------------- ------------------------

* Rates can decline in year 13 and again in year 21 depending on variable account value band. See the Mortality and Expense Risk Charge section of this prospectus.

-----------------------------------------------------------------------------------------------------------
                       PERIODIC CHARGES OTHER THAN FUND COMPANY OPERATING EXPENSES
                       THAT DO DEPEND ON INDIVIDUAL CHARACTERISTICS OF THE INSURED
-----------------------------------------------------------------------------------------------------------
CHARGE                  WHEN CHARGE IS       MAXIMUM CHARGE       MINIMUM CHARGE*      ANNUAL CHARGE FOR
                        DEDUCTED             (ON AN ANNUAL        (ON AN ANNUAL        45-YEAR-OLD MALE
                                             BASIS)               BASIS)               STANDARD
                                                                                       NON-TOBACCO USER
                                                                                       INSURED**
----------------------- -------------------- -------------------- -------------------- --------------------
Cost of Insurance       Monthly                   $1,000.00              $0.24                $1.70
Charge***
                                                   per $1,000 of net amount at risk attributable to
                                                                base policy face amount
----------------------- -------------------- -------------------- -------------------- --------------------
Per $1,000 Charge***    Monthly during             $13.50                $1.14                $1.65
                        first twelve
                        policy years and
                        for twelve years
                        after an increase
                        in face amount
                                                     per $1,000 of initial base policy face amount
-----------------------------------------------------------------------------------------------------------
Optional Rider Charges***
-----------------------------------------------------------------------------------------------------------
   Additional Life      Monthly                   $1,000.00              $0.24                $1.50
   Rider
                                                   per $1,000 of net amount at risk attributable to
                                                           additional life rider face amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Extended No-Lapse    Monthly                     $0.12                $0.12                $0.12
   Guarantee Rider
                                              per $1,000 of base policy face amount plus additional life rider face amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Extended Maturity    Monthly (choice of          $4.66                $0.03                $0.04
   Benefit Plus Rider   paying over life
                        of policy or
                        beginning at
                        insured's age 80)
                                              per $1,000 of base policy face amount plus additional life rider face amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Enhanced Cash        Monthly during              $5.16                $0.24                $1.20
   Value Rider          first policy year
                                                         per $1,000 of base policy face amount
----------------------- -------------------- --------------------------------------------------------------
   Other Insured Rider  Monthly                    $378.72               $0.84         Charge for a
                                                                                       35-year-old female
                                                                                       standard
                                                                                       non-tobacco user:
                                                                                       $1.32
                                                      per $1,000 of other insured benefit amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Accidental Death     Monthly                     $2.52                $0.96                $1.20
   Rider
                                                     per $1,000 of accidental death benefit amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Insured              Monthly                     $2.40                $0.48          $2.40 (at maximum
   Insurability Rider                                                                   issue age of 39)
                                                   per $1,000 of insured insurability option amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Disability Credit    Monthly                    $178.80              $10.80               $60.00
   Rider
                                                              per $1,000 of credit amount
----------------------- -------------------- -------------------- -------------------- --------------------
   Children's Term      Monthly                     $5.64                $5.64          $5.64 per family
   Rider
                                                     per $1,000 of children's term benefit amount
----------------------- -------------------- --------------------------------------------------------------

*Minimum charges shown are for insured(s) that pose the least risk to us, and are for the first policy year only. Most cost of insurance charges increase significantly each year.

**Charge shown is at issue. Most cost of insurance charges increase each year as the insured ages, subject to the maximum charges shown.

***Most cost of insurance charges and per $1,000 charges vary based on individual characteristics. Minimum and maximum charges shown may not be representative of the charges that particular policy owners will pay. Maximum cost of insurance charges for substandard risk classes may be higher than those shown. You may obtain more information from your registered representative about cost of insurance charges and per $1,000 charges that would apply to your policy.

THE NEXT TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS INCLUDED IN THE PROSPECTUS FOR EACH FUND.

------------------------------------------------------------ --------------- ---------------
TOTAL ANNUAL FUND OPERATING EXPENSES                            Minimum         Maximum
(expenses that are deducted from fund assets, including
fees, distribution and/or services fees, and other
expenses)
------------------------------------------------------------ --------------- ---------------

                                                                 0.29%           2.06%

------------------------------------------------------------ --------------- ---------------

The minimum and maximum are based on management fees and other expenses incurred, before fee waivers or expense reimbursements, for the 12-month period ended December 31, 2004.


If fee waiver arrangements or expense reimbursements were reflected in Total Annual Fund Operating Expenses, the minimum and maximum total expenses would be 0.28% and 1.70% respectively. The expense reimbursement and fee waiver arrangement reflected in the minimum is expected to continue through December 31, 2005. The expense reimbursement and fee waiver arrangement reflected in the maximum is voluntary and may be terminated at any time.

GENERAL DESCRIPTION OF DEPOSITOR, REGISTRANT, AND INVESTMENT OPTIONS

COLUMBUS LIFE INSURANCE COMPANY

The Depositor is Columbus Life Insurance Company (Columbus Life), 400 East Fourth Street, Cincinnati, OH 45202.

COLUMBUS LIFE INSURANCE COMPANY SEPARATE ACCOUNT 1

The Registrant is Columbus Life Insurance Company Separate Account 1 (Separate Account 1). Separate Account 1 holds the investments allocated to the sub-accounts by policy owners. It may also hold assets for the benefit of owners of certain other variable universal life insurance policies that it issues. Separate Account 1 invests the assets of each sub-account in an underlying fund.

Each sub-account buys shares of a fund at net asset value without a sales charge. Each sub-account reinvests dividends and capital gains distributions from a fund in the shares of that fund at net asset value without a sales charge. Each sub-account redeems fund shares attributable to a policy at net asset value to the extent necessary to make payment of death proceeds or other payments under the policy.

The income, gains, and losses credited to, or charged against, Separate Account 1 reflect Separate Account 1's own investment experience and not the investment experience of Columbus Life's other assets. The assets of Separate Account 1 may not be used to pay any liabilities of Columbus Life other than those arising from the policies. Columbus Life is obligated to pay all amounts guaranteed under the policies.

SUB-ACCOUNT INVESTMENT OPTIONS

The funds listed on the next two pages are the sub-account investment options under this policy.

The fund advisors and sub-advisors do not guarantee that the funds will meet their investment objectives. More complete information about each fund, including information about its risks, performance and other investment strategies, is included in the prospectus of the fund. You may obtain copies of fund prospectuses from your registered representative, or from us by calling 1-800-677-9595. You may also access fund prospectuses on our website at www.columbuslife.com under "Explore Our Products". Please read each prospectus carefully before you make decisions about your investment options.

A fund may have a name and/or investment objective that is very similar to the name of a publicly available mutual fund managed by the same advisor or sub-advisor. The funds in which the sub-accounts invest are not publicly available and will not have the same performance as those publicly available mutual funds. Different performance will result from differences in various factors that affect the operation of a fund, such as implementation of investment policies, fund expenses and the size of the fund. In addition, the investment return of your policy will be less than the investment return of funds you select because you will pay policy charges.

We may enter into certain arrangements under which Columbus Life or Touchstone Securities, Inc. is reimbursed by the funds' advisors, distributors and/or affiliates for administrative services Columbus Life and Touchstone Securities provide to the funds.

---------------------------------------------------------------------------------------------------------------------------
                                                            TYPE                     ADVISOR/SUB-ADVISOR*
---------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS
---------------------------------------------------------------------------------------------------------------------------

   AIM V.I. Basic Value Fund - Series II Shares             Large Cap Value          A I M ADVISORS, INC.
   AIM V.I. Capital Appreciation Fund - Series II Shares    Mid Cap Growth
   AIM V.I. Growth Fund - Series II Shares                  Large Cap Growth
   AIM V.I. Premier Equity Fund - Series II Shares          Large Cap Blend

---------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUNDS
---------------------------------------------------------------------------------------------------------------------------
   Fidelity(R)VIP Equity-Income Portfolio -                 Large Cap Value          FIDELITY MANAGEMENT & RESEARCH COMPANY
     Service Class 2
   Fidelity(R) VIP Contrafund(R) Portfolio -                Flexible Investment
     Service Class 2                                        Strategy
   Fidelity(R)VIP Growth & Income Portfolio - Service       Large Cap Blend
   Class 2
   Fidelity(R)VIP Growth Portfolio - Service Class 2        Large Cap Growth
   Fidelity(R)VIP Asset ManagerSM Portfolio - Service       Balanced
   Class 2
   Fidelity(R) VIP Balanced Portfolio - Service Class 2     Balanced
   Fidelity(R)VIP Mid Cap Portfolio - Service Class 2       Mid Cap Growth
   Fidelity(R)VIP Money Market Portfolio - Initial Class     Money Market
---------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
   Franklin Growth and Income Securities Fund - Class 2     Large Cap Value          FRANKLIN ADVISORS, INC..
   Franklin Income Securities Fund - Class 2                Balanced
   Franklin U.S. Government Fund - Class 2                  Fixed Income - Gov't
   Franklin Large Cap Growth Securities Fund - Class 2      Large Cap Growth
   Templeton Foreign Securities Fund - Class 2              International Equity     TEMPLETON INVESTMENT COUNSEL, LLC
   Templeton Growth Securities Fund - Class 2               Global Equity            TEMPLETON GLOBAL ADVISORS LIMITED
   Mutual Shares Securities Fund - Class 2                  Mid Cap Value            FRANKLIN MUTUAL ADVISERS, LLC
---------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
   Janus Aspen Mid Cap Growth Portfolio - Service Shares    Mid Cap Growth           JANUS CAPITAL MANAGEMENT LLC
   Janus Aspen Forty Portfolio - Service Shares1            Large Cap Growth
   Janus Aspen Worldwide Growth Portfolio - Service Shares  Global Equity

---------------------------------------------------------------------------------------------------------------------------
J.P. MORGAN SERIES TRUST II
   JPMorgan Mid Cap Value Portfolio                          Mid Cap Value            J.P. MORGAN INVESTMENT MANAGEMENT INC.
---------------------------------------------------------------------------------------------------------------------------

   MFS(R) VARIABLE INSURANCE TRUSTSM
   MFS(R)Capital Opportunities Series - Service Class        Large Cap Blend         MASSACHUSETTS FINANCIAL SERVICES
                                                                                     COMPANY
   MFS(R)Emerging Growth Series - Service Class              Large Cap Growth
   MFS(R)Mid Cap Growth Series - Service Class               Mid Cap Growth
   MFS(R)New Discovery Series - Service Class                Small Cap Growth
---------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
   Oppenheimer Aggressive Growth Fund/VA - Service Class    Mid Cap Growth           OPPENHEIMERFUNDS, INC.
   Oppenheimer Strategic Bond Fund/VA - Service Class       Multi-Sector Bond
----------------------------------------------------------- ---------------------- ----------------------------------------
(OPPENHEIMER) PANORAMA SERIES FUND, INC.
   Oppenheimer International Growth Fund/VA - Service       International Equity     OPPENHEIMERFUNDS, INC.
   Class
----------------------------------------------------------- ---------------------- ----------------------------------------

1 Formerly Janus Aspen Capital Appreciation Portfolio - Service Shares.



                                       13

---------------------------------------------------------------------------------------------------------------------------
                                                            TYPE                     ADVISOR/SUB-ADVISOR*
---------------------------------------------------------------------------------------------------------------------------
PUTNAM VARIABLE TRUST
   Putnam VT Growth and Income Fund - Class IB              Large Cap Value          PUTNAM INVESTMENT MANAGEMENT, LLC
   Putnam VT International Equity Fund - Class IB           International Equity
   Putnam VT New Opportunities Fund - Class IB              Large Cap Growth
   Putnam VT Small Cap Value Fund - Class IB                Small Cap Value
   Putnam VT Voyager Fund - Class IB                        Large Cap Growth
--------------------------------------------------------------------------------------------------------------------------------
SCUDDER INVESTMENTS VIT FUNDS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                   DEUTSCHE ASSET MANAGEMENT, INC.
                                                                                   SUB-ADVISOR: NORTHERN TRUST INVESTMENTS,

                                                                                   N.A.

   Scudder VIT Equity 500 Index Fund - Class A              Large Cap Blend
   Scudder VIT Small Cap Index Fund - Class A               Small Cap Blend
--------------------------------------------------------------------------------------------------------------------------------
SCUDDER VARIABLE SERIES I
--------------------------------------------------------------------------------------------------------------------------------
   Scudder Variable Series I Bond Portfolio - Class A       Fixed Income - Corp    DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

                                                                                   Sub-Advisor: Deutsche Asset Management
                                                                                   Services Ltd.

TOUCHSTONE VARIABLE SERIES TRUST*
--------------------------------------------------------------------------------------------------------------------------------
   Touchstone Baron Small Cap Fund                          Small Cap Growth       BAMCO, INC.
   Touchstone Emerging Growth Fund                          Mid Cap Blend          TCW INVESTMENT MANAGEMENT COMPANY;
   Touchstone Third Avenue Value Fund                       Small Cap Value        WESTFIELD CAPITAL MANAGEMENT COMPANY, INC.
   Touchstone Eagle Capital Appreciation Fund               Large Cap Growth       THIRD AVENUE MANAGEMENT LLC
   Touchstone Enhanced Dividend 30 Fund                     Large Cap Blend        EAGLE ASSET MANAGEMENT, INC.
   Touchstone Value Plus Fund                               Large Cap Value        TODD INVESTMENT ADVISORS, INC.
   Touchstone Growth & Income Fund                          Large Cap Value        FORT WASHINGTON INVESTMENT ADVISORS, INC.
   Touchstone Balanced Fund                                 Balanced               DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
   Touchstone High Yield Fund                               Fixed Income - Hi      OPCAP ADVISORS, INC.
                                                            Yield
   Touchstone Core Bond Fund                                Fixed Income - Corp    FORT WASHINGTON INVESTMENT ADVISORS, INC.
   Touchstone Money Market Fund                             Money Market
--------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN LIFE INVESTMENT TRUST
--------------------------------------------------------------------------------------------------------------------------------
   Van Kampen LIT Comstock Portfolio - Class II             Large Cap Value        VAN KAMPEN ASSET MANAGEMENT
   Van Kampen LIT Emerging Growth Portfolio - Class II      Large Cap Growth
--------------------------------------------------------------------------------------------------------------------------------
(VAN KAMPEN) THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
   Van Kampen UIF Emerging Markets Equity Portfolio -       International Equity   MORGAN STANLEY INVESTMENT MANAGEMENT INC.,
   Class II                                                                        DBA VAN KAMPEN
--------------------------------------------------------------------------------------------------------------------------------

*The advisor listed for each of the Touchstone Variable Series Trust funds is a sub-advisor to Touchstone Advisors, Inc.

Touchstone Advisors, Inc., Todd Investment Advisors, Inc., and Fort Washington Investment Advisors, Inc. are affiliates of Columbus Life. Touchstone Variable Series Trust is also an affiliate of Columbus Life.

VOTING RIGHTS

Separate Account 1 is entitled to vote the fund shares it holds at any meeting of shareholders of the funds. If you had an interest in a sub-account on the record date for a shareholder vote, we will ask you for voting instructions. We will vote the number of fund shares represented by your interest in the sub-account according to your instructions.

If we do not receive voting instructions from you, we will vote the shares for which you are entitled to provide instructions in the same proportion as the voting instructions received from policy owners who provide instructions. If Columbus Life itself is entitled to vote at the shareholders meeting, it will vote its shares in the same manner.

We may disregard voting instructions to the extent permitted or required by law. If we disregard the voting instructions we receive, we will include a summary of our actions in our next report to you.

FIXED ACCOUNT

The fixed account is an investment option under the policy.

Amounts allocated to the fixed account will earn a fixed rate of interest. We guarantee that this interest rate will never be less than an effective annual rate of at least 3%. We may, but are not required to, credit interest in excess of this rate.

Amounts allocated to the fixed account become part of Columbus Life's general account assets. The general account contains all of Columbus Life's assets other than those in Columbus Life separate accounts. General account assets support Columbus Life's annuity and insurance obligations and are subject to the general liabilities of Columbus Life.

POLICY CHARGES

We assess charges to support the operation of your policy and Separate Account
1. We deduct some charges from your premium payments and others from your account value. When we deduct charges from your account value, we deduct them pro rata from the sub-accounts and fixed account in which your account value is invested unless you have instructed us to deduct these charges from a specific sub-account or the fixed account. The purpose of a charge is explained in the description of each charge below. We pay the state tax charge to the state of your residence. We pay federal taxes due to the Internal Revenue Service. We pay distribution expenses to Touchstone Securities, Inc. and other broker-dealers. We retain charges that pay for administrative expenses to offset our internal and external operating costs associated with the policies. We retain charges that compensate us for risks we assume under the policies.

In addition, the funds pay management fees and expenses, and in some cases distribution fees, which are deducted from fund assets. These charges to the funds are reflected in the daily net asset values of the funds and in the sub-account accumulation unit values. Fund company fees and expenses are described in more detail in the fund prospectuses. Fund distribution fees are paid to Columbus Life and other insurance companies or their distributors.

                                 PREMIUM CHARGES

PREMIUM EXPENSE CHARGE

The premium expense charge partially covers our distribution expenses and federal taxes associated with the policy. We deduct the premium expense charge from each premium payment that we receive from you before we allocate the net premium to your investment options. The amount of the premium expense charge is determined by multiplying the applicable premium expense charge rate(s) by the premium (or proportionate part thereof). When there have been increases in face amount, we allocate a premium payment among the layers of face amount in proportion to the target premium for each layer.

---------------------------------------------------    ------------------------------------------------
       CURRENT PREMIUM EXPENSE CHARGE RATES                 MAXIMUM PREMIUM EXPENSE CHARGE RATES
---------------------------------------------------    ------------------------------------------------
YEARS LAYER        FOR PREMIUM      FOR PREMIUM        YEARS LAYER      FOR PREMIUM       FOR PREMIUM
     OF             RECEIVED       RECEIVED IN A         OF FACE          RECEIVED       RECEIVED IN A
 FACE AMOUNT         IN A          YEAR IN EXCESS      AMOUNT HAS           IN A        YEAR IN EXCESS
 HAS BEEN IN       YEAR UP TO            OF              BEEN IN        YEAR UP TO            OF
    EFFECT       TARGET PREMIUM    TARGET PREMIUM         EFFECT      TARGET PREMIUM   TARGET PREMIUM
     1-12               6.50%            3.25%             1-12              7.50%             4.25%
      13+               2.50%            1.75%             13+               3.50%             2.75%
---------------------------------------------------    ------------------------------------------------

At our option, we may charge rates different than the current rates shown above. However, the premium expense charge rates are guaranteed to be no more than the maximum rates shown above.

STATE TAX CHARGE

The state tax charge covers state taxes on insurance premiums, which are estimated to range from 1.4% to 3.50%. We will deduct the state tax charge from each premium payment that we receive from you before we allocate the net premium to your investment options. The amount of the state tax charge is determined by multiplying the state tax charge rate for your state times the premium.

                             MONTHLY POLICY CHARGES

We deduct monthly policy charges on each monthly anniversary day. A monthly anniversary day is the day we issue the policy and each monthly anniversary of that date. Monthly policy charges are deducted from your account value.

COST OF INSURANCE CHARGE

The cost of insurance charge compensates us for the insurance risk we assume under the base policy. The amount of the cost of insurance charge is determined by multiplying the current cost of insurance charge rate times the net amount at risk for the policy on the monthly anniversary day.

The net amount at risk for the policy is the amount of the death benefit for which we are at risk. The net amount at risk on any monthly anniversary day is equal to:

     (a)  The death benefit plus indebtedness, divided by 1.0024663; minus

     (b) The account value after deduction of monthly policy charges, other than the cost of insurance charge, on that monthly anniversary day.

The maximum guaranteed cost of insurance charge rates depend on the age, sex and risk class of the insured as of the date we issue the policy. The maximum rate is different for each policy year. Generally, the maximum rate increases each year over the life of a policy due to the increasing age of the insured. The maximum rates for your policy are shown in your policy. The maximum monthly rate for any policy is $83.333333 per $1,000 of net amount at risk. We may change these maximum rates if your policy terminates and is later reinstated. We may charge current cost of insurance rates that are less than the maximum rates shown in your policy. Our current rates may be lower for higher face amounts. In addition, your overall cost of insurance charges will be lower if a portion of your death benefit is provided under the Additional Life Rider (also known as Supplemental Coverage Rider or SCR).

PER $1,000 CHARGE

The per $1,000 charge partially compensates us for issuing and distributing the policy. The amount of the per $1,000 charge is determined by multiplying the per $1,000 charge rate times the face amount or increase in face amount. The per $1,000 charge applies for the first twelve policy years. If you request an increase in face amount, a new per $1,000 charge rate will apply to the face increase for twelve years following the increase. If the face amount is increased due to a death benefit option change, or decreased for any reason, we will continue to calculate the per $1,000 charge as if the increase or decrease had not occurred.

The per $1,000 charge rates depend on the age, sex and risk class of the insured as of the date we issue the policy or the date of an increase in face amount. The maximum monthly per $1,000 charge rate we may charge is $1.12501 per $1,000 of initial base policy face amount. The per $1,000 charge rate(s) for your policy will be shown in your policy.

This charge does not apply to additional life rider specified amount.

PER POLICY CHARGE

The per policy charge partially compensates us for administering the policy. The maximum per policy charge is $9.00 per month. The current per policy charge is $7.50 per month. The per policy charge is the same for all policies. At our option, we may change the current per policy charge but we will not charge more than the maximum per policy charge.

MORTALITY AND EXPENSE RISK CHARGE


The mortality and expense risk charge partially compensates us for assuming the mortality risk and the expense risk associated with the policy. We assume a mortality risk that the insured will not live as long as we expect and therefore the amount of the death benefit we pay under the policy will be greater than we expect. We take an expense risk that the costs of issuing and administering the policy will be greater than we expect. The amount of the mortality and expense risk charge is determined by multiplying the current applicable mortality and expense risk charge rate(s) from the table below (expressed as a monthly rate) times the applicable band(s) of variable account value on the monthly anniversary day. The variable account value is the value of your investment in the sub-accounts.

------------ ------------------------ ------------------------------ -------------------------------
POLICY YEAR  VARIABLE ACCOUNT VALUE   CURRENT ANNUAL MORTALITY AND    MAXIMUM ANNUAL MORTALITY AND
                      BAND              EXPENSE RISK CHARGE RATE        EXPENSE RISK CHARGE RATE
  1 - 12           All Amounts                    0.70%                          0.90%
   13 +            0 - $25,000                    0.70%                          0.90%
                $25,001 - $50,000                 0.45%                          0.65%
               $50,001 - $250,000                 0.20%                          0.40%
                   $250,001 +                     0.10%                          0.30%

   21 +            0 - $25,000                    0.50%                          0.90%
                $25,001 - $50,000                 0.25%                          0.65%

               $50,001 - $250,000                 0.00%                          0.40%
                   $250,001 +                     0.00%                          0.30%
------------ ------------------------ ------------------------------ -------------------------------

At our option, we may charge rates different than the current rates shown. However, the mortality and expense risk charge rates are guaranteed to be no more than the maximum rates shown.

RIDER CHARGES

For any optional rider you add to your policy, there will be a cost of insurance charge. The rider charge will be determined on each monthly anniversary day that the charge applies. The rider charge rates will be shown in your policy. See the Rider Benefits section of this prospectus.

                               TRANSACTION CHARGES

SURRENDER CHARGE

The surrender charge partially compensates us for issuing and distributing the policy. During the first 12 policy years a surrender charge will be deducted from your account value if your policy is surrendered in full or terminates when a grace period ends without sufficient premium or loan repayment being paid to keep the policy in force. If you request an increase in face amount, a new surrender charge will apply for twelve years following the increase. Surrender charges vary depending on age and risk class of the insured when the policy is issued or on the date of an increase. Surrender charge amounts are determined when we issue the policy or increase the face amount and do not change even if there are other policy changes, such as decreases.

The maximum surrender charges for any policy (shown as a percentage of initial annual target premium for the base policy) are shown in the table below. The maximum target premium for any policy is $44.50 per $1,000 of face amount.

---------------------------- ----------- ----------- ------------ ----------- ----------- ------------
POLICY YEAR (OR YEAR FROM        1           2            3           4           5            6
DATE OF INCREASE)
---------------------------- ----------- ----------- ------------ ----------- ----------- ------------
MAXIMUM SURRENDER CHARGE
RATE                            90%         90%          90%         90%         90%          89%
---------------------------- ----------- ----------- ------------ ----------- ----------- ------------

---------------------------- ----------- ----------- ------------ ----------- ----------- ------------
POLICY YEAR (OR YEAR FROM        7           8            9           10          11          12
DATE OF INCREASE)
---------------------------- ----------- ----------- ------------ ----------- ----------- ------------
MAXIMUM SURRENDER CHARGE

RATE                            77%         65%          53%         41%        28.75%      13.75%
---------------------------- ----------- ----------- ------------ ----------- ----------- ------------

For older issue ages, the initial surrender charge would be less than 90% of target premium. The surrender charge remains at the initial level during the first five policy years. During policy years six through ten, the surrender charge reduces uniformly each month, reaching 1/3 of its initial value by the end of the tenth policy year. During policy years 11 and 12, it decreases at an accelerated rate and disappears by the end of year 12. A surrender charge applicable to an increase will decrease according to the same schedule. Your policy will show the surrender charge amounts, in dollars, that we would charge if you surrendered your policy in any month during the first 12 policy years or 12 years from an increase in face amount.

This charge does not apply to additional life rider specified amount.

TRANSFER FEE

We charge $10 per transfer for each transfer from a sub-account after the twelfth in a policy year as partial compensation for our administrative costs. We deduct this fee from your account value.

WITHDRAWAL FEE

We charge $50 per withdrawal for each withdrawal after the first in a policy year as partial compensation for our administrative costs. We deduct this fee from your account value.

ADMINISTRATIVE FEE

We may charge an administrative fee of up to $150 to process a request under certain riders that are automatically added to your policy. See the Rider Benefits section of this prospectus.

GENERAL DESCRIPTION OF THE POLICIES

The policy is a flexible premium variable universal life insurance policy. It is nonparticipating, which means it does not pay dividends. The policy is a contract between you (the owner or joint owners) and Columbus Life. The owner has all rights under the policy subject to any assignment and to the rights of an irrevocable beneficiary to consent to a change of beneficiary. If there are joint owners, both joint owners must consent in writing to the exercise of any rights under the policy.

The policy provides life insurance coverage on the life of one insured person (the insured). The death benefit is payable on the insured's death to the person or persons you designate (the beneficiary(ies)).

WHO CAN PURCHASE A POLICY

You can apply for a policy by contacting your insurance agent/financial representative. We will not issue a policy unless the insured meets our underwriting standards. We will also not issue a policy that insures a person who will be over 85 years of age on the date we approve the application.

When we review an application for a policy, we examine certain information bearing on the insurance risk we would undertake in order to provide the requested coverage on the proposed insured's life. Factors bearing on insurance risk include the proposed insured's occupation; avocations; medical history including family medical histories; current health status including height, weight, blood pressure and chronic illness; and other factors such as tobacco usage and driving record. After we evaluate this information, we place the insured in a risk class. The risk classes we currently use are preferred non-tobacco user; preferred tobacco user; standard non-tobacco user; standard tobacco user; and various "substandard" classes involving higher risk. Policy charges that pay for the costs of insurance coverage vary by policy depending on the age, sex and risk class of the insured.

ALLOCATION OF NET PREMIUMS AND TRANSFERS AMONG INVESTMENT OPTIONS

You allocate your net premiums by specifying on your application the percentage of your net premiums you would like to allocate to each investment option. You may change your allocation instructions at any time by notifying us either by telephone or in writing. When we receive a premium payment from you, we allocate the net premium based on the most recent allocation instructions we have received from you.

After the initial premium has been allocated, or after your free look period, if later, you can transfer your account value among the sub-accounts or from the sub-accounts to the fixed account up to 12 times per policy year without charge. Each transfer must be at least $250 or the total value of the sub-account, if less than $250. We will charge you $10 for each additional transfer either among the sub-accounts or from the sub-accounts to the fixed account. You are also permitted to make 1 transfer from the fixed account per policy year. There is no charge for this transfer. The minimum transfer from the fixed account is $250. In the first 4 policy years, you cannot transfer more than 25% of your interest in the fixed account in a policy year.

The above transfer rules do not apply to dollar cost averaging transfers, automatic rebalancing transfers, or automatic transfers from the sub-accounts to satisfy the Extended No-Lapse Guarantee Rider premium test. All transfers requested on the same day will be considered a single transfer for purposes of these rules and transfer fees.

The rules below determine the valuation date on which we process a transaction. (Transactions are always processed at the accumulation unit value determined on the night of the valuation date on which we process the transaction, i.e., the "next-determined value". See the Valuation of the Sub-Accounts section of this prospectus for information about valuation.)

     - If we receive your premium payment or transfer instructions in good order on a valuation date before the close of regular trading on the New York Stock Exchange (typically 4:00 p.m. Eastern Time), we will process the transaction on that valuation date.

     -    If not, we will process the transaction on the next valuation date.

     - Your initial premium payment will be allocated to a money market sub-account on the date we issue the policy (or the date we have received the initial premium and any required amendments to the application). It will be allocated to the investment options you select 15 days after the date it was allocated to a money market sub-account.

In addition, we reserve the right to deposit premium in a money market sub-account for the duration of the free look period if such period exceeds 15 days.

The minimum allocation or transfer to a single investment option is 1% of the amount allocated or transferred. All allocations or transfers to a single investment option must be in whole percentages.

If we accept premium payments for you from an employer or an employer plan, we will apply the premium to your policy according to our allocation rules as of the date we receive it in our office from your employer or employer plan.

MARKET TIMING


Frequent transfers among sub-accounts ("market timing") can disrupt an underlying fund's ability to process transactions. This may disadvantage other policy owners because the underlying funds may incur increased transaction costs that are passed on to other policy owners. Accordingly, Columbus Life has a policy in place with respect to market timing transfers among sub-accounts ("market timing"). Columbus Life will refuse to honor a transfer request made by any means other than ordinary U.S. mail that would result in a transfer into or out of any international or high yield sub-account of the Separate Account within five (5) business days of an opposite requested transfer or automatic rebalancing transfer into or out of the same sub-account. There are no exceptions to this policy. Currently, the Separate Account offers the following international and high yield sub-accounts:

          o    Templeton Foreign Securities Fund
          o    Templeton Growth Securities Fund
          o    Janus Aspen Worldwide Growth Portfolio
          o    Oppenheimer International Growth Fund/VA
          o    Putnam International Equity Fund
          o    Touchstone High Yield Fund
          o    Van Kampen UIF Emerging Markets Equity Portfolio



Columbus Life believes this is an appropriate market timing policy for the Separate Account in light of contractual restrictions on free transfers (see the Transfers section of this prospectus) and historical transfer activity within the Separate Account. However, Columbus Life's policy may not be effective in deterring all market timers. Specifically, Columbus Life has not adopted a market timing policy for funds that are not international or high yield funds. As a result, market timing could occur in these funds and other policy owners could suffer the effects of market timing. Columbus Life reserves the right to modify its market timing policy on a prospective basis in the event transfer activity within the Separate Account reveals abusive practices that are not prohibited under the current policy.

In addition to the above policy, a policy owner may be considered to be engaged in market timing if an underlying fund detects activity that it deems to be market timing under its own policies and procedures that can be traced back to an individual policy owner. If the underlying fund were to refuse a net trade made by the Separate Account due to an order placed by the individual policy owner, the Separate Account could be required to remove the market timing trade from the net trade and reject the market timing trade. The market timing trade will be canceled and the policy owner will be required to place another order on a subsequent business day (as permitted under Columbus Life's market timing policy) in order to complete the trade.


If a policy owner is found to be engaged in market timing, the Separate Account may, in addition to rejecting a particular transfer, revoke a policy owner's ability to make transfer requests by telephone, fax, or any other electronic means.

DOLLAR COST AVERAGING PROGRAM

Dollar cost averaging is a method of investing equal amounts of money at regular intervals by transferring amounts at regular intervals from a sub-account we designate, or from the fixed account, to the sub-accounts you select. Dollar cost averaging allows you to purchase more when prices are low and less when prices are high because you will be investing during both up and down markets. You should also consider your financial ability to maintain a consistent level of investment over time.

You may instruct us to make regular transfers of:

          -    A specific dollar amount
          - A specific percentage of the source account (or a pro rata portion until source of funds is depleted)
          -    Earnings in the source account

You select the number (or duration), frequency and timing of your transfers, subject to the following rules:

          - Dollar cost averaging transfers must continue for at least 12 months;
          -    Each transfer must be at least $100; and
          - The allocation to each sub-account must be at least 1% of the transfer amount.

We currently do not charge a fee for this service. However, we may charge a fee in the future for dollar cost averaging transfers.

Dollar cost averaging transfers will stop if we complete the number of transfers you requested, you ask us to stop after using the program for 12 months, you do not have enough money in your account to complete the transfer, or we discontinue the program, where permitted by law. If we discontinue the program, we will complete the transfers you previously requested.

AUTOMATIC REBALANCING PROGRAM

Automatic rebalancing of assets among sub-accounts and the fixed account maintains your desired asset allocation by resetting the account balances to your desired allocations on a quarterly, semi-annual or annual basis. This discipline has the effect of transferring money from accounts that have earned more to those that have not performed as well, thus "buying lower, selling higher," and ensures that your overall allocation remains consistent with your personal investment strategy. Automatic rebalancing may not be available if dollar cost averaging is in place.

We currently do not charge a fee for this service. However, we may charge a fee in the future for automatic rebalancing transfers.

RIDER BENEFITS

Certain riders are automatically issued with your policy, subject to certain issue age limits and underwriting requirements. There is no additional cost of insurance charge for these riders. These riders are:

     o The ACCELERATED DEATH BENEFIT RIDER, or the ACCELERATED DEATH BENEFIT PLUS RIDER, if approved in your state. This rider gives you access to a portion of the death benefit of the policy in the form of an advance after the insured has been diagnosed with a terminal illness, or under the Accelerated Death Benefit Plus Rider, after the insured has been diagnosed with a terminal illness or critical illness, or has been confined to a nursing home. Specific rider terms and conditions apply, and may vary by state. Interest will be charged on the amount of the advance, and we may charge an administrative fee not to exceed $150 per advance to process an advance.

     o The CHANGE OF INSURED RIDER, for business-owned policies. This rider permits the business owner to apply to replace the insured under the policy with a new insured. A change of insured is subject to underwriting requirements. A change of insured will be treated as a surrender in full of the policy for tax purposes, which may result in taxable income.

There are a number of optional insurance benefits that may be available to you by rider for an additional cost. The availability of these riders may be limited by issue age and underwriting requirements. These riders are:

     o The ADDITIONAL LIFE RIDER (ALSO KNOWN AS SUPPLEMENTAL COVERAGE RIDER OR SCR). This rider provides additional permanent insurance coverage (the "additional life rider face amount") on the life of the insured, at a lower cost than the coverage provided under the base policy. The additional life rider face amount will be added to the face amount of the base policy in determining the death benefit for any reason other than for the acceleration of the death benefit. The coverage under this rider will be included in the net amount at risk for the policy and will be charged a monthly cost of insurance charge. The current monthly cost of insurance charge rates for the portion of the net amount at risk that is attributable to this rider will usually be lower than the current monthly cost of insurance charge rates we charge for the base policy coverage. (We guarantee the rates will never exceed the guaranteed maximum monthly cost of insurance charge rates shown in your policy.)

     o The EXTENDED NO-LAPSE GUARANTEE RIDER. This rider provides a no-lapse guarantee that begins when the term no-lapse guarantee provision under the policy ends. You select a guarantee period that ends either 1) on the day before the policy anniversary on which the insured is age 100, or 2) on the earlier of the 30th policy anniversary, or the day before the policy anniversary on which the insured is age 75. This no-lapse guarantee will have a different minimum monthly premium than the term no-lapse guarantee under the policy. When we begin testing under this rider, the minimum premium test will apply from the date we issued the policy, and only amounts allocated to the fixed account plus certain policy charges ("Qualifying NLG Amounts") count toward the premium test. In applying the premium test, we compare the sum of the minimum monthly premiums that should have been paid, accrued at 5.5% interest from the date each payment was due, to the sum of Qualifying NLG Amounts paid, less any withdrawals from the fixed account (including withdrawal fees) and less any amounts transferred out of the fixed account, accrued at 5.5% interest. Qualifying NLG Amounts are:

               (1)  net premium allocated to the fixed account;

               (2) amounts transferred from the sub-accounts to the fixed account;

               (3) the sum of all premium expense charges and all state tax charges deducted from premiums paid; and

               (4) the sum of all monthly policy charges deducted from the variable account value.

      You may make an election in the application for the policy to automatically transfer sufficient value from the variable account to the fixed account on each monthly anniversary day to assure the no-lapse guarantee premium test is satisfied on each monthly anniversary day. You may also make an election to start these automatic transfers any time after the policy date. If you elect to start automatic transfers after the policy date and you need to "catch up" your Qualifying NLG Amounts, the amount of the first transfer following the election could be significantly greater than the monthly extended no-lapse guarantee premium for your policy.

      You may have to pay more premium to meet the rider no-lapse guarantee minimum premium test than to meet the term no-lapse guarantee minimum premium test under the policy. The monthly cost for this rider will be $0.01 per $1,000 of face amount (plus any additional life rider face amount), due on each monthly anniversary day beginning when the term no-lapse guarantee under the policy ends and continuing to the expiration of the rider no-lapse guarantee period.

     o The EXTENDED MATURITY BENEFIT PLUS RIDER. This rider replaces the extended coverage provision in the policy. If the policy is in force, and not in a grace period, on the policy anniversary on which the insured is age 100, the policy will continue and the amount of the death benefit will be equal to death benefit option 2. If you had selected death benefit option 1, we will not change the face amount when we change the death benefit to option 2. The other restrictions described in the Extended Coverage Period section of this prospectus apply during the extended coverage period under the rider. The charge for this rider is due on each monthly anniversary day, or if you choose, on each monthly anniversary day beginning with the policy anniversary on which the insured is age 80. If you defer the costs you will generally pay a higher monthly charge. The maximum monthly cost for the rider is $0.3885 per $1,000 of face amount (plus any additional life rider face amount).



     o The ENHANCED CASH VALUE RIDER. This rider provides enhanced cash values in the first four policy years by reducing the base policy surrender charges in those years. The lower surrender charges apply only to the initial specified amount. Regular base policy surrender charges would apply to any increase. The benefit of this rider is an accounting benefit for business owned policies that are permitted to deduct premium only to the extent of the policy's cash value. The charge for this rider is due on each monthly anniversary day during the first policy year. The maximum monthly cost for the rider is $0.43 per $1,000 of base policy face amount. If the rider is in place, the maximum surrender charges for the initial face amount for the first four policy years (shown as a percentage of initial annual target premium for the base policy) are shown in the table below. The maximum target premium for any policy is $44.50 per $1,000 of face amount.


---------------------------- ----------- ----------- ------------ -----------
POLICY YEAR                      1           2            3           4
---------------------------- ----------- ----------- ------------ -----------
MAXIMUM SURRENDER CHARGE
RATE                             0%        22.5%         45%        77.5%
---------------------------- ----------- ----------- ------------ -----------

     o The OTHER INSURED RIDER. This rider allows you to purchase term insurance on the life of an other insured for a cost of insurance charge that depends on the age, sex and risk class of the other insured on the date the coverage is purchased. Multiple other insureds may be covered under the rider. Other insured coverage terminates on the day before the policy anniversary on which the other insured is age 95. The rider includes a conversion privilege that is exercisable up to the earliest of: 1) the day before the policy anniversary on which the other insured is age 85; 2) 60 days after the death of the insured under the policy; or 3) 60 days after the policy anniversary on which the insured is age 100. This rider has a target premium associated with it. The maximum monthly cost of insurance charge rate is $31.56 per $1,000 of the other insured benefit amount for a standard male tobacco user. The rate would be higher for a substandard rating.

     o The ACCIDENTAL DEATH BENEFIT RIDER. This rider provides additional death benefit coverage if death of the insured is by accidental means. The accidental death benefit coverage is doubled if death occurs while the insured is a passenger on a public conveyance or on a school bus. In most states, the accidental death benefit is doubled if the accidental death of the insured is directly caused by an intoxicated driver's operation of a vehicle in which the insured is not a passenger. In most states, no accidental death benefit is payable if the insured's death results from his or her own actions (including operation of a vehicle) while intoxicated. Coverage expires on the policy anniversary on which the insured is age 70. The maximum monthly cost of insurance charge rate is $0.21 per $1,000 of accidental death benefit amount.

     o The CHILDREN'S TERM RIDER. This rider provides term life insurance coverage for eligible children age 15 days to 17 years old. Coverage expires when a child reaches age 23. The rider terminates on the policy anniversary on which the insured is (or would have been) age
          65. If the insured dies before the rider terminates, the children's coverage will be paid-up to the expiration date for each insured child. Coverage may be converted to permanent life insurance any time prior to a child's 23rd birthday. The maximum monthly cost of insurance charge rate is $0.47 per $1,000 of children's term benefit amount per family, regardless of the ages or number of children.

     o The DISABILITY CREDIT RIDER. This rider allows an insured to specify a premium amount to be credited to the policy by us in the event of the insured's disability. The credit amount must be within the term no-lapse guarantee minimum annual premium and the maximum annual premium allowed under the federal tax definition of "life insurance." Disability must occur prior to age 60. 1/12 of the annual credit amount will be credited to the policy after the insured has been disabled for six months, and for as long as the insured remains alive and disabled, up to the policy anniversary on which the insured is age
          100. Credit amounts are subject to premium charges. If there are policy changes that change the term no-lapse guarantee minimum annual premium or the maximum annual premium allowed under the federal tax definition of "life insurance", we will adjust the credit amount so that it remains within the minimum and maximum allowable credit amount. The maximum monthly cost of insurance charge rate is $14.90 per $1,000 of the annual credit amount.

     o The INSURED INSURABILITY RIDER. This rider provides a guaranteed right to increase the face amount of insurance regardless of health. Option ages are 25, 28, 31, 34, 37, and 40. Alternate option dates are available for 90 days after marriage, birth or a child or legal adoption of a child. If an alternate option date is elected, the next regular option date is forfeited. The maximum monthly cost of insurance charge rate is $0.20 per $1,000 of insured insurability option amount.

Riders may not be available in all states and may be subject to age or other issue limitations. Please consult with your insurance agent/registered representative.

CONVERSION

In most states, you may convert the policy to a fixed policy within the first two policy years, or within 60 days of the later of notification of a change in the investment policy of Separate Account 1 or the effective date of such change. In most states, we will transfer all of your variable account value into the fixed account at no charge, and the sub-accounts will no longer be available as investment options. Policy charges will continue to apply. In some states we will convert your policy to a different fixed benefit whole or universal life product offered by us or one of our affiliates.

POLICY CHANGES

We may make changes to the policy, without prior approvals, in certain circumstances in order to comply with changes in the law. In some states, you have the right to accept or reject certain types of changes. We will notify you of any changes we make to the policy. This notice may be provided in the form of an amended prospectus.

We may adjust policy values and/or proceeds, without prior approval, if we discover there has been a misstatement in age or sex that resulted in us charging incorrect policy charges.

Separate Account 1 is currently operated as a unit investment trust. We may operate Separate Account 1 as a management investment company or any other form permitted by law. We may also deregister Separate Account 1 if registration with the SEC is no longer required. We will obtain the approval of the SEC if required.

If applicable rules and regulations change and permit us to vote the shares of a fund directly, we may cease asking policy owners for voting instructions. We may also change the manner in which we calculate the number of shares for which you can provide voting instructions if the applicable rules and regulations change, or if our interpretation thereof changes.

We may add, delete or combine sub-accounts. We may also substitute a new fund or similar investment option for the fund in which a sub-account invests. A deletion or substitution of a fund may be triggered by unsatisfactory investment performance, a change in laws or regulations, a change in a fund's investment strategies or restrictions, a change in the availability of the fund for investment, or any other reason. Before any substitution, we will obtain any required approvals, including approval from the SEC or from policy owners.

We may impose additional tax charges against the sub-account accumulation unit values if additional federal, state or local taxes are imposed on Separate Account 1 or on the policy due to a change in tax laws or regulations.

ASSIGNMENT OF POLICY

You may assign your policy. We will not be bound by an assignment until we receive and record written notice of the assignment at the Columbus Life Variable Service Center, P.O. Box 2850, Cincinnati, Ohio 45201-2850. Your rights and the rights of your beneficiary will be affected by an assignment. We are not responsible for the validity or any tax consequences of an assignment.

CONTESTABILITY

We may contest the validity of coverage under a policy, based on information provided in an application, within two years of the date the coverage became effective. In some states, we may be able to contest, at any time, the validity of a policy for fraud. We can deny a claim made under a policy if the terms and conditions of the policy are not satisfied.

PREMIUMS

PREMIUM PAYMENTS

Your initial premium payment must equal at least the minimum monthly premium for the term no-lapse guarantee. See the Term No-Lapse Guarantee Premium section of this prospectus. Thereafter, you can vary the amount and frequency of your premium payments. However, if you do not pay enough premium to cover the monthly policy charges or, during a no-lapse guarantee period, to meet the no-lapse guarantee premium test, your policy will lapse after the applicable grace period ends. See the Lapse and Reinstatement section of this prospectus.

The minimum amount of any premium payment we will accept is $50 unless you make premium payments through an automatic payment plan. If you make payments through an automatic payment plan, we will accept amounts less than $50. There is no maximum premium payment except that we reserve the right to reject any premium payment if, in our opinion, accepting the payment would mean the policy would not qualify as life insurance under federal tax laws.

You may give the initial premium payment to your insurance agent/financial representative. You should send subsequent premium payments to the Columbus Life Variable Service Center, P.O. Box 2850, Cincinnati, Ohio 45201-2850. As an alternative to mailing payments, we currently offer the following automatic payment plans:

     - Pre-authorized checking or savings account deductions (monthly, quarterly, semi-annually, annually)
     - In some circumstances, employer or employer plan payments (weekly, bi-weekly, monthly)

If you set up an automatic payment plan, you may terminate it at any time. If you set up a pre-authorized checking or savings account payment plan, we require two days notice to change the amount or the timing of the deduction. If payments are made by an employer or employee plan, any changes to the payment plan must be made through the employer.

PLANNED PREMIUM

Planned premium is what you tell us you plan to pay. You may change the amount of your planned premium at any time. If you have not set up an automatic payment plan, we will send you statements indicating when a planned premium payment is due. Your insurance agent/financial representative will provide you with an illustration showing the hypothetical effect of making planned premium payments at various hypothetical levels of sub-account performance. Generally, you would continue to make planned premium payments until the policy anniversary the insured is 100 years of age or until the insured dies, if earlier. It is more likely that your policy will stay in force if you continue to make the planned premium payments, but paying planned premiums does not guarantee that your policy will not lapse. The amount you may need to pay to keep the policy in force may be higher than the planned premium.

NET PREMIUM

Net premium is the amount of the premium you pay less the premium expense charge and state tax charge. The net premium is the amount that will be allocated to the investment options.

TARGET PREMIUM

Target premium is a level of premium we use to determine certain charges (or maximum charges) under a policy. Target premium is independent of the amount of premium you pay or plan to pay under a policy. The target premium depends on the age, sex and risk class of the insured on the date the policy is issued. Certain riders may also have a target premium associated with them, which will be included in the total target premium for the policy. If you add or remove rider coverage, target premium will increase or decrease if the rider has a target premium associated with it. If you increase or decrease the face amount of the policy, the target premium will increase or decrease in proportion to the increase or decrease in coverage. The target premium will be shown in your policy.

TERM NO-LAPSE GUARANTEE PREMIUM

If you pay the minimum monthly premium for the term no-lapse guarantee on time, we guarantee your policy will not lapse until the fifth policy anniversary. If you do not pay the minimum premiums on time, the amount needed to prevent the policy from lapsing will be the minimum monthly premium that should have been paid with interest accrued at 5.5%. We will deduct withdrawals and indebtedness from your premium payments to determine if you have met the minimum premium test or not.

Payment of the minimum monthly premium does not guarantee that your policy will have a positive net cash surrender value after the guarantee period ends. You may need to make significant additional premium payments in order to keep your policy in force after the term no-lapse guarantee ends.

The amount of the term no-lapse guarantee premium depends on the insured's age, sex and risk class, and the amount of insurance coverage. We determine this minimum premium when we issue the policy, and redetermine it when you add or remove optional rider coverage, or when the face amount increases or decreases. If we increase or decrease the minimum premium, the new minimum premium applies from the redetermination date forward. The minimum premium will be shown in your policy.

DEATH BENEFIT

DEATH BENEFIT

The minimum death benefit under any policy is the greater of:

     1)   the face amount of the policy; or
     2)   the account value multiplied by the applicable death benefit factor.

The death benefit payable under your policy depends on the death benefit option you select. Option 1 is the same as the minimum death benefit described above. Option 2 is the greater of:

     1)   the face amount of the policy plus the account value; or
     2)   the account value multiplied by the applicable death benefit factor.

The account value multiplied by the applicable death benefit factor is the "corridor", or minimum, death benefit required by federal tax law. See the Table Of Death Benefit Factors And Example Of Death Benefit Calculation section of this prospectus.

The amount of the death benefit is determined as of the date of the insured's death. Any indebtedness outstanding as of the insured's date of death will be deducted from the death benefit amounts described above. The death benefit will be paid when we have received proof of the death of the insured, and proof of the interest of the claimant, satisfactory to us.

The face amount is a fixed amount of death benefit you select, subject to a minimum face amount of $100,000.

The option 1 or option 2 death benefit is in effect only until the policy anniversary the insured is age 100. After that date, the policy is continued under the extended coverage benefit. See the Extended Coverage Period section of this prospectus.

The investment performance of the sub-accounts as well as the level of policy charges deducted from your policy will affect the value of the corridor death benefit and the value of the option 2 death benefit. Higher investment performance will mean a higher account value and therefore a higher corridor death benefit and a higher option 2 death benefit. Higher levels of policy charges will reduce your account value. A lower account value will reduce these death benefit values.

The amount of the death benefit will be higher if you choose option 2 than if you choose option 1. However, your monthly cost of insurance charges will be higher if you choose option 2 because our net amount at risk will be higher. This means your account value will be less than if you had chosen option 1.

TABLE OF DEATH BENEFIT FACTORS AND EXAMPLE OF DEATH BENEFIT CALCULATION

Federal tax law requires that the death benefit under a life insurance policy be no less than a "corridor" amount. The corridor amount is the account value multiplied by the applicable factor from the table below. Death benefit factors depend on the insured's age as of the date of death.

 INSURED'S AGE LAST      DEATH BENEFIT       INSURED'S AGE LAST    DEATH BENEFIT
 POLICY ANNIVERSARY         FACTOR           POLICY ANNIVERSARY        FACTOR
    1 through 40             2.50                    61                 1.28
         41                  2.43                    62                 1.26
         42                  2.36                    63                 1.24
         43                  2.29                    64                 1.22
         44                  2.22                    65                 1.20
         45                  2.15                    66                 1.19
         46                  2.09                    67                 1.18
         47                  2.03                    68                 1.17
         48                  1.97                    69                 1.16
         49                  1.91                    70                 1.15
         50                  1.85                    71                 1.13
         51                  1.78                    72                 1.11
         52                  1.71                    73                 1.09
         53                  1.64                    74                 1.07
         54                  1.57               75 through 90           1.05
         55                  1.50                    91                 1.04
         56                  1.46                    92                 1.03
         57                  1.42                    93                 1.02
         58                  1.38                    94                 1.01
         59                  1.34               95 or higher            1.00
         60                  1.30

Following is an example of how we calculate the death benefit.

                  OPTION 1                                     OPTION 2
                  --------                                     --------

     Facts:

     o The insured's age is less than 40 years old as of the date of death (applicable death benefit factor = 2.50).

     o    Policy's face amount is $250,000.

     o    There have been no loans taken against the policy.

     o    The account value is $125,000.

Under option 1, the death benefit would be    Under option 2, the death benefit would
the greater of $250,000 and $312,500          be the greater of $375,000 ($250,000 plus
($125,000 multiplied by 2.50).                $125,000) and $312,500 ($125,000
                                              multiplied by 2.50).
Therefore, the death benefit would be
$312,500.                                     Therefore, the death benefit would be
                                              $375,000.

SUICIDE EXCLUSION

If death of the insured occurs within two years of the date we issue the policy (or date of reinstatement in most states) as a result of suicide, we will pay only a limited benefit equal to the premium payments paid less any indebtedness and any withdrawals (including withdrawal fees), and less the monthly costs of insurance on persons other than the insured ever covered by rider. We will pay you the net cash surrender value if it is greater.

AVIATION EXCLUSION

If your policy is modified by an aviation exclusion rider, the death benefit and any death benefit payable by rider, may be reduced if death results from an aviation accident. An aviation exclusion rider may be required for certain underwriting classes.

EFFECTIVE DATE OF COVERAGE AND TEMPORARY INSURANCE

If we approve your application, the insurance coverage provided by your policy will be effective when you have received the policy, signed any applicable amendments to the application, and paid the required minimum initial premium while the insured is alive and in the same health as indicated in the application. If we do not approve your application, we will notify you and return any premium you have paid.

You may be eligible for temporary insurance coverage between the date of your application and the effective date of your policy if you pay the required minimum initial premium with the application and meet certain underwriting standards. The amount of temporary insurance coverage is subject to a maximum of $500,000. Such coverage will remain in effect for a maximum of 90 days and is subject to other restrictions. The temporary insurance agreement is included in the application form.

CHANGES TO COVERAGE

You may apply for an increase in face amount at any time. The minimum increase is $25,000. We will require evidence of insurability before we will approve an increase.

You can request a decrease in the face amount of your policy at any time after the first policy anniversary. You cannot decrease the face amount below $100,000. The minimum amount of any decrease is $25,000. Your monthly cost of insurance charges will be lower immediately following a decrease because our net amount at risk will be lower.

If you have additional life rider coverage, any requested increase or decrease will be allocated proportionately between the base policy face amount and additional life rider face amount. For decreases, you may eliminate additional life rider face amount only after the base policy face amount has been reduced to $100,000.

After the first policy year, you may change the death benefit option. We must approve any change in your death benefit option. Changes in your death benefit option will be effective on the first monthly anniversary day after we approve your request. If you change from option 1 to option 2, we will reduce the face amount by the amount, if any, needed to keep the death benefit the same both before and after the change. We will not allow this change if it causes the new face amount to fall below $100,000. Your monthly cost of insurance charges will tend to be higher over the life of the policy if you change to option 2 because our net amount at risk will be higher.

If you change from option 2 to option 1, we will increase the face amount by the amount, if any, needed to keep the death benefit the same both before and after the change. Your monthly cost of insurance charges will tend to be lower over the life of the policy if you change to option 1 because our net amount at risk will be lower.

EXTENDED COVERAGE PERIOD

If the policy is in force, and not in a grace period, on the policy anniversary on which the insured is age 100, the policy will continue under the extended coverage provision. We will permanently transfer all of your variable account value into the fixed account. We will set the interest rate on any outstanding loans equal to the interest rate we pay on loan collateral. We will not accept further premium or allow further loans, and we will not deduct further policy charges. The death benefit will be revised to equal the greater of the face amount and the cash surrender value, less any indebtedness, or, if your policy includes an extended maturity benefit rider, the death benefit will be revised to equal the amount indicated in the rider. You may make withdrawals or surrender the policy in full at any time during the extended coverage period. Partial withdrawals may reduce the death benefit.

PAYMENT OPTIONS

We will pay the death benefit in a lump sum or under an income plan you or the beneficiary selects. If neither you nor the beneficiary selects an income plan, we will make a lump-sum payment of the proceeds. We typically make this lump-sum payment to a special account maintained by us. We provide the beneficiary with a checkbook to access these funds from that special account.

If you or the beneficiary select an income plan, we will send you a separate written agreement putting the plan into effect. The following income plans are available in addition to other plans we may make available in the future or upon request:

         INCOME PLAN 1 Payments for Fixed Period - we make monthly payments for a fixed number of years.

         INCOME PLAN 2 Payments for Life--Guaranteed Period - we make monthly payments for a guaranteed period or the life of the payee, whichever is longer.

         INCOME PLAN 3 Payments of a Fixed Amount - we make monthly payments of a fixed amount until an amount equal to the proceeds plus accrued interest has been paid.

         INCOME PLAN 4 Life Annuity--No Guaranteed Period - we make monthly payments for the life of the payee.

         INCOME PLAN 5        Joint and Survivor - we make monthly payments as
                              long as one of two payees is alive.

Minimum guaranteed payments under any of these income plans are calculated with a minimum effective annual interest rate of 1.5%. In addition, minimum guaranteed payments under life income plans are based on the Annuity 2000 Table, with Projection Scale G, adjusted for age last birthday. Payments under an income plan do not vary with the investment experience of the sub-accounts.

While the insured is alive, you may select an income plan under which we will pay the death benefit of your policy. If the insured dies and you have not selected an income plan, the beneficiary may select an income plan. If you select an income plan before the insured's death, the beneficiary may not change the income plan after the insured's death.

The income plan selected and the time when the income plan is selected can affect the tax consequences to you or the beneficiary. You should consult your tax advisor before selecting an income plan.

POLICY VALUES AND VALUATION

ACCOUNT VALUE

The policy's account value is a cash value that you may withdraw, or borrow against, subject to certain limits and to the charges described in this prospectus. The account value is the sum of your interest in the sub-accounts, the fixed account and the loan account at any time. The account value varies with the investment experience of the sub-accounts. There is no guaranteed minimum account value.

NET CASH SURRENDER VALUE

The net cash surrender value is the account value less any outstanding indebtedness and less any surrender charge that would apply on a full surrender or termination of your policy.

VALUATION OF THE SUB-ACCOUNTS

The value of your interest in a sub-account is measured in accumulation units. An accumulation unit is an accounting unit of measure. It is similar to a share of a mutual fund. The value of an accumulation unit ("accumulation unit value") varies from day to day depending on the investment performance (and expenses) of the fund in which the sub-account is invested.

The accumulation unit value of each sub-account is calculated at the end of each valuation date. A valuation date is any day the New York Stock Exchange is open for business. The value of an accumulation unit at the close of any valuation date is determined for each sub-account by multiplying the accumulation unit value of the sub-account at the close of the immediately preceding valuation date by the "net investment factor" (described below). Depending upon investment performance of the underlying fund in which the sub-account is invested, the accumulation unit value may increase or decrease.

The net investment factor for each sub-account for any valuation date is determined by dividing (a) by (b), where:

         (a) equals:       (1) the net asset value per share of the underlying
                           fund at the end of the current valuation date, plus

                           (2) the per share amount of any dividend or capital gain distribution made by the underlying fund on shares held in the sub-account if the "ex-dividend" date occurred between the end of the immediately preceding valuation date and the end of the current valuation date, plus or minus

                           (3) a per share charge or credit for any taxes incurred, which are determined by Columbus Life to have resulted from the investment operations of the sub-account between the end of the immediately preceding valuation date and the end of the current valuation date;

         (b) is the net asset value per share of the underlying fund determined at the end of the immediately preceding valuation date.

When you allocate net premium or transfer amounts to a sub-account, your account value is credited with accumulation units. Other transactions, such as withdrawals and payments of monthly policy charges, will decrease the number of accumulation units. The number of accumulation units added to or subtracted from your account value is calculated by dividing the dollar amount of the transaction by the accumulation unit value for the sub-account at the close of trading on the valuation date when we process the transaction.

SURRENDER AND PARTIAL WITHDRAWALS

SURRENDER

You may surrender your policy and withdraw all of your net cash surrender value. We assess a surrender charge if you surrender your policy in full during the first 12 policy years or during the first twelve years following an increase in face amount. A full surrender will terminate your policy. A full surrender of your policy may have tax consequences.

PARTIAL WITHDRAWALS

At any time after the first policy year, you can withdraw part of your net cash surrender value less any applicable withdrawal fees. We charge a fee of $50 for each withdrawal after the first in a policy year. Each withdrawal must be at least $500.

Withdrawals and related fees will reduce your account value. We deduct the amount withdrawn (and any applicable withdrawal fee) on a pro-rata basis from each of your investment options. No withdrawal may be made that would reduce your net cash surrender value below $250.

Except when your death benefit is death benefit option 2, a withdrawal may also reduce the face amount of your policy. (If a withdrawal would cause the difference between the death benefit and the account value to increase after the withdrawal, our net amount at risk would increase. To offset this increase, we will decrease the face amount by the amount needed to keep that difference the same.) No withdrawal can reduce the face amount of your policy below $100,000.

A withdrawal may have tax consequences. See the Taxes section of this prospectus.

CANCELING THE POLICY WITHOUT PENALTY

In most states, you may cancel the policy within 30 days after you receive it. If you cancel your policy during this free look period, we will refund to you all premiums allocated to the fixed account, all charges we deducted from your policy, and the current value of premiums you allocated to the sub-accounts calculated on the day we receive your notice of cancellation. In some states, if you wish to cancel the policy, you must return it to us within 10 days and we will refund all premiums you paid.

To cancel your policy, you must return it either to us at the Columbus Life Variable Service Center, P.O. Box 2850, Cincinnati, Ohio 45201-2850, or to one of our agents, within the free look period.

After the free look period ends, you can surrender the policy for its net cash surrender value by notifying us in writing, but you cannot cancel the policy without incurring any charges.

DELAY IN PAYMENT

We will generally send payments and loan proceeds to you within 7 days of the date we process your surrender, withdrawal or loan request. We may delay payments from a sub-account for any of the following reasons:

     - You have made a premium payment by check that has not cleared the banking system.
     - The New York Stock Exchange is closed on a day that it normally would be open.
     - The Securities and Exchange Commission has determined that trading on the New York Stock Exchange is restricted.
     - The Securities and Exchange Commission has determined that, because of an emergency, it is not reasonably practicable for the sub-accounts to sell securities or to fairly determine the value of their investments.
     - The Securities and Exchange Commission permits us to postpone payments from the sub-accounts for your protection.

We may delay transfers from the sub-accounts for the same reasons.

We reserve the right to delay payments or transfers from the fixed account for up to 6 months or a shorter period if required by state law. We do not expect to delay payments from the fixed account and we will notify you if there will be a delay.

LOANS

You can borrow money from us by using your policy as the sole collateral for the loan. The most you can borrow against your policy is 90% of your net cash surrender value, less an amount equal to the monthly policy charges for the next two months.

If you borrow money, we will transfer an amount equal to the amount of the loan from each of your investment options on a pro-rata basis to your loan account. Your loan account holds the collateral for your loan. Because the amounts transferred to the loan account do not participate in the experience of the sub-accounts or the fixed account, a loan can have a negative effect on both the policy's account value and death benefit, whether or not the loan is repaid.

We pay interest on your loan account. The minimum interest we pay is 3% annually.

We charge interest on the amounts you borrow at a maximum loan interest rate of 4% annually. The loan interest rate is fixed for the life of the loan. Interest is due on each policy anniversary and on the date the loan is repaid. If you do not pay the interest when it is due, we will treat it as an additional loan.

You can repay all or part of your loan at any time while the insured is living. When you make a payment toward the principal amount of your loan, we transfer the amount of the loan payment from your loan account back to your investment options on a pro-rata basis according to your allocation instructions at that time. You must specifically designate a payment as a loan repayment or we will treat it as an additional premium payment instead.

If you do not repay the loan before the insured dies, we will deduct the outstanding loan amount ("indebtedness") when determining your death benefit. If you do not repay the loan before you surrender your policy, we will deduct the indebtedness to determine the net cash surrender value proceeds.

If the indebtedness causes your net cash surrender value to become negative, we can terminate your policy. We will tell you that we intend to terminate your policy by mailing a notice to you at least 61 days before we terminate your policy. The notice will tell you the minimum amount of loan repayment that you must pay to keep your policy in force. We will mail the notice to your address as shown on our records. If our records indicate that someone holds your policy as collateral, we will also mail a copy of the notice to that person's address as shown on our records.

Note that if a policy is surrendered or lapses with outstanding indebtedness, the indebtedness will be deemed to be a distribution subject to ordinary income tax.

LAPSE AND REINSTATEMENT

If your net cash surrender value on a monthly anniversary day is not sufficient to pay the monthly policy charges for the current month, and your policy does not meet the minimum premium test under the no-lapse guarantee (during the no-lapse guarantee period) your policy will enter a grace period. A grace period is a 61-day period that starts on the day after we mail you a notice. We will mail grace period notices to you at your address as shown on our records. We also mail these notices to anyone holding your policy as collateral as shown on our records at the collateral holder's address as shown on our records. The notice will tell you the amount of premium you need to pay to keep the policy in force. The amount will be the lesser of 1) the amount needed under the no-lapse guarantee to keep the policy in force through the end of the grace period; or 2) the premium needed to pay the monthly policy charges due through the end of the grace period. If you have outstanding indebtedness, you will also have the option of making loan repayment sufficient to keep the policy in force.

If you do not pay the needed premium or loan repayment, your policy will lapse, or terminate, at the end of the 61-day grace period. If you pay the needed premium or loan repayment, your policy will continue in force. If the insured dies during the grace period, we will deduct the monthly charges due from the death benefit.

You may apply to reinstate the policy within five years (or a shorter period in some states) after the date it lapses. In order to reinstate, we must approve your application for reinstatement, you must pay any past charges due plus charges for three months beyond the date of reinstatement, and you must repay or reinstate any indebtedness.

TAXES

Following is a summary of the material federal tax consequences to an owner and beneficiary of a policy. State and local taxes are not discussed herein. This summary is for your information. We do not guarantee that the policy will always receive the tax treatment described. This summary is general in nature. It is not tax advice. You should consult a qualified tax advisor for more complete information.

This discussion is based on federal income tax law and interpretations in effect as of the date of this prospectus and is subject to later changes in such tax law or interpretations. This discussion assumes that the policy owner is a natural person who is a U.S. citizen and resident. The tax effects for an owner who is not a natural person, U.S. citizen or U.S. resident may be different than the effects discussed herein.

TAX STATUS OF POLICY

We intend for the policy to meet the definition of a "life insurance contract" under Section 7702 of the Internal Revenue Code ("Code"). The earnings in a policy meeting the definition of "life insurance contract" are tax-deferred until withdrawn. The death proceeds are generally excluded from the beneficiary's gross income. A policy could fail to qualify as a "life insurance contract" if excessive premiums are paid into the policy. We monitor premium payments and will refuse to accept premiums that would cause the policy to fail to qualify as life insurance.

MODIFIED ENDOWMENT CONTRACT

A modified endowment contract ("MEC") is a life insurance contract that is issued in exchange for a MEC, or a life insurance contract that does not satisfy the "7-pay test". The "7-pay test" compares the actual premium paid in the first 7 policy years against a pre-determined premium amount as set forth in Code
Section 7702A. If there is a material change to a policy, such as a change in the policy's death benefit, a policy may be subjected to a new 7-pay test to determine if the change has caused the policy to become a MEC. The new 7-pay test may be over the same, or a new, 7-year period.

TAX CONSEQUENCES OF WITHDRAWALS AND LOANS

Tax treatment of distributions depends on whether a policy is a modified endowment contract or not. The following table indicates the tax treatment loans and withdrawals ordinarily receive.

----------------------------------- -------------------------------- --------------------------------
                                    POLICY IS NOT A MEC              POLICY IS A MEC
----------------------------------- -------------------------------- --------------------------------
WITHDRAWALS                         Deemed to be distribution of     Deemed to be distribution of
                                    cost basis first, then           earnings first, then cost
                                    earnings.  Distributions of      basis.  Distributions of
                                    cost basis not subject to        earnings are subject to
                                    income tax.                      ordinary income tax.*
----------------------------------- -------------------------------- --------------------------------
LOANS                               Not subject to income tax        Loans are subject to ordinary
                                    until policy is surrendered or   income tax to the extent of
                                    lapses.  Outstanding loan        any gain in the contract.*
                                    amount deemed to be
                                    distribution subject to
                                    ordinary income tax (in whole
                                    or in part) on surrender or
                                    lapse.
----------------------------------- -------------------------------- --------------------------------

* There will be an additional 10% penalty tax if the policy is a MEC and the distribution occurs before age 59 1/2, unless the policy owner is disabled (as defined under the Code), or if the distribution is part of a series of substantially equal periodic payments for the owner's life (or life expectancy) or the joint lives (or joint life expectancies) of the owner and a beneficiary under the policy.

There may be exceptions to the above rules. For example, if a policy is not a MEC, Code Section 7702 places certain restrictions on the amount of premium payments that may be made and the policy's contract value that can accumulate relative to the death benefit. When cash distributions are made during the first 15 years after a policy is issued, and such distributions cause a reduction in the death benefit, some or all of such distributions may be includible in income pursuant to Code Section 7702(f)(7). Policy owners should carefully consider the consequences of initiating any changes in the terms of the policy. Under certain circumstances, a policy, as stated above, may become a MEC, or may become subject to a new 7-pay test as a result of a material change or reduction in benefits.

ACCELERATED DEATH BENEFITS

Whether or not a policy is a modified endowment contract, amounts received under an accelerated death benefit rider may be excludable from gross income under
Section 101(g) in some circumstances, but such amounts are not always excludable. We reserve the right to modify the accelerated death benefit rider as we deem necessary in order to comply with changes in federal tax law and to preserve the status of a policy as a life insurance contract. You should consult a qualified tax advisor regarding the possible consequences of receiving an accelerated death benefit.

EXTENDED COVERAGE

Due to uncertainties in interpretations of current tax law, it is uncertain whether a policy will fail to qualify as a life insurance contract if coverage is continued beyond the insured's age 100. You should consult a qualified tax advisor regarding the possible tax consequences of continuing coverage beyond the insured's age 100.

TAX CONSEQUENCES ON INSURED'S DEATH

Death proceeds payable to a beneficiary under a policy meeting the definition of a "life insurance contract" are generally excludable from the beneficiary's gross income.

If the owner is the insured under the policy, the death benefit under the policy generally will be includible in the owner's estate for purposes of federal estate tax if: (1) the proceeds were payable to or for the benefit of the owner's estate; or (2) the owner held any "incident of ownership" in the policy at death or at any time within three years of death. An "incident of ownership" is, in general, any right that may be exercised by the owner, such as the right to borrow on the policy, or the right to name a new beneficiary.

DEATH OF OWNER WHO IS NOT THE INSURED

If the owner is not the insured under the policy, and the owner dies before the insured, the value of the policy, as determined under U.S. Secretary of Treasury regulations, is includible in the owner's estate for federal estate tax purposes.

TRANSFERS

If a policy owner transfers ownership of a policy to another person, the transfer may be subject to federal gift tax. In addition, if a policy owner transfers ownership to a person two or more generations younger than the owner, the transfer may be subject to generation-skipping transfer tax. The generation-skipping transfer tax provisions generally apply to transfers that would be subject to the gift and estate tax rules.

FEDERAL ESTATE AND GIFT TAX

Federal estate tax is integrated with federal gift tax under a unified rate schedule. In general, in 2005, an estate of less than $1,500,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability. In addition, an unlimited marital deduction may be available for federal estate tax purposes to the extent an estate is to be distributed to the surviving spouse of the deceased.

The generation-skipping transfer tax rate is equal to the maximum estate tax rate (47% in 2005) and there is a provision for a lifetime exemption amount of $1,500,000 for 2005. Due to the complexity of these rules and the changes made in the federal estate, gift and generation-skipping tax laws under the Economic Growth and Tax Relief Reconciliation Act of 2001, you should consult a qualified tax advisor regarding such taxes.

CORPORATE AND QUALIFIED RETIREMENT PLAN OWNERSHIP

There are special tax issues for corporate and qualified retirement plan owners:

     - If a policy is purchased by a trust or other entity that forms part of a qualified retirement plan that is qualified as a tax-favored plan under Code Section 401(a) for the benefit of participants covered under the plan, special tax treatment will apply to the policy.
     - Using a policy to fund deferred compensation arrangements for employees has special tax consequences.
     - Corporate ownership of a policy may affect an owner's liability under the alternative minimum tax.

Policy owners should consult a qualified tax advisor regarding these matters.

WITHHOLDING

Distributions from a policy (other than the payment of a tax-free death benefit under the policy) are generally subject to federal income tax withholding. An owner is generally permitted to elect not to have federal income taxes withheld if the owner notifies us in a timely manner of the election (and meets certain reporting requirements as to such election). A distribution from a modified endowment contract may be subject to mandatory back-up withholding (which cannot be waived) if no taxpayer identification number is provided to Columbus Life or if the IRS notifies Columbus Life that back-up withholding is required. The mandatory back-up withholding rate is currently 31% of the income that is distributed.

LEGAL PROCEEDINGS

Columbus Life and its affiliates are or may become involved in various legal actions in the normal course of business. Although there can be no assurances, as of the date of this prospectus, Columbus Life does not anticipate that the ultimate liability arising from potential, pending or threatened legal actions, after consideration of provisions made for estimated losses and costs of defense, will have a material adverse effect on the financial condition or operating results of Columbus Life. As of the date of this prospectus, neither Columbus Life, Separate Account 1, nor Touchstone Securities, Inc., is involved in any legal or administrative proceedings that are material to the policies.

FINANCIAL STATEMENTS

The financial statements for Separate Account 1 and financial statements of Columbus Life are included in the Statement of Additional Information. The financial statements of Columbus Life are relevant only for the purpose of showing the ability of Columbus Life to meet its contractual obligations under the policies. The financial statements of Columbus Life do not show or contain any information about the investment performance of Separate Account 1.

TERMINOLOGY INDEX

--------------------------------------------------------------------------------
A

account valueo  39
accumulation unito  39
accumulation unit valueo  39
additional life rider face amounto  26

--------------------------------------------------------------------------------
C

cash valueo  39
Columbus Lifeo  11

--------------------------------------------------------------------------------
D

death benefito  34

--------------------------------------------------------------------------------
E

extended coverageo  37

--------------------------------------------------------------------------------
F

face amounto  34
fixed accounto  15
free looko  41

--------------------------------------------------------------------------------
G

grace periodo  44

--------------------------------------------------------------------------------
I

income plano  38
indebtednesso  43
initial premiumo  32

--------------------------------------------------------------------------------
L

loan accounto  43

--------------------------------------------------------------------------------
M

monthly anniversary dayo  17

--------------------------------------------------------------------------------
N

net amount at risko  17
net cash surrender valueo  39
net premiumo  33

--------------------------------------------------------------------------------
P

planned premiumo  32
policy anniversaryo  5
policy yearso  5

--------------------------------------------------------------------------------
R

risk classo  22

--------------------------------------------------------------------------------
S

Separate Account 1o  11
sub-accountso  11

--------------------------------------------------------------------------------
T

target premiumo  33
term no-lapse guaranteeo  33

--------------------------------------------------------------------------------
V

valuation dateo  39
variable account valueo  19

STATEMENT OF ADDITIONAL INFORMATION

A statement of additional information (SAI) contains more information about Separate Account 1. The SAI is incorporated by reference into this prospectus. You may request that we send you a free copy of the SAI, or you may access it on our website at www.columbuslife.com under "Explore Our Products".

PERSONALIZED ILLUSTRATION

We will provide a free personalized illustration of hypothetical death benefits, account values, and cash surrender values to you upon request. After the policy is issued, we may charge a fee for each illustration after the first in a policy year.

CONTACT US
Call us at 1-800-677-9595

     -    for a free copy of the SAI
     -    to request a personalized illustration
     -    to request other information about the policy
     -    to inquire about your policy or to request policy transactions*

You may also write to Columbus Life Customer Service at P.O. Box 2850, Cincinnati, Ohio, 45201-2850.

*We have established security procedures for telephone transactions, such as recording telephone calls. We may also require a personal identification number or other identifying information. We will not be liable for losses due to unauthorized or fraudulent telephone instructions if we follow reasonable security procedures and reasonably believe the instructions are genuine.



You can review and copy other information about the policy, Columbus Life Insurance Company and Separate Account 1 (including the SAI) at the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. For information about the operation of the public reference room, call the SEC at 1-202-942-8090. Reports and other information about the Registrant are available on the Securities and Exchange Commission's website at http://www.sec.gov. You may obtain copies of the information, for a fee, by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549-0102.

Investment Company Act File No. 811-09337.
Securities Act File No. 333-121135.

STATEMENT OF ADDITIONAL INFORMATION

MAY 1, 2005

COLUMBUS LIFE INSURANCE COMPANY
SEPARATE ACCOUNT 1

LEGACY SURVIVORSHIP VARIABLE UNIVERSAL LIFE
PINNACLE II VARIABLE UNIVERSAL LIFE
PINNACLE VARIABLE UNIVERSAL LIFE
COLUMBUS LIFE VARIABLE UNIVERSAL LIFE

ISSUED BY COLUMBUS LIFE INSURANCE COMPANY, CINCINNATI, OHIO

This statement of additional information is not a prospectus. It contains information in addition to the information set forth in the current prospectuses dated May 1, 2005 for the individual and survivorship variable universal life policies offered by Columbus Life Insurance Company through its Separate Account
1. You should read this statement of additional information in conjunction with the prospectus for the appropriate policy. Unless otherwise noted, the terms used in this statement of additional information have the same meanings as those set forth in the prospectuses.

You may request that we send you a free copy of the prospectus for a policy by calling Columbus Life Customer Service at 1-800-677-9595, or by writing to us at P.O. Box 2850, Cincinnati, Ohio 45201-2850. You may also access a copy of the prospectus for each policy on our website at http://www.columbuslife.com under "Explore Our Products".

                                TABLE OF CONTENTS


         COLUMBUS LIFE INSURANCE COMPANY                                       4
         SEPARATE ACCOUNT 1                                                    4
         DISTRIBUTION OF THE POLICIES                                          5
         TAXES                                                                 6
         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                         7
         FINANCIAL STATEMENTS                                                  7

COLUMBUS LIFE INSURANCE COMPANY

Columbus Life Insurance Company (Columbus Life) is a stock life insurance company organized under the laws of the State of Ohio on September 8, 1986. It is a wholly-owned subsidiary of The Western and Southern Life Insurance Company (WSLIC), a stock life insurance company organized under the laws of the State of Ohio on February 23, 1888, which is a wholly-owned subsidiary of Western-Southern Mutual Holding Company, a mutual holding company organized under the laws of the State of Ohio on September 19, 2000. Columbus Life issues insurance and annuity contracts and is located at 400 East Fourth Street, Cincinnati, Ohio 45202. Columbus Life is subject to supervision by the departments of insurance of the various states in which it is licensed to transact business.

SEPARATE ACCOUNT 1

Columbus Life established Columbus Life Insurance Company Separate Account 1 (Separate Account 1) under Ohio law on September 10, 1998. Separate Account 1 is registered with the SEC as a unit investment trust.


The AIM, Alger, Fidelity Investments, Franklin Templeton, Janus, JP Morgan, MFS, Oppenheimer, PIMCO, Putnam, Scudder, and Van Kampen funds offer shares to Separate Account 1 and other separate accounts of unaffiliated life insurance companies to fund benefits under variable annuity contracts and variable life insurance policies, and may also offer shares to certain qualified plans. Touchstone offers shares to the separate accounts of affiliated life insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. We do not foresee any disadvantage to you arising out of these arrangements. Nevertheless, differences in treatment under tax and other laws, as well as other considerations, could cause the interests of various purchasers of contracts and policies to conflict. For example, violation of the federal tax laws by one separate account investing in a fund could cause the contracts or policies funded through another separate account to lose their tax-deferred status, unless remedial action were taken.


If a material irreconcilable conflict arises between separate accounts, a separate account may be required to withdraw its investment in a fund. If it becomes necessary for a separate account to replace its shares of a fund with another investment, the fund may have to liquidate portfolio securities on a disadvantageous basis. At the same time, the funds are subject to conditions imposed by the Securities and Exchange Commission that are designed to prevent or remedy any conflict of interest. These conditions require the Board of Trustees of each fund to monitor events in order to identify any material irreconcilable conflict that may possibly arise and to determine what action, if any, should be taken to remedy or eliminate the conflict.

DISTRIBUTION OF THE POLICIES

Touchstone Securities, Inc. (TSI) is the sole distributor of the policies. TSI is a wholly-owned subsidiary of Western Southern Life Assurance Company (WSLAC) which is a wholly-owned subsidiary of WSLIC. TSI is a broker-dealer registered under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. (NASD) and Securities Investor Protection Corporation (SIPC). The policies will be sold by registered representatives of TSI, or other broker-dealers who have entered into agreements with TSI, who are also licensed as insurance agents and appointed with Columbus Life.

The offering of the policies is continuous. Columbus Life does not anticipate discontinuing offering the policies, although it reserves the right to do so.

For Pinnacle Variable Universal Life, Pinnacle II Variable Universal Life, and Legacy Survivorship Variable Universal Life, broker-dealers or registered representatives may be paid commission of up to 120% of the first year target premium and up to 3% of all premiums in excess of first year target premium. Each year thereafter, Columbus Life may pay a commission of 3% or less on all premiums paid on a policy. Each year after the first Columbus Life may also pay a service fee of 0.20% or less of the account value, less any indebtedness. Other allowances and overrides may also be paid. Registered representatives who meet certain profitability and productivity thresholds may be eligible for additional compensation.

For Columbus Life Variable Universal Life, broker-dealers or registered representatives may be paid commission of up to 105% of the first year target premium and up to 3% of all premiums in excess of first year target premium. Each year thereafter, Columbus Life may pay a commission of 3% or less on all premiums paid on a policy. Each year after the first Columbus Life may also pay a service fee of 0.25% or less of the account value, less any indebtedness. Other allowances and overrides may also be paid. Registered representatives who meet certain profitability and productivity thresholds may be eligible for additional compensation.

Sales commissions attributable to the Columbus Life individual and survivorship variable universal life policies paid by Columbus Life to TSI over the last three years are shown below.

                                          SALES                          AMOUNTS
FOR THE YEAR ENDED             COMMISSIONS PAID          RETAINED BY DISTRIBUTOR

December 31, 2002                    $1,659,852                               $0
December 31, 2003                    $1,447,337                               $0
December 31, 2004                      $527,406                               $0

TAXES

Your policy will be treated as "life insurance" for federal income tax purposes
(a) if it meets the definition of life insurance under Section 7702 of the Internal Revenue Code of 1986, as amended ("Code"), and (b) for as long as the investments made by the mutual funds available for investment under the policy satisfy certain investment diversification requirements under Code Section 817(h). We believe that the policy will meet the statutory definition of life insurance. As a result, the death benefit payable under the policy will generally be excludable from the beneficiary's gross income, and interest and other income credited under the policy will not be taxable unless certain withdrawals are made (or are deemed to be made) from the policy prior to the insured's death. However, if the policy is transferred for valuable consideration, then a portion of the death benefit payable under the policy may be includable in the beneficiary's gross income.

Your policy will generally be considered under the Code to be a "modified endowment contract" if the policy meets the requirements of Code Section 7702 but fails the "7-pay test" of Code Section 7702A. A life insurance policy will be classified as a modified endowment contract if premiums are paid more rapidly than allowed by the "7-pay test." The 7-pay test is described in the Taxes section of each prospectus.

Diversification

As has been noted before, your policy will be treated as "life insurance" for federal income tax purposes only if, among other things, the investments made by the mutual funds available for investment under the policy satisfy certain investment diversification requirements under Code Section 817(h).

The U.S. Secretary of the Treasury has issued regulations that implement the investment diversification requirements of Code Section 817(h). If there is a failure to comply with these regulations, your policy will be disqualified as a life insurance policy under Code Section 7702 and you will be subject to federal income tax on the income under the policy for the period of disqualification and for subsequent periods, unless the failure was inadvertent, is corrected, and you, as policy owner or the issuer pays an amount to the IRS. Separate Account 1, through the funds, therefore intends to comply with these requirements.

In connection with the issuance of then temporary regulations, the U.S. Secretary of the Treasury has stated that it anticipated the issuance of guidelines that could describe certain circumstances in which your ability as the owner of your policy to direct your investments under the policy to particular sub-accounts within Separate Account 1 would cause you, rather than Columbus Life, to be treated as the owner of the assets of Separate Account 1. If you were considered the owner of the assets of Separate Account 1, income and gains from Separate Account 1 would be included in your income for federal income tax purposes. Columbus Life thus reserves the right to amend the policy in any way necessary to avoid any such result.

As of the date of this prospectus, however, no such guidelines have been issued, although the U.S. Secretary of the Treasury has informally suggested that any such guidelines could limit the number of investment funds or frequency of transfers among such funds. If issued, these guidelines may be applied retroactively.

Taxation of Columbus Life

Columbus Life is taxed as a life insurance company under federal income tax laws. Columbus Life does not initially expect to incur any income tax on the earnings or the realized capital gains attributable to Separate Account 1. If, in the future, Columbus Life determines that Separate Account 1 may incur federal income taxes, then it may assess a charge against the sub-accounts for those taxes. Any charge will reduce your policy's account value.

We may have to pay state, local or other taxes in addition to premium taxes. At present, these taxes are not substantial. If they increase, charges may be made for such taxes when they are attributable to Separate Account 1 or allocable to your policy.

In addition, certain funds in which the sub-accounts are invested may elect to pass through to Columbus Life taxes withheld by foreign taxing jurisdictions of foreign source income. Such an election may result in additional taxable income and income tax to Columbus Life, which could result in charges being made for such taxes. The amount of the additional income tax, however, may be more than offset by credits for the foreign taxes withheld that are also passed through. These credits may provide a benefit to Columbus Life.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Columbus Life Insurance Company Separate Account 1 at December 31, 2004, and for the periods then ended, and Columbus Life Insurance Company (statutory-basis) at December 31, 2004 and 2003, and for the years then ended, appearing in this statement of additional information and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


FINANCIAL STATEMENTS

The financial statements for Separate Account 1 and the financial statements of Columbus Life are included in this statement of additional information. The financial statements of Columbus Life are relevant only for the purpose of showing the ability of Columbus Life to meet its contractual obligations under the policies. The financial statements of Columbus Life do not show or contain any information about the investment performance of Separate Account 1.

FINANCIAL STATEMENTS

Columbus Life Insurance Company Separate Account 1

Year ended December 31, 2004 with Report of Independent
Registered Public Accounting Firm

                         Columbus Life Insurance Company
                               Separate Account 1

                              Financial Statements

                          Year ended December 31, 2004




                                    CONTENTS

Report of Independent Registered Public Accounting Firm......................1

Audited Financial Statements

Statements of Assets and Liabilities.........................................2
Statements of Operations and Changes in Net Assets
 for the Year ended December 31, 2004........................................5
Statements of Operations and Changes in Net Assets
 for the Year ended December 31, 2003.......................................11
Notes to Financial Statements...............................................17

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Contractholders of Columbus Life Insurance Company Separate Account 1 and Board of Directors of Columbus Life Insurance Company

We have audited the accompanying statements of assets and liabilities of Columbus Life Insurance Co. Separate Account 1, comprised of the sub accounts listed in Note 2, as of December 31, 2004, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, confirmation of securities owned as of December 31, 2004, by correspondence with the custodian and brokers, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective sub-accounts constituting the Columbus Life Insurance Company Separate Account 1 at December 31, 2004, and the results of their operations for the year then ended and the changes in their net assets for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
Cincinnati, Ohio
March 31, 2005

                        Columbus Life Separate Account 1
                       Statement of Assets and Liabilities
                                December 31, 2004

                                                                              AIM Variable
                                                                         Insurance Funds, Inc.
                                                                         (unaffiliated issuer)
                                        --------------------------------------------------------------------------------------------
                                                        V.I.
                                                        Government                      V.I. Capital
                                        V.I. Growth     Securities     V.I. Basic       Appreciation   V.I. Growth     V.I. Premier
                                        Fund -          Fund -         Value Fund -     Fund -         Fund -          Equity Fund -
                                        Series I        Series I       Series II        Series II      Series II       Series II
                                        Sub-Account     Sub-Account    Sub-Account      Sub-Account    Sub-Account     Sub-Account
                                        --------------------------------------------------------------------------------------------

Assets
    Investments in securities of
       unaffiliated issuers, at fair
       value (cost $169,867; $17,130;
       $142,792; $177; $9,742;
       $36,332)                         $174,660        $17,102        $151,385         $192           $10,193          $38,249
                                        --------------------------------------------------------------------------------------------
             Total invested assets       174,660         17,102         151,385          192            10,193           38,249
Other assets (liabilities)                     1              -              (2)          (1)                -                -
                                        --------------------------------------------------------------------------------------------
Net assets                              $174,661        $17,102        $151,383         $191           $10,193          $38,249
                                        ============================================================================================
                                                       The Alger American
                                                              Fund
                                                     (unaffiliated issuer)
                                                  ---------------------------

                                                  Small
                                                  Capitalization   Growth
                                                  Portfolio        Portfolio
                                                  Sub-Account      Sub-Account
                                                  ---------------------------
Assets
    Investments in securities of
       unaffiliated issuers, at fair
       value (cost $64,830; $160,970)
                                                   $77,742         $162,951
                                                  ---------------------------
             Total invested assets                  77,742         162,951
Other assets (liabilities)                             (16)              3
                                                  ---------------------------
Net assets                                         $77,726         $162,954
                                                  ===========================
                                                                Fidelity Variable Insurance
                                                                      Products Funds
                                                                  (unaffiliated issuer)
                                                -------------------------------------------------------
                                                Equity -                     Growth &
                                                Income       Contrafund      Income        Growth
                                                Portfolio    Portfolio -     Portfolio     Portfolio
                                                Service      Service         Service       Service
                                                Class 2      Class 2         Class 2       Class 2
                                                Sub-Account  Sub-Account     Sub-Account   Sub-Account
                                                -------------------------------------------------------
Assets
    Investments in securities of unaffiliated
       issuers, at fair value (cost $409,317;
       $343,156; $326,008; $207,651)            $492,167    $429,000         $370,604      $241,229
                                                -------------------------------------------------------
             Total invested assets               492,167     429,000          370,604       241,229

Other assets (liabilities)                             4          (2)               -             1
                                                -------------------------------------------------------

Net assets                                      $492,171     $428,998        $370,604      $241,230
                                                =======================================================

                                                         Fidelity Variable Insurance
                                                             Products Funds
                                                          (unaffiliated issuer)
                                        -------------------------------------------------------------
                                                           Balanced       Mid Cap       Money Market
                                        Asset Manager      Portfolio -    Portfolio -   Fund
                                        Portfolio -        Service        Service       Portfolio -
                                        Service Class 2    Class 2        Class 2       Initial Class
                                        Sub-Account        Sub-Account    Sub-Account   Sub-Account
                                        -------------------------------------------------------------

Assets
    Investments in securities of
      unaffiliated issuers, at
      fair value (cost $31,674;
      $261,237; $519,476; $346,879)      $33,803           $291,757       $739,155      $346,879
                                        ----------------------------------------------------------
             Total invested assets        33,803            291,757        739,155       346,879

Other assets (liabilities)                    (4)                 3             22             -
                                        ----------------------------------------------------------
Net assets                               $33,799           $291,760       $739,177      $346,879
                                        ==========================================================
                                                                        Franklin Templeton Variable
                                                                          Insurance Products Trust
                                                                           (unaffiliated issuer)
                                       ---------------------------------------------------------------------------------------------
                                       Franklin                                 Franklin
                                       Growth and    Franklin     Franklin      Large Cap     Templeton    Templeton     Mutual
                                       Income        Income       U.S.          Growth        Foreign      Growth        Shares
                                       Securities    Securities   Government    Securities    Securities   Securities    Securities
                                       Fund -        Fund -       Fund -        Fund -        Fund -       Fund -        Fund -
                                       Class 2       Class 2      Class 2       Class 2       Class 2      Class 2       Class 2
                                       Sub-Account   Sub-Account  Sub-Account   Sub-Account   Sub-Account  Sub-Account   Sub-Account
                                       ---------------------------------------------------------------------------------------------
Assets
    Investments in securities of
      unaffiliated issuers, at
      fair value (cost $32,586;
      $11,902; $117,370;
      $43,049; $97,067; $57,691;
      $44,841)                         $35,272       $12,669      $115,998      $46,553       $108,570     $64,494       $50,320

                                       ---------------------------------------------------------------------------------------------
             Total invested assets      35,272        12,669       115,998       46,553       108,570       64,494        50,320
Other assets (liabilities)                  89             -             -           (1)           (2)          (1)           (1)
                                       ---------------------------------------------------------------------------------------------
Net assets                             $35,361       $12,669      $115,998      $46,552       $108,568     $64,493       $50,319
                                       =============================================================================================

See accompanying notes

                        Columbus Life Separate Account 1
                       Statement of Assets and Liabilities
                                December 31, 2004

                                                                                                              J.P. Morgan
                                                                                                                Series II
                                                                   Janus Aspen Series                             Trust
                                                                 (unaffiliated issuer)                    (unaffiliated issuer)
                                                      --------------------------------------------------  ---------------------
                                                      Mid Cap           Capital          Worldwide
                                                      Growth            Appreciation     Growth                  Mid Cap
                                                      Portfolio -       Portfolio -      Portfolio -             Value
                                                      Service Shares    Service Shares   Service Shares          Portfolio
                                                      Sub-Account       Sub-Account      Sub-Account             Sub-Account
                                                      --------------------------------------------------  ---------------------
Assets
  Investments in securities of unaffiliated
    issuers, at fair value (cost $43,459; $117,039;
    $106,912; $3,456)                                 $56,309           $131,288         $131,775                $3,906
                                                      --------------------------------------------------  ---------------------
      Total invested assets                            56,309            131,288          131,775                 3,906
Other assets (liabilities)                                  -                 63                1                     -
                                                      --------------------------------------------------  ---------------------
Net assets                                            $56,309           $131,351         $131,776                $3,906
                                                      ==================================================  =====================
                                                                            MFS Variable
                                                                          Insurance Trust
                                                                        (unaffiliated issuer)
                                    ------------------------------------------------------------------------------------------------
                                                                       Capital           Emerging       Mid Cap        New
                                    Emerging          Investors        Opportunities     Growth         Growth         Discovery
                                    Growth Series -   Trust Series -   Series -          Series -       Series -       Series -
                                    Initial Class     Initial Class    Service Class     Service Class  Service Class  Service Class
                                    Sub-Account       Sub-Account      Sub-Account       Sub-Account    Sub-Account    Sub-Account
                                    ------------------------------------------------------------------------------------------------
Assets
  Investments in securities of
    unaffiliated issuers, at
    fair value (cost $97,117;
    $68,518; $238,632;
    $61,805; $204,918; $77,623)     $113,673          $75,742          $278,260          $76,470        $261,595       $92,324
                                    ------------------------------------------------------------------------------------------------
      Total invested assets          113,673           75,742           278,260           76,470         261,595        92,324

Other assets (liabilities)                 -               (1)                4               (1)              2            (1)
                                    ------------------------------------------------------------------------------------------------
Net assets                          $113,673          $75,741          $278,264           $76,469        $261,597      $92,323
                                    ================================================================================================

                                                                                Oppenheimer                PIMCO
                                           Oppenheimer Variable                 Panorama                   Variable
                                           Account Funds                        Series Fund, Inc.          Insurance Trust
                                           (unaffiliated issuer)                (unaffiliated issuer)      (unaffiliated issuer)
                                           -------------------------------      ---------------------      ---------------------
                                           Aggressive        Strategic
                                           Growth            Bond               International              Long Term
                                           Fund/VA -         Fund/VA -          Growth Fund/VA -           U.S. Government
                                           Service Class     Service Class      Service Class              Bond Portfolio
                                           Sub-Account       Sub-Account        Sub-Account                Sub-Account
                                           -------------------------------      ----------------           ---------------
Assets
  Investments in securities of
    unaffiliated issuers, at fair
    value (cost $96,473; $236,501;
    $197,462; $36,471)                     $112,048          $248,819           $276,224                   $37,095
                                           --------------------------           --------                   -------
      Total invested assets                 112,048           248,819            276,224                    37,095
Other assets (liabilities)                       (3)                -                 (3)                       26
                                           --------------------------           --------                   -------
Net assets                                 $112,045          $248,819           $276,221                   $37,121
                                           ==========================           ========                   =======
                                                                                  Putnam Variable Trust
                                                                                  (unaffiliated issuer)
                                                     -------------------------------------------------------------------------------
                                                     Growth            International    New               Small Cap
                                                     and Income        Equity           Opportunities     Value          Voyager
                                                     Fund -            Fund -           Fund -            Fund -         Fund -
                                                     Class IB          Class IB         Class IB          Class IB       Class IB
                                                     Sub-Account       Sub-Account      Sub-Account       Sub-Account    Sub-Account
                                                     -------------------------------------------------------------------------------
Assets
  Investments in securities of unaffiliated
    issuers, at fair value (cost $6,457;
    $171,632; $4,613; $62,900; $3,583)               $7,571            $205,695         $5,415            $76,235        $3,868
                                                     -------------------------------------------------------------------------------
      Total invested assets                           7,571             205,695          5,415             76,235         3,868
Other assets (liabilities)                                -                 (45)            (1)                 -             1
                                                     -------------------------------------------------------------------------------
Net assets                                           $7,571            $205,650         $5,414            $76,235        $3,869
                                                     ===============================================================================

See accompanying notes

                        Columbus Life Separate Account 1
                       Statement of Assets and Liabilities
                                December 31, 2004

                                                       Scudder Investments                       Scudder Variable
                                                            VIT Funds                                 Series I
                                                      (unaffiliated issuer)                     (unaffiliated issuer)
                                           ---------------------------------------------        ---------------------
                                           EAFE Equity     Equity 500     Small Cap             Bond
                                           Index Fund -    Index Fund -   Index Fund -          Portfolio -
                                           Class A         Class A        Class A               Class A
                                           Sub-Account     Sub-Account    Sub-Account           Sub-Account
                                           ---------------------------------------------        ---------------------
Assets
  Investments in securities
    of unaffiliated
    issuers, at fair value
    (cost $163,817; $3,337,782;
    $147,398; $4,411)                      $187,579        $3,858,505     $173,348              $4,456
                                           ---------------------------------------------        ----------
       Total invested assets                187,579         3,858,505      173,348               4,456
Other assets (liabilities)                       (2)                9           (1)                  -
                                           -----------------------------------------            ----------
Net assets                                 $187,577        $3,858,514     $173,347              $4,456
                                           =========================================            ==========

                                                                             Touchstone Variable
                                                                                 Series Trust
                                                                              (affiliated issuer)
                                       --------------------------------------------------------------------------------------------
                                                                               Eagle Capital  Enhanced
                                       Baron Small  Emerging     Third Avenue  Appreciation   Dividend    Value Plus   Growth &
                                       Cap Fund     Growth Fund  Value Fund    Fund           30 Fund      Fund         Income Fund
                                       Sub-Account  Sub-Account  Sub-Account   Sub-Account    Sub-Account  Sub-Account  Sub-Account
                                       --------------------------------------------------------------------------------------------

Assets
  Investments in securities
    of affiliated issuers,
    at fair value (cost
    $204,645; $663,763;
    $610,376; $1,927,389;
    $115,268; $1,985,182; $65,602)     $291,187     $812,016     $909,039      $2,684,757      $135,485    $2,669,961   $70,067
                                       --------------------------------------------------------------------------------------------
      Total invested assets             291,187      812,016      909,039       2,684,757       135,485     2,669,961    70,067
Other assets (liabilities)                   20            5           66               4             1           122        (9)
                                       --------------------------------------------------------------------------------------------
Net assets                             $291,207     $812,021     $909,105      $2,684,761      $135,486    $2,670,083   $70,058
                                       ============================================================================================

                                                          Touchstone Variable
                                                               Series Trust
                                                           (affiliated issuer)
                                          -----------------------------------------------------

                                            Balanced     High Yield    Core Bond   Money Market
                                              Fund          Fund         Fund         Fund
                                           Sub-Account  Sub-Account   Sub-Account  Sub-Account
                                          -----------------------------------------------------
Assets
     Investments in securities
        of affiliated
        issuers, at fair value (cost
        $41,594; $2,250,223;
        $2,173,595; $375,654 )                  $45,241   $2,388,145    $2,093,516    $375,654
                                          -----------------------------------------------------
              Total invested assets              45,241    2,388,145     2,093,516     375,654
Other assets (liabilities)                           (2)          (2)           (2)         11
                                          -----------------------------------------------------
 Net assets                                      $45,239   $2,388,143    $2,093,514    $375,665
                                          =====================================================
                                                                                     Van Kampen
                                                                                   The Universal
                                                  Van Kampen Life                   Institutional
                                                  Investment Trust                   Funds, Inc.
                                               (unaffiliated issuer)             (unaffiliated issuer)
                                           -----------------------------         ---------------------
                                           Comstock      Emerging Growth         Emerging Markets
                                           Portfolio -   Portfolio -             Equity Portfolio -
                                           Class II      Class II                Class II
                                           Sub-Account   Sub-Account             Sub-Account
                                           -----------------------------         ---------------------
Assets
     Investments in securities
        of unaffiliated
        issuers, at fair value (cost
        $182,761; $21,769; $28,517 )          $198,785      $23,250              $33,019
                                           -----------------------------         ---------------------
              Total invested assets            198,785       23,250               33,019
Other assets (liabilities)                          (1)           -                    2
                                           -----------------------------         ---------------------
 Net assets                                    $198,784      $23,250              $33,021
                                           =============================         =====================

See accompanying notes

                        Columbus Life Separate Account 1
                Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004

                                                           AIM V.I.                         AIM V.I.
                                            AIM V.I.       Government     AIM V. I.         Capital             AIM V. I.
                                            Growth -       Securities -   Basic Value       Appreciation        Growth Fund -
                                            Series I       Series I       Fund - Series II  Fund - Series II    Series II
                                            Sub-Account    Sub-Account    Sub-Account       Sub-Account         Sub-Account
                                            ---------------------------------------------------------------------------------
Income:
   Dividends                                $       -      $    643       $       -         $   -               $      -
   Miscellaneous income (loss)                  1,089           123           4,987             8                    (11)
Expenses:
   Mortality and expense risk,
      and administrative charge                 1,405           180             243             2                     43
                                            ---------------------------------------------------------------------------------
   Net investment income (loss)                  (317)          586           4,743             6                    (55)
                                            ---------------------------------------------------------------------------------
   Net change in unrealized
      appreciation (depreciation)
      on investment                            33,187          (578)          8,385            (9)                   421
   Realized gain distributions                      -             -               -             -                      -
   Realized gain (loss) on sale
      of fund shares                          (19,789)          281             230            11                     22
                                            ---------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                        13,398          (297)          8,615             2                    443
                                            ---------------------------------------------------------------------------------
Net increase (decrease) in net
  assets resulting from operations             13,081           289          13,358             8                    389
                                            ---------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners      29,481         2,357          15,293            26                    854
   Net transfers between subaccounts
     and/or fixed account                       7,746        (9,211)        121,970            62                  9,392
   Withdrawals and surrenders                  (7,993)            -               -             -                      -
   Cost of insurance and benefits
     provided by riders                       (16,311)       (1,368)         (1,083)          (14)                  (407)
   Contract maintenance charge                 (3,303)         (421)           (857)          (17)                  (376)
                                            ---------------------------------------------------------------------------------
Net increase (decrease) from
   contract owners activity                     9,621        (8,643)        135,323            57                  9,463
                                            ---------------------------------------------------------------------------------
Net increase (decrease) in net assets          22,702        (8,354)        148,681            65                  9,852
Net assets, at beginning of year              151,959        25,456           2,702           126                    341
                                            ---------------------------------------------------------------------------------
Net assets, at end of year                  $ 174,661      $ 17,102       $ 151,383         $ 191               $ 10,193
                                            =================================================================================

                                                                                                                         Fidelity
                                                                                                                         VIP
                                                     Alger                             Fidelity VIP        Fidelity VIP  Growth &
                                      AIM V. I.      American                          Equity-Income       Contrafund    Income
                                      Premier        Small            Alger American   Portfolio -         Portfolio -   Portfolio -
                                      Equity Fund -  Capitalization   Growth           Service             Service       Series
                                      Series II      Portfolio        Portfolio        Class 2             Class 2       Class 2
                                      Sub-Account    Sub-Account      Sub-Account      Sub-Account         Sub-Account   Sub-Account
                                      ----------------------------------------------------------------------------------------------
Income:
   Dividends                          $    118       $      -         $       -        $   5,332           $     703     $   1,830
   Miscellaneous income (loss)           1,084          1,101               847            4,670               2,893         3,349
Expenses:
   Mortality and expense risk,
      and administrative charge             59            637             1,298            2,342               2,079         1,322
                                      ----------------------------------------------------------------------------------------------
   Net investment income (loss)          1,143            464              (451)           7,659               1,517         3,856
                                      ----------------------------------------------------------------------------------------------
   Net change in unrealized
      appreciation (depreciation)
      on investment                      1,862         14,625            16,118           34,513              38,608        16,711
   Realized gain distributions               -              -                 -            1,389                   -             -
   Realized gain (loss) on sale
      of fund shares                        37         (3,584)           (7,555)           5,607              16,314         1,274
                                      ----------------------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                  1,899         11,041             8,563           41,509              54,922        17,985
                                      ----------------------------------------------------------------------------------------------
Net increase (decrease) in net
  assets resulting from operations       3,042         11,505             8,111           49,168              56,439        21,841
                                      ----------------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from
     contract owners                    18,754         10,275            25,234          100,932              55,197       101,677
   Net transfers between
     subaccounts
     and/or fixed account               16,055          1,219             9,416           31,232              19,423        52,939
   Withdrawals and surrenders                -         (3,152)           (3,165)            (625)             (1,279)       (1,585)
   Cost of insurance and benefits
     provided by riders                   (438)        (5,504)          (14,005)         (19,037)            (17,259)      (11,576)
   Contract maintenance charge            (328)        (1,561)           (3,003)          (8,888)             (9,965)       (6,032)
                                      ----------------------------------------------------------------------------------------------
Net increase (decrease) from
   contract owners activity             34,043          1,277            14,477          103,615              46,116       135,424
                                      ----------------------------------------------------------------------------------------------
Net increase (decrease)
   in net assets                        37,085         12,782            22,589          152,783             102,555       157,265
Net assets, at beginning
    of year                              1,164         64,944           140,365          339,388             326,443       213,339
                                      ----------------------------------------------------------------------------------------------
Net assets, at end of year            $ 38,249       $ 77,726         $ 162,954        $ 492,171           $ 428,998     $ 370,604
                                      ==============================================================================================

See accompanying notes

                        Columbus Life Separate Account 1
                Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004

                                                                Fidelity VIP
                                              Fidelity VIP      Asset Manager   Fidelity VIP      Fidelity VIP     Fidelity VIP
                                              Growth            Portfolio -     Balanced          Mid              Money Market
                                              Portfolio -       Service         Portfolio -       Cap Portfolio -  Fund Portfolio -
                                              Service Class 2   Class 2         Service Class 2   Service Class 2  Initial Class
                                              Sub-Account       Sub-Account     Sub-Account       Sub-Account      Sub-Account
                                              --------------------------------------------------------------------------------------
Income:
   Dividends                                  $     258         $    503        $   4,529         $       -        $   4,122
   Miscellaneous income (loss)                    2,678              267            2,512            (3,553)           1,881
Expenses:
   Mortality and expense risk,
     and administrative charge                    1,101              203            1,435             3,008            7,277
                                              --------------------------------------------------------------------------------------
   Net investment income (loss)                   1,834              567            5,606            (6,560)          (1,273)
                                              --------------------------------------------------------------------------------------
   Net change in unrealized appreciation
    (depreciation) on investments                 9,361              856            9,425           115,429               (4)
   Realized gain distributions                        -                -                -                 -                -
   Realized gain (loss) on sale of
     fund shares                                 (1,377)             120              164            18,953                4
                                              --------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                          7,983              976            9,589           134,382                -
                                              --------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                      9,818            1,543           15,195           127,821           (1,273)
                                              --------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners        46,126            5,722           49,829            81,758          215,284
   Net transfers between subaccounts
     and/or fixed account                        18,713           13,129            6,922            99,282         (170,918)
   Withdrawals and surrenders                    (3,742)            (360)          (1,499)             (998)         (32,116)
   Cost of insurance and benefits
     provided by riders                         (13,446)          (1,959)         (15,998)          (16,124)         (49,410)
   Contract maintenance charge                   (6,845)          (1,647)          (7,602)          (10,868)         (27,358)
                                             ---------------------------------------------------------------------------------------
Net increase (decrease) from
   contract owners activity                      40,806           14,886           31,651           153,049          (64,518)
                                             ---------------------------------------------------------------------------------------
Net increase (decrease) in net assets            50,623           16,428           46,846           280,870          (65,791)
Net assets, at beginning of year                190,607           17,371          244,914           458,307          412,670
                                             ---------------------------------------------------------------------------------------
Net assets, at end of year                    $ 241,230         $ 33,799        $ 291,760         $ 739,177        $ 346,879
                                             =======================================================================================
                                             Franklin                                      Franklin      Franklin      Franklin
                                             Growth        Franklin                        Large         Templeton     Templeton
                                             & Income      Income         Franklin         Cap Growth    Foreign       Growth
                                             Securities    Securities     U.S.             Securities    Securities    Securities
                                             Fund -        Fund -         Government       Fund -        Fund -        Fund -
                                             Class 2       Class 2        Fund - Class 2   Class 2       Class 2       Class 2
                                             Sub-Account   Sub-Account    Sub-Account      Sub-Account   Sub-Account   Sub-Account
                                           -----------------------------------------------------------------------------------------
Income:
   Dividends                                 $    729      $    187       $   4,622        $    182      $     733     $    739
   Miscellaneous income (loss)                 (5,033)          192             270          (2,571)        (4,158)      (5,220)
Expenses:
   Mortality and expense risk,
     and administrative charge                     41            35             221             140            269          200
                                           -----------------------------------------------------------------------------------------
   Net investment income (loss)                (4,346)          344           4,672          (2,529)        (3,694)      (4,681)
                                           -----------------------------------------------------------------------------------------
   Net change in unrealized appreciation
    (depreciation) on investments               1,967           701          (1,490)          2,502          8,749        5,866
   Realized gain distributions                      -             -               -               -              -            -
   Realized gain (loss) on sale of
     fund shares                                  579            73             (70)            508          4,115        1,669
                                           -----------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                        2,546           774          (1,560)          3,010         12,864        7,535
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                   (1,800)        1,118           3,112             481          9,170        2,854
                                           -----------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners       1,831         2,704          45,844           3,809         23,827        3,104
   Net transfers between subaccounts
     and/or fixed account                      29,462         8,914          52,121          28,173         61,842       49,904
   Withdrawals and surrenders                       -             -            (717)              -           (672)           -
   Cost of insurance and benefits
     provided by riders                          (196)         (536)         (1,903)         (1,637)        (1,772)      (1,703)
   Contract maintenance charge                   (329)         (531)         (1,392)           (967)        (3,198)      (1,028)
                                           ----------------------------------------------------------------------------------------
Net increase (decrease) from
   contract owners activity                    30,769        10,550          93,953          29,378         80,028       50,277
                                           ----------------------------------------------------------------------------------------
Net increase (decrease) in net assets          28,969        11,668          97,065          29,859         89,198       53,131
Net assets, at beginning of year                6,392         1,001          18,933          16,693         19,370       11,362
                                           ----------------------------------------------------------------------------------------
Net assets, at end of year                   $ 35,361      $ 12,669       $ 115,998        $ 46,552      $ 108,568     $ 64,493
                                           ========================================================================================

See accompanying notes

                        Columbus Life Separate Account 1
                Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004

                                                        Franklin
                                                        Mutual          Janus Aspen    Janus Aspen    Janus Aspen      J.P. Morgan
                                                        Shares          Mid Cap        Capital        Worldwide        Mid Cap
                                                        Securities      Growth         Appreciation   Growth           Value
                                                        Fund - Class 2  Portfolio      Portfolio      Portfolio        Portfolio
                                                        Sub-Account     Sub-Account    Sub-Account    Sub-Account      Sub-Account
                                                        ----------------------------------------------------------------------------
Income:
   Dividends                                            $    287        $      -       $      31      $   1,144        $     9
   Miscellaneous income (loss)                            (2,416)          1,409             353          1,044             12
Expenses:
   Mortality and expense risk,
     and administrative charge                                73             308             712            775             17
                                                        ----------------------------------------------------------------------------
   Net investment income (loss)                           (2,202)          1,101            (328)         1,413              4
                                                        ----------------------------------------------------------------------------
   Net change in unrealized
     appreciation (depreciation)
     on investments                                        4,429           6,669          16,000          5,664            250
   Realized gain distributions                                 -               -               -              -             15
   Realized gain (loss) on sale of fund shares               290           2,395           3,831         (1,023)           466
                                                        ----------------------------------------------------------------------------
Net realized and unrealized
   gain (loss) on investments                              4,719           9,065          19,830          4,641            731
                                                        ----------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                               2,517          10,166          19,502          6,055            735
                                                        ----------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners                  3,300          20,149          15,025         26,034          1,867
   Net transfers between subaccounts
     and/or fixed account                                 33,256            (567)         (7,487)        (3,078)          (622)
   Withdrawals and surrenders                                  -          (1,456)           (646)           (52)             -
   Cost of insurance and benefits
     provided by riders                                     (473)         (6,081)         (4,765)        (4,605)          (221)
   Contract maintenance charge                              (451)         (2,292)         (2,971)        (3,021)          (220)
                                                        ----------------------------------------------------------------------------
Net increase (decrease) from
   contract owners activity                               35,632           9,753            (844)        15,277            804
                                                        ----------------------------------------------------------------------------
Net increase (decrease) in net assets                     38,149          19,919          18,658         21,332          1,539
Net assets, at beginning of year                          12,170          36,390         112,693        110,444          2,367
                                                        ----------------------------------------------------------------------------
Net assets, at end of year                              $ 50,319        $ 56,309       $ 131,351      $ 131,776        $ 3,906
                                                        ============================================================================

                                                            MFS VIT
                                                            Emerging          MFS VIT
                                                            Growth            Investors
                                                            Series -          Trust -
                                                            Initial Class     Initial Class
                                                            Sub-Account       Sub-Account
                                                            -------------------------------
Income:
   Dividends                                                $       -           $    465
   Miscellaneous income (loss)                                  1,456                335
Expenses:
   Mortality and expense risk,
     and administrative charge                                    941                664
                                                            ---------------------------------
   Net investment income (loss)                                   514                136
                                                            ---------------------------------
   Net change in unrealized
     appreciation (depreciation)
     on investments                                            21,768             12,687
   Realized gain distributions                                      -                  -
   Realized gain (loss) on sale of fund shares                 (8,220)            (5,259)
                                                            ---------------------------------
Net realized and unrealized
   gain (loss) on investments                                  13,547              7,428
                                                            ---------------------------------
Net increase (decrease) in net assets
   resulting from operations                                   14,062              7,563
                                                            ---------------------------------
Contract owners activity:
   Payments received from contract owners                      17,655              5,751
   Net transfers between subaccounts
     and/or fixed account                                      (5,239)              (924)
   Withdrawals and surrenders                                  (6,328)            (8,441)
   Cost of insurance and benefits
     provided by riders                                       (10,482)            (6,033)
   Contract maintenance charge                                 (1,795)              (976)
                                                            ---------------------------------
Net increase (decrease) from
   contract owners activity                                    (6,189)           (10,624)
                                                            ---------------------------------
Net increase (decrease) in net assets                           7,873             (3,060)
Net assets, at beginning of year                              105,800             78,801
                                                            ---------------------------------
Net assets, at end of year                                  $ 113,673           $ 75,741
                                                            =================================


See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004

                                                                                                          Oppenheimer
                                         MFS Capital     MFS Emerging      MFS Mid Cap     MFS New        Aggressive
                                         Opportunities   Growth            Growth          Discovery      Growth
                                         Series-         Series-           Series-         Series-        Fund/VA -
                                         Service Class   Service Class     Service Class   Service Class  Service Class
                                         Sub-Account     Sub-Account       Sub-Account     Sub-Account    Sub-Account
                                         --------------------------------------------------------------------------------
Income:
  Dividends                                    $ 435     $      -          $      -        $      -       $      -
  Miscellaneous income (loss)                    235        1,322             1,993           1,318          1,608

Expenses:
  Mortality and expense risk,
    and administrative charge                  1,218          335             1,425             402            563
                                         --------------------------------------------------------------------------------
  Net investment income (loss)                  (549)         987               568             916          1,046
                                         --------------------------------------------------------------------------------
  Net change in unrealized
    appreciation (depreciation)
    on investments                            29,718        8,749            32,875           5,557         16,551
  Realized gain distributions                      -            -                 -               -              -
  Realized gain (loss) on sale of
    fund shares                                 (779)        (512)           (1,137)             23          1,230
                                         --------------------------------------------------------------------------------
  Net realized and unrealized
    gain (loss) on investments                28,940        8,237            31,738           5,580         17,781
                                         --------------------------------------------------------------------------------
  Net increase (decrease) in
    net assets resulting from operations      28,390        9,223            32,306           6,496         18,826
                                         --------------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owners      25,109       16,396            33,240          20,780         19,728
  Net transfers between subaccounts
    and/or fixed account                      16,624        9,217            15,456          17,153          5,956
  Withdrawals and surrenders                     (47)        (702)           (1,802)           (241)             -
  Cost of insurance and benefits
    provided by riders                        (6,647)      (4,966)           (8,035)         (2,883)        (5,447)
  Contract maintenance charge                 (2,636)      (2,528)           (7,139)         (1,654)        (3,204)
                                         --------------------------------------------------------------------------------
Net increase (decrease) from
  contract owners activity                    32,403       17,417            31,720          33,155         17,033
                                         --------------------------------------------------------------------------------
Net increase (decrease) in net assets         60,793       26,640            64,025          39,650         35,860
Net assets, at beginning of year             217,471       49,829           197,572          52,673         76,185
                                         --------------------------------------------------------------------------------
Net assets, at end of year                  $278,264     $ 76,469          $261,597        $ 92,323       $112,045
                                         ================================================================================
                                                         Oppenheimer     PIMCO VIT     Putnam VT                      Putnam VT
                                       Oppenheimer       International   Long-Term     Growth and     Putnam VT       New
                                       Strategic Bond    Growth          U.S.          Income         International   Opportunities
                                       Fund/VA -         Fund/VA -       Government    Fund -         Equity Fund -   Fund -
                                       Service Class     Service Class   Bond          Class IB       Class IB        Class IB
                                       Sub-Account       Sub-Account     Sub-Account   Sub-Account    Sub-Account     Sub-Account
                                       ---------------------------------------------------------------------------------------------
Income:
  Dividends                            $ 10,395          $  3,099         $ 1,451      $   106        $  1,378        $     -
  Miscellaneous income (loss)               723             1,321             416           39           2,389              0

Expenses:
  Mortality and expense risk,
    and administrative charge             1,492               964             310           47             903             27
                                       ---------------------------------------------------------------------------------------------
  Net investment income (loss)            9,626             3,457           1,557           98           2,864            (27)
                                       ---------------------------------------------------------------------------------------------
  Net change in unrealized
    appreciation (depreciation)
    on investments                        2,798            34,498            (106)         607          22,405            497
  Realized gain distributions                 -                 -             543            -               -              -
  Realized gain (loss) on sale of
    fund shares                           4,092             2,795             552           36           1,647             10
                                       ---------------------------------------------------------------------------------------------
  Net realized and unrealized
    gain (loss) on investments            6,890            37,293             989          643          24,053            507
                                       ---------------------------------------------------------------------------------------------
  Net increase (decrease) in
    net assets resulting from operations 16,516            40,751           2,546          741          26,917            481
                                       ---------------------------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owners 35,744            32,793           6,083          670          34,336              -
  Net transfers between subaccounts
    and/or fixed account                120,335             6,651           7,955          (62)         77,140              -
  Withdrawals and surrenders               (801)           (3,531)         (1,575)           -          (2,838)             -
  Cost of insurance and benefits
    provided by riders                   (8,806)           (7,136)         (4,652)        (117)         (4,538)           (67)
  Contract maintenance charge            (5,662)           (5,449)           (957)        (164)         (1,703)           (55)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) from
  contract owners activity              140,810            23,328           6,854          328         102,397           (122)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in net assets   157,326            64,079           9,400        1,069         129,314            359
Net assets, at beginning of year         91,493           212,142          27,722        6,502          76,337          5,055
                                       ---------------------------------------------------------------------------------------------
Net assets, at end of year             $248,819          $276,221        $ 37,122      $ 7,571        $205,651        $ 5,414
                                       =============================================================================================



See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004


                                                  Putnam VT
                                                  Small Cap       Putnam VT     Scudder VIT     Scudder VIT    Scudder
                                                  Value           Voyager       EAFE Equity     Equity 500     Small Cap
                                                  Fund -          Fund -        Index Fund -    Index Fund -   Index Fund -
                                                  Class IB        Class IB      Class A         Class A        Class A
                                                  Sub-Account     Sub-Account   Sub-Account     Sub-Account    Sub-Account
Income:
  Dividends                                       $    155        $     5       $   3,648       $    36,030    $     407
  Miscellaneous income (loss)                          455              -           2,206             6,596          779
Expenses:
  Mortality and expense risk,
    and administrative charge                          356              7             866            22,507          606
                                               -----------------------------------------------------------------------------
  Net investment income (loss)                         254             (2)          4,988            20,119          579
                                               -----------------------------------------------------------------------------
  Net change in unrealized appreciation
    (depreciation) on investments                   10,048            174          12,568           311,210       13,724
  Realized gain distributions                            -              -               -                 -            -
  Realized gain (loss) on sale of fund shares        4,235             19          17,076            (2,977)       8,402
                                               -----------------------------------------------------------------------------
  Net realized and unrealized gain
    (loss) on investments                           14,282            194          29,644           308,233       22,126
                                               -----------------------------------------------------------------------------
  Net increase (decrease) in net assets
    resulting from operations                       14,537            191          34,632           328,352       22,705
                                               -----------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owners             8,866            995          38,633           330,807       17,669
  Net transfers between subaccounts
    and/or fixed account                            33,323          1,140           2,730           552,251       60,191
  Withdrawals and surrenders                             -              -            (635)           (6,285)        (692)
  Cost of insurance and benefits
    provided by riders                              (1,988)           (58)         (4,155)         (109,652)      (4,767)
  Contract maintenance charge                       (3,208)          (137)         (3,086)          (63,685)      (2,408)
                                               -----------------------------------------------------------------------------
Net increase (decrease) from
  contract owners activity                          36,993          1,940          33,487           703,435       69,993
                                               -----------------------------------------------------------------------------
Net increase (decrease) in net assets               51,530          2,132          68,119         1,031,787       92,698
Net assets, at beginning of year                    24,705          1,737         119,458         2,826,727       80,649
                                               -----------------------------------------------------------------------------
Net assets, at end of year                        $ 76,235        $ 3,869       $ 187,577       $ 3,858,514    $ 173,347
                                               =============================================================================
                                              Scudder
                                              Variable                                                  Touchstone
                                              Series I                                                  Eagle            Touchstone
                                              Bond            Touchstone    Touchstone   Touchstone     Capital          Enhanced
                                              Portfolio -     Baron Small   Emerging     Third Avenue   Appreciation     Dividend
                                              Class A         Cap Fund      Growth Fund  Value Fund     Fund             30 Fund (a)
                                              Sub-Account     Sub-Account   Sub-Account  Sub-Account    Sub-Account      Sub-Account
Income:
  Dividends                                   $    81         $       -     $ 14,241     $   2,006      $    24,374      $   2,780
  Miscellaneous income (loss)                      (7)             (102)        (115)          570           (1,583)           236
Expenses:
  Mortality and expense risk,
    and administrative charge                      13             1,365        4,494         4,345           15,997            634
                                              -------------------------------------------------------------------------------------
  Net investment income (loss)                     62            (1,467)       9,632        (1,769)           6,794          2,382
                                              -------------------------------------------------------------------------------------
  Net change in unrealized appreciation
    (depreciation) on investments                  29            53,600       33,504       148,760          284,478            196
  Realized gain distributions                       -                 -       25,015             -                -              -
  Realized gain (loss) on sale of fund shares      11             6,062       12,857        24,607           40,476          4,454
                                              -------------------------------------------------------------------------------------
  Net realized and unrealized gain
    (loss) on investments                          40            59,662       71,375       173,367          324,954          4,651
                                              -------------------------------------------------------------------------------------
  Net increase (decrease) in net assets
    resulting from operations                     101            58,195       81,007       171,598          331,748          7,032
                                              -------------------------------------------------------------------------------------
  Contract owners activity:
  Payments received from contract owners          807            41,687      125,299        79,742           92,417         30,398
  Net transfers between subaccounts
    and/or fixed account                        3,151            35,120       78,447       154,024          (89,085)         1,797
  Withdrawals and surrenders                        -              (281)      (7,287)       (5,030)          (2,018)          (937)
  Cost of insurance and benefits
    provided by riders                           (107)           (9,420)     (30,978)      (30,229)         (24,630)        (6,800)
  Contract maintenance charge                    (117)           (6,358)     (19,532)      (17,197)         (18,890)        (2,314)
                                              -------------------------------------------------------------------------------------
Net increase (decrease) from
  contract owners activity                      3,733            60,747      145,949       181,310          (42,206)        22,144
                                              -------------------------------------------------------------------------------------
Net increase (decrease) in net assets           3,834           118,942      226,956       352,908          289,542         29,177
Net assets, at beginning of year                  622           172,265      585,065       556,197        2,395,219        106,309
                                              -------------------------------------------------------------------------------------
Net assets, at end of year                    $ 4,456         $ 291,207     $812,021     $ 909,105      $ 2,684,761      $ 135,486
                                              =====================================================================================

(a) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003


See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2004

                                           Touchstone      Touchstone    Touchstone    Touchstone    Touchstone      Touchstone
                                           Value Plus      Growth &      Balanced      High Yield    Core Bond       Money Market
                                           Fund            Income Fund   Fund          Bond Fund     Fund            Fund
                                           Sub-Account     Sub-Account   Sub-Account   Sub-Account   Sub-Account     Sub-Account
                                           -----------------------------------------------------------------------------------------
Income:
  Dividends                                  $  20,021     $  1,225      $    371      $   170,682   $    82,925     $   8,347
  Miscellaneous income (loss)                      591        1,137           316            1,195        (1,135)        3,415
Expenses:
  Mortality and expense risk, and
    administrative charge                       16,388          539           270           16,666        14,709         5,939
                                           -----------------------------------------------------------------------------------------
  Net investment income (loss)                   4,224        1,822           418          155,211        67,081         5,823
                                           -----------------------------------------------------------------------------------------
  Net change in unrealized appreciation
    (depreciation) on investments              215,913           82         2,187           (8,507)      (14,485)            -
  Realized gain distributions                        -            -             -                -        (4,482)            -
  Realized gain (loss) on sale of
    fund shares                                 17,847        6,112           533           33,838             -             -
                                           -----------------------------------------------------------------------------------------
  Net realized and unrealized
    gain (loss) on investments                 233,759        6,194         2,720           25,332       (18,967)            -
                                           -----------------------------------------------------------------------------------------
  Net increase (decrease) in net
    assets resulting from operations           237,983        8,016         3,138          180,543        48,114         5,823
                                           -----------------------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owners        86,759       10,881         7,431           48,251        67,930     1,454,365
  Net transfers between subaccounts
    and/or fixed account                       (31,835)      11,619        23,785         (219,614)      264,714     1,781,236)
  Withdrawals and surrenders                    (4,869)      (1,242)       (1,285)          (2,623)       (3,465)       (9,990)
  Cost of insurance and benefits
    provided by riders                         (25,751)      (3,243)       (3,856)         (30,157)      (20,740)      (49,102)
  Contract maintenance charge                  (20,157)      (1,137)       (1,601)         (20,648)      (17,155)      (34,696)
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) from
  contract owners activity                       4,147       16,878        24,474         (224,791)      291,283      (420,659)
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net assets          242,131       24,894        27,611          (44,248)      339,397      (414,836)
Net assets, at beginning of year             2,427,952       45,164        17,628        2,432,391     1,754,117       790,501
                                           -----------------------------------------------------------------------------------------
Net assets, at end of year                 $ 2,670,083     $ 70,058      $ 45,239      $ 2,388,143   $ 2,093,514     $ 375,665
                                           =========================================================================================
                                                                            Van Kampen
                                                             Van Kampen     UIF Emerging
                                            Van Kampen       LIT Emerging   Markets
                                            LIT Comstock     Growth         Equity
                                            Portfolio -      Portfolio -    Portfolio -
                                            Class II         Class II       Class II
                                            Sub-Account      Sub-Account    Sub-Account
                                           --------------------------------------------
Income:
 Dividends                                  $     342                        $      -
 Miscellaneous income (loss)                    7,682             211              56
Expenses:
  Mortality and expense risk, and
    administrative charge                         773              78              20
                                           -------------------------------------------
  Net investment income (loss)                  7,251             133              36
                                           -------------------------------------------
  Net change in unrealized appreciation
    (depreciation) on investments              15,468           1,462           4,342
  Realized gain distributions                       -               -               -
  Realized gain (loss) on sale of
    fund shares                                   665               5             159
                                           -------------------------------------------
  Net realized and unrealized
    gain (loss) on investments                 16,133           1,467           4,501
                                           -------------------------------------------
  Net increase (decrease) in net
    assets resulting from operations           23,383           1,600           4,537
                                           -------------------------------------------
Contract owners activity:
  Payments received from contract owners       49,569           2,672           2,516
  Net transfers between subaccounts
    and/or fixed account                      124,184          19,174          25,485
  Withdrawals and surrenders                        -               -               -
  Cost of insurance and benefits
    provided by riders                         (2,734)           (149)           (212)
  Contract maintenance charge                  (1,871)           (166)           (412)
                                           -------------------------------------------
Net increase (decrease) from
  contract owners activity                    169,149          21,531          27,377
                                           -------------------------------------------
Net increase (decrease) in net assets         192,532          23,131          31,914
Net assets, at beginning of year                6,252             119           1,107
                                           -------------------------------------------
Net assets, at end of year                  $ 198,784        $ 23,250        $ 33,021
                                           ===========================================


See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003

                                                                                                AIM V. I.
                                                                AIM V. I.       AIM V. I.       Capital          AIM V. I.
                                                  AIM V.I.      Government      Basic Value     Appreciation     Growth
                                                  Growth -      Securities -    Fund -          Fund-            Fund -
                                                  Series I      Series I        Series II (a)   Series II (a)    Series II (a)
                                                  Sub-Account   Sub-Account     Sub-Account     Sub-Account      Sub-Account
                                                  ------------------------------------------------------------------------------
Income:
   Dividends                                      $       -     $   602         $     -          $   -           $   -
   Miscellaneous income (loss)                       (1,401)         (7)             (2)             0              (2)
Expenses:
   Mortality and expense risk, and
     administrative charge                            1,139         218               2              -               -
                                                  ------------------------------------------------------------------------------
   Net investment income (loss)                      (2,540)        377              (4)             0              (2)
                                                  ------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments                   61,295        (599)            309            124             131
   Realized gain distributions                            -           9               -              -               2
   Realized gain (loss) on sale of fund shares      (25,813)        253              22              -               -
                                                  ------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                              35,482        (337)            331            124             133
                                                  ------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                         32,942          40             327            124             131
                                                  ------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners            34,274       1,998             887              3             128
   Net transfers between subaccounts
     and/or fixed account                            (2,757)      1,131           1,670              1              93
   Withdrawals and surrenders                        (1,493)          -               -              -               -
   Cost of insurance and benefits
     provided by riders                             (13,448)     (1,399)            (97)            (1)             (5)
   Contract maintenance charge                       (3,445)       (377)            (85)            (1)             (6)
                                                  ------------------------------------------------------------------------------
Net increase (decrease) from contract activity       13,131       1,353           2,375              2             210
                                                  ------------------------------------------------------------------------------
Net increase (decrease) in net assets                46,073       1,393           2,702            126             341
Net assets, at beginning of year                    105,886      24,063               -              -               -
                                                  ------------------------------------------------------------------------------
Net assets, at end of year                        $ 151,959    $ 25,456         $ 2,702          $ 126           $ 341
                                                  ==============================================================================
                                                                                                                        Fidelity VIP
                                           AIM V. I.      Alger                           Fidelity VIP    Fidelity VIP  Growth &
                                           Premier        American         Alger          Equity-Income   Contrafund    Income
                                           Equity         Small            American       Portfolio-      Portfolio-    Portfolio-
                                           Fund -         Capitalization   Growth         Service         Service       Serivce
                                           Series II (a)  Portfolio        Portfolio      Class 2         Class 2       Class 2
                                           Sub-Account    Sub-Account      Sub-Account    Sub-Account     Sub-Account   Sub-Account
                                           -----------------------------------------------------------------------------------------
Income:
   Dividends                               $     3        $      -         $      -       $  2,834            $ 551       $ 1,576
   Miscellaneous income (loss)                  (1)           (325)            (211)            51              790            59
Expenses:
   Mortality and expense risk, and
     administrative charge                       -             512            1,152          1,240            1,167           752
                                           --------------------------------------------------------------------------------------
   Net investment income (loss)                  2            (837)          (1,362)         1,645              174           883
                                           --------------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments             156          32,840           66,770         63,640           60,234        36,017
   Realized gain distributions                   -               -                -              -                -             -
   Realized gain (loss) on sale of
     fund shares                                 -         (12,300)         (27,731)        (2,080)            (590)         (102)
                                           --------------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                        156          20,540           39,039         61,560           59,644        35,915
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                   158          19,703           37,677         63,205           59,818        36,798
                                           --------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners    1,010          12,710           28,856         65,119           65,882        29,550
   Net transfers between subaccounts
     and/or fixed account                        -          (7,812)         (18,635)        81,158           67,687        19,648
   Withdrawals and surrenders                    -            (739)            (935)        (1,953)          (2,080)       (1,499)
   Cost of insurance and benefits
     provided by riders                         (2)         (4,372)         (12,325)       (12,922)         (14,262)       (8,182)
   Contract maintenance charge                  (2)         (1,564)          (3,220)        (7,249)          (8,206)       (4,471)
                                           --------------------------------------------------------------------------------------
Net increase (decrease) from
  contract activity                          1,006          (1,777)          (6,259)       124,153          109,021        35,046
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets        1,164          17,926           31,418        187,358          168,839        71,844
Net assets, at beginning of year                 -          47,018          108,947        152,030          157,604       141,495
                                           --------------------------------------------------------------------------------------
Net assets, at end of year                 $ 1,164        $ 64,944         $140,365       $339,388        $ 326,443     $ 213,339
                                           ======================================================================================

(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003

                                              Fidelity VIP      Fidelity VIP    Fidelity VIP    Fidelity VIP   Fidelity VIP
                                              Growth            Asset Manager   Balanced        Mid Cap        Money Market
                                              Portfolio-        Portfolio-      Portfolio-      Portfolio-     Fund
                                              Service           Service         Service         Service        Portfolio-
                                              Class 2           Class 2         Class 2         Class 2        Initial Class
                                              Sub-Account       Sub-Account     Sub-Account     Sub-Account    Sub-Account
                                              ------------------------------------------------------------------------------

Income:
Dividends                                     $     132         $    299        $   4,124       $     731      $  3,032
Miscellaneous income (loss)                         169               (3)             500             251          (107)
Expenses:
Mortality and expense risk,
  and administrative charge                         728               89              974           1,647         6,101
                                              ------------------------------------------------------------------------------
Net investment income (loss)                       (427)             207            3,650            (665)       (3,176)
                                              ------------------------------------------------------------------------------
Net change in unrealized appreciation
  (depreciation) on investments                  44,692            1,797           28,921         113,122            13
Realized gain distributions                           -                -                -               -             -
Realized gain (loss) on sale of fund shares      (2,729)             (76)          (2,200)          3,261             -
                                              ------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                          41,963            1,721           26,721         116,383            13
                                              ------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                     41,536            1,928           30,371         115,718        (3,163)
                                              ------------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owners         51,685            3,722           56,192          48,650       272,616
  Net transfers between subaccounts
    and/or fixed account                         23,882            5,663           35,375          72,340       (20,074)
  Withdrawals and surrenders                     (2,844)               -             (577)         (2,696)       (5,723)
  Cost of insurance and benefits
    provided by riders                          (10,419)            (689)         (12,453)        (11,387)      (43,794)
  Contract maintenance charge                    (6,634)            (486)          (6,760)         (7,668)      (27,848)

Net increase (decrease) from                  ------------------------------------------------------------------------------
  contract activity                              55,670            8,210           71,777          99,239       175,177
                                              ------------------------------------------------------------------------------
Net increase (decrease) in net assets            97,206           10,138          102,148         214,957       172,014
Net assets, at beginning of year                 93,401            7,233          142,766         243,350       240,656
                                              ------------------------------------------------------------------------------
Net assets, at end of year                    $ 190,607         $ 17,371        $ 244,914       $ 458,307      $ 412,670
                                              ==============================================================================
                                             Franklin                                    Franklin       Franklin      Franklin
                                             Growth &      Franklin                      Large Cap      Templeton     Templeton
                                             Income        Income        Franklin U.S.   Growth         Foreign       Growth
                                             Securities    Securities    Government      Securities     Securities    Securities
                                             Fund -        Fund -        Fund -          Fund -         Fund -        Fund -
                                             Class 2 (b)   Class 2 (b)   Class 2 (b)     Class 2 (b)    Class 2 (b)   Class 2 (b)
                                             Sub-Account   Sub-Account   Sub-Account     Sub-Account    Sub-Account   Sub-Account
                                       ------------------------------------------------------------------------------------------

Income:
Dividends                                    $       3     $     6        $      5       $      1       $      2      $      8
Miscellaneous income (loss)                         54          (1)              2             (1)           (13)            1
Expenses:
Mortality and expense risk,
  and administrative charge                          8           1              23             19             34            13
                                       ----------------------------------------------------------------------------------------
Net investment income (loss)                        49           4             (16)           (19)           (45)           (4)
                                       ----------------------------------------------------------------------------------------
Net change in unrealized appreciation
  (depreciation) on investments                    819         167             258          1,103          2,857         1,039
Realized gain distributions                          -           -               -              -              -             -
Realized gain (loss) on sale of
   fund shares                                      14          12             104             28             94            34
                                       ----------------------------------------------------------------------------------------
Net realized and unrealized gain
  (loss) on investments                            833         179             362          1,131          2,951         1,073
                                       ----------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                       882         183             346          1,112          2,906         1,069
                                       ----------------------------------------------------------------------------------------
Contract owners activity:
  Payments received from contract owner          1,000         625           2,392          9,130          2,850         3,275
  Net transfers between subaccounts
    and/or fixed account                         4,552         336          16,642          6,854         14,518         7,346
  Withdrawals and surrenders                         -           -               -              -              -             -
  Cost of insurance and benefits
    provided by riders                             (20)        (80)           (244)          (261)          (140)         (213)
  Contract maintenance charge                      (22)        (63)           (203)          (142)          (764)         (115)

Net increase (decrease) from           ----------------------------------------------------------------------------------------
  contract activity                              5,510         818          18,587         15,581         16,464        10,293
                                       ----------------------------------------------------------------------------------------
Net increase (decrease) in net assets            6,392       1,001          18,933         16,693         19,370        11,362
Net assets, at beginning of year                     -           -               -              -              -             -
                                       ----------------------------------------------------------------------------------------
Net assets, at end of year                   $   6,392     $ 1,001        $ 18,933       $ 16,693       $ 19,370      $ 11,362
                                       ========================================================================================

(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003

                                           Franklin                                                                     Legends
                                           Mutual          Janus           Janus          Janus                         Harris
                                           Shares          Aspen           Aspen          Aspen         J.P. Morgan     Bretall
                                           Securities      Mid Cap         Capital        Worldwide     Mid Cap         Sullivan &
                                           Fund -          Growth          Appreciation   Growth        Value           Smith Equity
                                           Class 2 (b)     Portfolio (c)   Portfolio      Portfolio     Portfolio (d)   Growth (e)
                                           Sub-Account     Sub-Account     Sub-Account    Sub-Account   Sub-Account     Sub-Account
                                           -----------------------------------------------------------------------------------------

Income:
   Dividends                               $      1        $      -         $    172      $    693      $     -         $    -
   Miscellaneous income (loss)                   (6)            (32)             310           445           (1)           (24)
Expenses:
   Mortality and expense risk,
     and administrative charge                   12             182              378           528            5              8
                                           -----------------------------------------------------------------------------------------
   Net investment income (loss)                 (17)           (214)             104           610           (6)           (32)
                                           -----------------------------------------------------------------------------------------
   Net change in unrealized appreciation
    (depreciation) on investments             1,170           7,741           12,837        19,881          301              4
   Realized gain distributions                    -               -                -             -            -              -
   Realized gain (loss) on sale of
     fund shares                                 14             469             (568)       (1,846)          29            178
                                           -----------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                      1,184           8,210           12,269        18,035          330            182
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                  1,167           7,996           12,373        18,645          324            150
                                           -----------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners     7,287          19,764           15,959        25,248        1,082          2,689
   Net transfers between subaccounts
     and/or fixed account                     3,864           1,981           47,543        17,423        1,003         (4,780)
   Withdrawals and surrenders                     -          (1,257)               -          (328)           -              -
   Cost of insurance and benefits
     provided by riders                         (84)         (4,912)          (3,512)       (4,455)         (21)          (799)
   Contract maintenance charge                  (64)         (2,275)          (2,408)       (3,200)         (21)          (223)
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) from
  contract activity                          11,003          13,301           57,582        34,688        2,043         (3,113)
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net assets        12,170          21,297           69,955        53,333        2,367         (2,963)
Net assets, at beginning of year                  -          15,093           42,738        57,111            -          2,963
                                           -----------------------------------------------------------------------------------------
Net assets, at end of year                 $ 12,170        $ 36,390         $ 112,693     $110,444      $ 2,367         $    -
                                           =========================================================================================

                                                                                           MFS VIT        MFS VIT
                                                            Legends                        Emerging       Investors
                                            Legends         Gabelli         Legends        Growth         Trust -
                                            Third Avenue    Large Cap       Baron          Series -       Initial
                                            Value (e)       Value (e)       Small Cap (e)  Initial Class  Class
                                            Sub-Account     Sub-Account     Sub-Account    Sub-Account    Sub-Account
                                           ------------------------------------------------------------------------

Income:
   Dividends                                $    848        $    609        $      -       $      -       $    465
   Miscellaneous income (loss)                    14             (52)             48         (1,374)          (394)
Expenses:
   Mortality and expense risk,
     and administrative charge                   450             205             176            835            613
                                           ------------------------------------------------------------------------
   Net investment income (loss)                  412             352            (128)        (2,209)          (542)
                                           ------------------------------------------------------------------------
   Net change in unrealized appreciation
    (depreciation) on investments             24,281          27,146           5,354         52,390         18,789
   Realized gain distributions                     -               -               -              -              -
   Realized gain (loss) on sale of
     fund shares                             (28,288)        (20,581)         (3,199)       (27,439)        (4,914)
                                           ------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                      (4,007)          6,565           2,155         24,951         13,875
                                           ------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                  (3,595)          6,917           2,027         22,742         13,333
                                           ------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners     12,700          12,027           5,915         26,930         14,190
   Net transfers between subaccounts
     and/or fixed account                   (240,537)       (149,898)        (80,683)        (4,105)           457
   Withdrawals and surrenders                     (5)            (69)            (52)        (6,975)        (5,035)
   Cost of insurance and benefits
     provided by riders                       (4,844)         (2,211)          1,173         (9,465)        (4,988)
   Contract maintenance charge                (3,327)         (1,521)         (1,364)        (2,031)        (1,046)
                                           ------------------------------------------------------------------------
Net increase (decrease) from
  contract activity                         (236,013)       (141,672)        (75,011)         4,354          3,578
                                           ------------------------------------------------------------------------
Net increase (decrease) in net assets       (239,608)       (134,755)        (72,984)        27,096         16,911
Net assets, at beginning of year             239,608         134,755          72,984         78,704         61,890
                                           ------------------------------------------------------------------------
Net assets, at end of year                  $      -        $      -        $      -       $ 105,800      $ 78,801
                                           ========================================================================


(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003

                                                                            MFS                                Oppenheimer
                                           MFS Capital      MFS Emerging    Mid Cap           MFS New          Aggressive
                                           Opportunities    Growth          Growth            Discovery        Growth Fund/
                                           Series-          Series-         Series-           Series-          VA - Service
                                           Service Class    Service Class   Service Class     Service Class    Class
                                           Sub-Account      Sub-Account     Sub-Account       Sub-Account      Sub-Account
                                           ---------------------------------------------------------------------------------
Income:
   Dividends                               $      -         $      -        $      -              $ -               $ -
   Miscellaneous income (loss)                   97              (13)           (609)             (68)              348
Expenses:
   Mortality and expense risk,
     and administrative charge                  825              192             907              235               255
                                           ---------------------------------------------------------------------------------
   Net investment income (loss)                (728)            (205)         (1,516)            (303)               93
                                           ---------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments           44,229           11,685          48,625           11,883             4,767
   Realized gain distributions                    -                -               -                -                 -
   Realized gain (loss) on sale of
     fund shares                             (1,791)          (2,095)         (4,650)            (852)            1,945
                                           ---------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                     42,438            9,590          43,975           11,031             6,712
                                           ---------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                 41,710            9,385          42,459           10,728             6,805
                                           ---------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners    30,914           16,294          39,193           11,914            16,200
   Net transfers between subaccounts
     and/or fixed account                    11,972           11,776          38,803           11,664            35,849
   Withdrawals and surrenders                  (379)            (367)         (4,585)            (357)             (488)
   Cost of insurance and benefits
     provided by riders                      (4,516)          (3,425)         (6,874)          (2,156)           (3,557)
   Contract maintenance charge               (2,497)          (1,946)         (5,564)          (1,221)           (2,245)
                                           ---------------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                         35,494           22,332          60,973           19,844            45,759
                                           ---------------------------------------------------------------------------------
Net increase (decrease) in net assets        77,204           31,717         103,432           30,572            52,564
Net assets, at beginning of year            140,267           18,112          94,140           22,101            23,621
                                           ---------------------------------------------------------------------------------
Net assets, at end of year                 $ 217,471        $ 49,829        $ 197,572         $ 52,673         $ 76,185
                                           =================================================================================
                                             Oppenheimer    Oppenheimer     PIMCO VIT     Putnam VT                    Putnam VT
                                             Strategic      International   Long-Term     Growth and    Putnam VT      New
                                             Bond Fund/     Growth Fund/    U.S.          Income        International  Opportunities
                                             VA - Service   VA - Service    Government    Fund -        Equity Fund -  Fund -
                                             Class          Class           Bond          Class IB (f)  Class IB (f)   Class IB (f)
                                             Sub-Account    Sub-Account     Sub-Account   Sub-Account   Sub-Account    Sub-Account
                                           -----------------------------------------------------------------------------------------
Income:
   Dividends                                 $ 3,811        $  1,585        $   976       $     -       $     -        $     -
   Miscellaneous income (loss)                    32            (725)             5            (1)         (187)            (4)
Expenses:
   Mortality and expense risk,
     and administrative charge                   523             582            217            10           335              6
                                           ------------------------------------------------------------------------------------
   Net investment income (loss)                3,320             278            764           (11)         (522)           (10)
                                           ------------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments             6,942          70,126           (624)          610        11,658            408
   Realized gain distributions                     -               -            167             -             -              -
   Realized gain (loss) on sale of
     fund shares                                 670          (8,754)           366            45           200             24
                                           ------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                       7,612          61,372            (91)          655        11,858            432
                                           ------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from operations                  10,932          61,650            673           644        11,336            422
                                           ------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners     25,928          29,202          6,278           227         7,083              -
   Net transfers between subaccounts
     and/or fixed account                     17,368          13,152          3,549         5,767        60,249          4,672
   Withdrawals and surrenders                    (54)           (592)           (19)            -          (341)             -
   Cost of insurance and benefits
     provided by riders                       (7,891)         (4,103)        (2,968)          (97)       (1,554)           (21)
   Contract maintenance charge                (5,149)         (3,443)          (779)          (39)         (436)           (18)
                                           ------------------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                          30,202          34,216          6,061         5,858        65,001          4,633
                                           ------------------------------------------------------------------------------------
Net increase (decrease) in net assets         41,134          95,866          6,734         6,502        76,337          5,055
Net assets, at beginning of year              50,359         116,276         20,988             -             -              -
                                           ------------------------------------------------------------------------------------
Net assets, at end of year                   $ 91,493       $212,142        $27,722       $ 6,502       $76,337        $ 5,055
                                           ====================================================================================


(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003

                                                                                                                         Scudder
                                           Putnam VT                                       Scudder VIT   Scudder         Variable
                                           Small Cap         Putnam VT      Scudder VIT    Equity 500    Small Cap       Series I
                                           Value             Voyager        EAFE Equity    Index         Index           Bond
                                           Fund -            Fund -         Index Fund -   Fund -        Fund -          Portfolio -
                                           Class IB (f)      Class IB (f)   Class A        Class A       Class A         Class A (g)
                                           Sub-Account       Sub-Account    Sub-Account    Sub-Account   Sub-Account     Sub-Account
                                           -----------------------------------------------------------------------------------------
Income:
   Dividends                               $     -           $     -        $  1,089       $  24,510     $    257        $   -
   Miscellaneous income (loss)                 (12)                7            (480)         (2,040)        (367)           1
Expenses:
   Mortality and expense risk,
     and administrative charge                  46                 2             166          14,051          178            1
                                           -----------------------------------------------------------------------------------------
   Net investment income (loss)                (58)                5             443           8,419         (288)           -
                                           -----------------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments           3,396               213          13,526         539,445       12,440          116
   Realized gain distributions                   -                 -               -               -            -            -
   Realized gain (loss) on sale of
     fund shares                               176                 6            (855)        (21,073)       1,507            0
                                           -----------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                     3,572               219          12,671         518,372       13,947          116
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations          3,514               224          13,114         526,791       13,659          116
                                           -----------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners    2,316                 -          17,830         437,376       13,648            -
   Net transfers between subaccounts
     and/or fixed account                   20,004             1,561          76,015         180,302       40,394          537
   Withdrawals and surrenders                    -                 -          (1,194)         (6,386)      (2,277)           -
   Cost of insurance and benefits
     provided by riders                       (316)              (33    )     (2,464)        (56,258)      (2,338)         (14)
   Contract maintenance charge                (813)              (15    )     (1,840)        (49,529)      (1,632)         (17)
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                        21,191             1,513          88,347         505,505       47,795          506
                                           -----------------------------------------------------------------------------------------
Net increase (decrease) in net assets       24,705             1,737         101,461        1,032,296      61,454          622
Net assets, at beginning of year                 -                 -          17,997        1,794,431      19,195            -
                                           -----------------------------------------------------------------------------------------
Net assets, at end of year                 $24,705           $ 1,737        $119,458       $2,826,727    $780,649        $ 622
                                           =========================================================================================
                                                                              Touchstone     Touchstone
                                                                              Third          Eagle             Touchstone
                                                Touchstone     Touchstone     Avenue         Capital           Enhanced
                                                Baron Small    Emerging       Value          Appreciation      Dividend
                                                Cap Fund (h)   Growth Fund    Fund (i)       Fund (j)          30 Fund
                                                Sub-Account    Sub-Account    Sub-Account    Sub-Account       Sub-Account
                                           -------------------------------------------------------------------------------
Income:
   Dividends                                    $      -       $      -       $    425       $    2,554        $  1,036
   Miscellaneous income (loss)                      (842)           116         (2,780)          (5,247)           (550)
Expenses:
   Mortality and expense risk,
     and administrative charge                       601          2,670          1,867           13,091             436
                                           -----------------------------------------------------------------------------
   Net investment income (loss)                   (1,443)        (2,554)        (4,222)         (15,784)             50
                                           -----------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments                33,138        162,876        147,971          473,168          25,442
   Realized gain distributions                         -          4,788              -                -               -
   Realized gain (loss) on sale of
     fund shares                                   2,475         (4,759)         8,412           42,046          (1,683)
                                           -----------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                          35,613        162,905        156,383          515,214          23,759
                                           -----------------------------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations               34,170        160,351        152,161          499,430          23,809
                                           -----------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners         18,065        104,146         61,085           40,857          22,635
   Net transfers between subaccounts
     and/or fixed account                        132,076         87,834        322,456        1,178,283          17,040
   Withdrawals and surrenders                       (396)       (11,416)        (3,424)          (3,151)           (329)
   Cost of insurance and benefits
     provided by riders                           (7,964)       (20,271)       (19,720)         (17,670)         (5,932)
   Contract maintenance charge                    (3,686)       (12,886)        (9,971)         (14,123)         (1,927)
                                           -----------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                             138,095        147,407        350,426        1,184,196          31,487
                                           -----------------------------------------------------------------------------
Net increase (decrease) in net assets            172,265        307,758        502,587        1,683,626          55,296
Net assets, at beginning of year                       -        277,307         53,610          711,593          51,013
                                           -----------------------------------------------------------------------------
Net assets, at end of year                      $ 172,265      $585,065       $556,197       $2,395,219        $106,309
                                           =============================================================================

(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

                        Columbus Life Separate Account 1
               Statement of Operations and Changes in Net Assets
                          Year Ended December 31, 2003



                                                           Touchstone
                                           Touchstone      Growth &     Touchstone     Touchstone    Touchstone      Touchstone
                                           Value Plus      Income       Balanced       High Yield    Core Bond       Money Market
                                           Fund            Fund         Fund           Bond Fund     Fund (k)        Fund
                                           Sub-Account     Sub-Account  Sub-Account    Sub-Account   Sub-Account     Sub-Account
                                           --------------------------------------------------------------------------------------
Income:
   Dividends                               $    19,941     $  1,547     $    104       $   198,161   $    65,827     $   4,082
   Miscellaneous income (loss)                  (4,188)         (21)         105                (2)          349          (367)
Expenses:
   Mortality and expense risk,
     and administrative charge                  13,648          255          130            14,630        12,568         3,717
                                           --------------------------------------------------------------------------------------
   Net investment income (loss)                  2,105        1,271           79           183,529        53,608            (2)
                                           --------------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments             505,774        9,099        2,956           197,670         8,045        11,820
   Realized gain distributions                       -          275            -                 -             -             -
   Realized gain (loss) on sale of
     fund shares                               (13,801)      (1,261)        (124)           37,624        (7,596)            -
                                           --------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                       491,973        8,113        2,832           235,294           449        11,820
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations            494,078        9,384        2,911           418,823        54,057        11,818
                                           --------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners       81,051       13,046        2,907           153,616        38,424     1,318,542
   Net transfers between subaccounts
     and/or fixed account                    1,020,549        5,583          792         1,005,678       794,332        94,276
   Withdrawals and surrenders                   (1,285)        (364)        (158)             (297)       (2,699)     (567,306)
   Cost of insurance and benefits
     provided by riders                        (18,892)      (2,076)      (1,240)          (19,230)      (16,215)      (45,113)
   Contract maintenance charge                 (16,990)        (673)        (383)          (18,648)      (13,968)      (21,827)
                                           --------------------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                         1,064,433       15,516        1,918         1,121,119       799,874       778,572
                                           --------------------------------------------------------------------------------------
Net increase (decrease) in net assets        1,558,511       24,900        4,829         1,539,942       853,931       790,390
Net assets, at beginning of year               869,441       20,264       12,799           892,449       900,186           111
                                           --------------------------------------------------------------------------------------
Net assets, at end of year                 $ 2,427,952     $ 45,164     $ 17,628       $ 2,432,391   $ 1,754,117     $ 790,501
                                           ======================================================================================
                                                                                                                      Van Kampen
                                                                                                      Van Kampen      UIF
                                                                                      Van Kampen      LIT             Emerging
                                           Touchstone     Touchstone    Touchstone    LIT             Emerging        Markets
                                           International  Growth/       Standby       Comstock        Growth          Equity
                                           Equity         Value         Income        Portfolio -     Portfolio -     Portfolio -
                                           Fund (l)       Fund (m)      Fund (n)      Class II (o)    Class II (o)    Class II (o)
                                           Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account
                                           ---------------------------------------------------------------------------------------
Income:
   Dividends                               $   760        $      -      $    10,516   $     -         $   -           $       -
   Miscellaneous income (loss)                (122)            (94)           1,058       (1)             0                  (5)
Expenses:
   Mortality and expense risk,
     and administrative charge                 254             354            2,723        8              -                   1
                                           -------------------------------------------------------------------------------------
   Net investment income (loss)                384            (447)           8,851       (9)             0                  (6)
                                           -------------------------------------------------------------------------------------
   Net change in unrealized appreciation
     (depreciation) on investments          30,467          11,392              863      657            119                 265
   Realized gain distributions                   -               -                -        -              -                   -
   Realized gain (loss) on sale of
     fund shares                           (26,870)          2,076             (137)      26              -                  22
                                           -------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                     3,597          13,468              727      683            119                 287
                                           -------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets resulting from operations          3,981          13,020            9,577      674            119                 281
                                           -------------------------------------------------------------------------------------
Contract owners activity:
   Payments received from contract owners   13,434          11,279          660,149    4,012              -                 131
   Net transfers between subaccounts
     and/or fixed account                  (65,107)       (185,016)      (5,047,624)   1,769              -                 763
   Withdrawals and surrenders               (5,203)              -               (0)       -              -                   -
   Cost of insurance and benefits
     provided by riders                     (2,245)         (2,165)         (19,947)    (107)             -                 (51)
   Contract maintenance charge                (667)         (2,209)         (12,450)     (96)             -                 (17)
                                           -------------------------------------------------------------------------------------
Net increase (decrease) from
   contract activity                       (59,788)       (178,111)      (4,419,872)   5,578              -                 826
                                           -------------------------------------------------------------------------------------
Net increase (decrease) in net assets      (55,807)       (165,091)      (4,410,295)   6,252            119               1,107
Net assets, at beginning of year            55,807         165,091        4,410,295        -              -                   -
                                           -------------------------------------------------------------------------------------
Net assets, at end of year                 $     -        $      -      $         -   $6,252          $ 119           $   1,107
                                           =====================================================================================



(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(I) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(n) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.

Note: Unless otherwise noted, all sub-accounts are for the year ended December 31, 2003

See accompanying notes

               Columbus Life Insurance Company Separate Account 1

                         Notes to Financial Statements

                                December 31, 2004

1.   ORGANIZATION

Columbus Life Insurance Company Separate Account 1 (the "Account") is a unit investment trust registered under the Investment Company Act of 1940 (the "1940 Act"), established by the Columbus Life Insurance Company (the "Company"), a life insurance company which is a wholly owned subsidiary of The Western and Southern Life Insurance Company. The Account is a funding vehicle for individual variable universal life policies, and commenced operations on August 30, 1999 with the issuance of the first Columbus Life flexible premium ("Flexible Premium") variable universal life insurance policy. The first Pinnacle variable universal life insurance policy ("Pinnacle") was issued on March 19, 2001. The first legacy survivorship universal life policy ("Legacy") was issued on May 17, 2002. While this is a new product under the Account, it utilizes the same unit values as Pinnacle variable universal life. Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from the Company's other assets and liabilities. The portion of the Account's assets applicable to the variable universal life contracts are not chargeable with liabilities arising out of any other business the Company may conduct.

2.   SIGNIFICANT ACCOUNTING POLICIES

The Account has sixty investment sub-accounts: the AIM V.I. Growth Fund - Series I, AIM V.I. Government Securities Fund- Series I, AIM V.I. Basic Value Fund - Series II, AIM V.I. Capital Appreciation Fund - Series II, AIM V.I. Growth Fund
- Series II, AIM V.I. Premier Equity Fund - Series II, Alger American Small Capitalization Portfolio, Alger American Growth Portfolio, Fidelity VIP Equity-Income Portfolio - Service Class 2, Fidelity VIP Contrafund Portfolio - Service Class 2, Fidelity VIP Growth & Income Portfolio - Service Class 2, Fidelity VIP Growth Portfolio - Service Class 2, Fidelity VIP Asset Manager Portfolio - Service Class 2, Fidelity VIP Balanced Portfolio - Service Class 2, Fidelity VIP Mid Cap Portfolio - Service Class 2, Fidelity VIP Money Market Fund Portfolio - Initial Class, Franklin Templeton VIP Trust Growth and Income Securities Fund - Class 2, Franklin Templeton VIP Trust Income Securities Fund - Class 2, Franklin Templeton VIP Trust U.S. Government Fund - Class 2, Franklin Templeton VIP Trust Large Cap Growth Securities Fund - Class 2, Franklin Templeton VIP Trust Foreign Securities Fund - Class 2, Franklin Templeton VIP Trust Growth Securities Fund - Class 2, Franklin Templeton VIP Trust Mutual Shares Securities Fund - Class 2, Janus Aspen Mid Cap Growth Portfolio - Service Shares, Janus Aspen Capital Appreciation Portfolio - Service Shares, Janus Aspen Worldwide Growth Portfolio - Service Shares, J.P. Morgan Series II Mid Cap Value Portfolio, MFS VIT Emerging Growth Series - Initial Class, MFS VIT Investors Trust Series - Initial Class, MFS VIT Capital Opportunities Series - Service Class, MFS VIT Emerging Growth Series - Service Class, MFS VIT Mid Cap Growth Series - Service Class, MFS VIT New Discovery Series - Service Class, Oppenheimer Aggressive Growth Fund/VA - Service Class, Oppenheimer Strategic Bond Fund/VA - Service Class, Oppenheimer International Growth Fund/VA - Service Class, PIMCO VIT Long-Term U.S. Government Bond Portfolio, Putnam VT Growth and Income Fund - Class IB, Putnam VT International Equity Fund - Class IB, Putnam VT New Opportunities Fund - Class IB, Putnam VT Small Cap Value Fund - Class IB, Putnam VT Voyager Fund - Class IB, Scudder VIT EAFE Equity Index Fund - Class A, Scudder VIT Equity 500 Index Fund - Class A, Scudder VIT Small Cap Index Fund - Class A, Scudder Variable Series I Bond Portfolio - Class A, Touchstone Baron Small Cap Fund, Touchstone Emerging Growth Fund, Touchstone Third Avenue Value Fund, Touchstone Eagle Capital Appreciation Fund, Touchstone Enhanced Dividend 30 Fund, Touchstone Value Plus Fund, Touchstone Growth & Income Fund, Touchstone Balanced Fund,

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

2.   SIGNIFICANT ACCOUNTING POLICIES (continued)

Touchstone High Yield Fund, Touchstone Core Bond Fund, Touchstone Money Market Fund, Van Kampen LIT Comstock Portfolio - Class II, Van Kampen LIT Emerging Growth Portfolio - Class II, and Van Kampen UIF Emerging Markets Equity Portfolio - Class II. In addition to the sub-accounts previously listed, the following sub-accounts were also offered in 2003: Legends Harris Brentall Sullivan & Smith Equity Growth Fund, Legends Third Avenue Value Fund, Legends Gabelli Large Cap Value Fund, Legends Baron Small Cap Fund, Touchstone International Equity Fund, Touchstone Growth/Value Fund, and Touchstone Standby Income Fund. Each sub-account is an open-ended diversified management investment company. Investments are made in mutual funds, which value their investment securities at fair value. Each sub-account's value fluctuates on a day to day basis depending on the investment performance of the mutual fund in which it is invested.

A policyholder may also allocate funds to the fixed account, which is part of the general account of the Company. Due to exemptive and exclusionary provisions, interests in the fixed account have not been registered under the Securities Act of 1933 (the "1933 Act") and the Company's general account has not been registered as an investment company under the 1940 Act. Sub-account transactions are recorded on the trade date and income from dividends is recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

The Account is not taxed separately because the operations of the Account are part of the total operations of the Company. The Company is taxed as a life insurance company under the Internal Revenue Code. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account. The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 3.  PURCHASES AND SALES OF INVESTMENTS

The cost of purchases and proceeds from sales of investments for the year ended
December 31, 2004, were as follows:

                                                                                     PURCHASES        SALES
                                                                                -----------------------------

AIM Variable Insurance Funds, Inc.
 V.I. Growth Fund                                                               $     33,341       $   24,458
 V.I. Government Securities Fund                                                       4,222           12,279
 V.I. Basic Value Fund - Series II                                                   142,216            2,150
 V.I. Capital Appreciation Fund - Series II                                              177            1,401
 V.I. Growth Fund - Series II                                                          9,742              343
 V.I. Premier Equity Fund - Series II                                                 35,905              719

The Alger American Fund
 Small Capitalization Portfolio                                                       11,068            9,339
 Growth Portfolio                                                                     30,865           16,839

Fidelity Variable Insurance Products Funds
 Equity-Income Portfolio - Service Class 2                                           195,776           83,125
 Contrafund Portfolio - Service Class 2                                              139,772           92,152
 Growth & Income Portfolio - Service Class 2                                         152,351           13,072
 Growth Portfolio - Service Class 2                                                   93,873           51,244
 Asset Manager Portfolio - Service Class 2                                            18,932            3,480
 Balanced Portfolio - Service Class 2                                                 57,649           20,393
 Mid Cap Portfolio - Service Class 2                                                 230,464           84,000
 Money Market Portfolio - Initial Class                                              192,024          257,815

Franklin Templeton Variable Insurance Products Trust
 Growth and Income Securities - Class 2                                               30,230            3,807
 Income Securities - Class 2                                                          11,695              801
 U.S. Government - Class 2                                                           103,944            5,279
 Large Cap Growth Securities Fund - Class 2                                           31,894            5,045
 Templeton Foreign Securities Fund - Class 2                                          97,067           30,744
 Templeton Growth Securities Fund - Class 2                                           56,729           11,133
 Mutual Shares Securities Fund - Class 2                                              35,502            2,054

Janus Aspen Series
 Mid-Cap Growth Portfolio - Service Shares                                            18,870            8,015
 Capital Appreciation Portfolio - Service Shares                                      22,931           24,098
 Worldwide Growth Portfolio - Service Shares                                          38,333           21,642

J.P. Morgan Series II Trust
 Mid Cap Value Portfolio                                                               3,455            5,462


                                       19


               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements


3.   PURCHASES AND SALES OF INVESTMENTS (continued)

                                                                                     PURCHASES        SALES
                                                                                -----------------------------

MFS Variable Insurance Trust
 Emerging Growth Series - Initial Class                                         $     16,878       $   22,552
 Investors Trust Series - Initial Class                                                9,159           19,638
 Capital Opportunities Series - Service Class                                         39,594            7,748
 Emerging Growth Series - Service Class                                               24,899            6,495
 Mid Cap Growth Series - Service Class                                                51,268           18,980
 New Discovery Series - Service Class                                                 40,896            6,825

Oppenheimer Variable Account Funds
 Oppenheimer Aggressive Growth Fund/VA - Service Class                                33,129           15,050
 Oppenheimer Strategic Bond Fund/VA - Service Class                                  185,805           35,369

Oppenheimer's Panorama Series Fund, Inc.
 Oppenheimer International Growth Fund/VA - Service Class                             71,290           44,505

PIMCO Variable Insurance Trust
 Long-Term U.S. Government Bond Portfolio                                             15,235            6,281

Putnam Variable Trust
 Growth and Income Fund - Class IB                                                       785              360
 International Equity Fund - Class IB                                                114,806            9,545
 New Opportunities Fund - Class IB                                                       -                149
 Small Cap Value Fund - Class IB                                                      51,913           14,666
 Voyager Fund - Class IB                                                               2,140              203

Scudder Investments VIT Funds
 EAFE Equity Index Fund - Class A                                                    122,007           83,533
 Equity 500 Index Fund - Class A                                                   1,014,163          290,621
 Small Cap Index Fund - Class A                                                       99,681           29,109

Scudder Variable Series I
 Bond Portfolio - Class A                                                              4,395              601



                                       20


               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

3.   PURCHASES AND SALES OF INVESTMENTS (continued)

                                                                                     PURCHASES        SALES
                                                                                -----------------------------

Touchstone Variable Series Trust
 Baron Small Cap Fund                                                           $     77,799       $   18,517
 Emerging Growth Fund                                                                284,885          104,289
 Third Avenue Value Fund                                                             249,508           69,945
 Eagle Capital Appreciation Fund                                                     151,235          186,648
 Enhanced Dividend 30 Fund                                                            54,287           29,761
 Value Plus Fund                                                                     137,549          129,177
 Growth & Income Fund                                                                 65,602           57,041
 Balanced Fund                                                                        31,313            6,422
 High Yield Bond Fund                                                                470,362          539,943
 Core Bond Fund                                                                      414,104           55,739
 Money Market Fund                                                                   375,654        2,010,541

Van Kampen Life Investment Trust
 Comstock Portfolio - Class II                                                       180,660            4,261
 Emerging Growth Portfolio - Class II                                                 28,182              510

Van Kampen The Universal Institutional Funds, Inc.
 Emerging Markets Equity Portfolio - Class II                                         21,769              760

                                       21

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

4.   EXPENSES AND RELATED PARTY TRANSACTIONS


The Company deducts a premium expense charge to cover the cost of distributing the policies. For Flexible Premium, the maximum premium expense charge is 5.50% of a premium payment, with the current premium expense charge at 4.75% of a premium payment. For Pinnacle and Legacy, for a Coverage Layer in a Coverage Year for the first 12 coverage years, the current premium expense charge is 6.50% of premium payments up to target premium, with a maximum of 7.50%. In a coverage year after the first 12 coverage years, the current premium expense charge is 2.50% with a maximum of 3.50%. Premium payments in excess of target premium for a coverage layer in a coverage year for the first 12 coverage years, have a premium charge of 3.25%, with a maximum of 4.25%. In a coverage year after the first 12 coverage years for premium payments in excess of target premium, the current premium expense charge is 1.75%, with a maximum of 2.75%. The premium expense charge is deducted from each premium payment before the net premiums are allocated to the investment options.

A tax charge is deducted to cover state taxes on insurance premiums and certain federal taxes. The tax charge is equal to the state premium tax rate for the state of residence plus .55% for certain federal taxes. The maximum tax charge is 3.50% of a premium payment. The tax charge is deducted from each premium payment before the net premiums are allocated to the investment options.

The Company also deducts a monthly cost of insurance charge for providing policyholders with life insurance protection. The amount of the cost of insurance depends on the amount of insurance requested, and the age, gender and underwriting class of the insured. The cost of insurance is also affected by the account value, indebtedness and death benefit option. The maximum monthly cost of insurance charge for a policy is shown in the policy schedule. The Company may charge less than the maximum shown in the policy schedule.

The Company also deducts an amount monthly to cover the cost of any additional benefits provided under the policy by rider. Both the cost of insurance charge and the charge for riders are deducted on each monthly anniversary day.

The monthly expense charge covers the cost of record keeping and administering the policy. For Flexible Premium policies, the maximum monthly expense charge is $7 with the current monthly expense charge at $6. For Pinnacle and Legacy policies, the maximum monthly expense charge is $9 with the current monthly expense charge at $7.50. This charge is also deducted on each monthly anniversary day.

The Company also charges policies a fee in order to compensate for its assumption of mortality and expense risks. For Flexible Premium, the deduction is made daily on a pro rata basis from the accumulation unit values of each sub-account at an annual effective rate not to exceed 1.00%. For Pinnacle and Legacy, the deduction is made monthly as a direct charge to the policy at an annual effective rate not to exceed .90% As of December 31, 2004, the effective annual rate of the Flexible Premium charges is 0.90% and 0.70% for Pinnacle and Legacy.

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

4.   EXPENSES AND RELATED PARTY TRANSACTIONS (continued)

A surrender charge is imposed by the Company if the policy is cancelled or, under certain circumstances, if the specified amount decreases during the first 14 years after the policy is issued, or during the first 14 years after any increase in the specified amount for Flexible Premium policies. For Pinnacle and Legacy policies, the surrender charge applies during the first 12 months since the policy date or since the date of any increase in Base Specified Amount, if the policy is cancelled or if the policy terminates at the end of a grace period. The amount of the charge depends upon the insured's age, gender and underwriting class.

There is no charge for the first 12 transfers among sub-accounts each policy year. Additional transfers are $10 for each transfer in a policy year. The charge is deducted from the account value at the time of the transfer. There are no charges for transfers made in connection with the dollar cost averaging program and these transfers are not counted when determining the number of transfers made in a policy year.

There is no charge for the first withdrawal in a policy year. There is a withdrawal charge of $50 per withdrawal for each additional withdrawal. The amount of the charge is deducted from the account value.

5.   CHANGES IN UNITS OUTSTANDING

The following table shows a summary of changes in units outstanding for the periods ended December 31, 2004 and 2003 (year unless otherwise noted):

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
                                                     2004                                            2003
                                   ---------------------------------------------  -----------------------------------------------
                                                          Transfers     Net                             Transfers
                                     Units       Units   between Sub   Increase    Units      Units    between Sub   Net Increase
                                   Purchased   Redeemed   accounts    (Decrease)  Purchased  Redeemed    accounts     (Decrease)
                                   ---------------------------------------------  -----------------------------------------------
AIM V.I. Growth Fund                 5,438      (4,638)      1,126      1,926       6,865     (3,778)      (571)        2,516
AIM V.I. Government
  Securities Fund                      195        (141)       (739)      (685)        159       (141)        90           108

Alger American Small
  Capitalization Portfolio           1,503      (1,248)         81        336       2,203     (1,174)    (1,226)         (197)
Alger American Growth Portfolio      3,499      (2,534)        993      1,958       4,257     (2,464)    (2,496)         (703)

Fidelity VIP Equity-Income
  Portfolio -                          472        (321)     (2,028)    (1,877)        405       (231)     3,995         4,169
  Service Class 2
Fidelity VIP Contrafund
  Portfolio - Service                  356        (163)        794        987         264       (127)       707           844
  Class 2
Fidelity VIP Growth & Income
  Portfolio -                          270        (129)        292        433          95        (75)       567           587
Service Class 2
Fidelity VIP Growth Portfolio -
  Service Class 2                      295        (149)      2,853      2,999         167        (47)        23           143
Fidelity VIP Asset
  Manager Portfolio -                  216        (75)         133        274         140        (38)       503           605
  Service Class 2
Fidelity VIP Balanced
  Portfolio - Service                  283        (147)        391        527         215        (99)        44           160
  Class 2
Fidelity VIP Mid Cap
  Portfolio - Service                  287        (138)      1,547      1,696         220       (110)     1,555         1,665
  Class 2

MFS VIT Emerging Growth
  Series - Initial Class             2,784      (2,405)      (990)       (611)      4,238     (2,984)      (657)          597
MFS VIT Investors Trust Series -
  Initial Class                      1,101      (1,792)      (544)     (1,235)      1,911     (1,530)        90           471
MFS VIT Capital
  Opportunities Series -               481        (234)      1,564      1,811         418        (69)       503           852
  Service Class
MFS VIT Mid Cap Growth Series -
  Service Class                        331        (107)        141        365         757        (95)        23           685
MFS VIT New Discovery Series -
  Service Class                        116         (64)         12         64         226        (84)        (3)          139

PIMCO VIT Long-Term
  U.S. Government Bond (a)             427        (471)        520        476         426       (256)       239           409

Putnam VT International
  Equity Fund - Class IB             1,265        (586)      1,864      2,543         495       (199)     5,456         5,752

Scudder VIT EAFE Equity Index -
  Class A                              169         (17)      3,051      3,203         240         (6)       230           464
Scudder VIT Equity 500 Index -
  Class A                              980        (633)     (2,862)    (2,515)      1,065      2,849       (529)        3,385
Scudder VIT Small Cap Index -
  Class A                              248        (224)      2,723      2,747         229        (39)       575           765

Touchstone Baron Small Cap Fund (b)     68         (65)        624        627           4         (6)       153           151
Touchstone Emerging Growth Fund      1,678        (864)      (781)         33       1,619     (1,014)       502         1,107
Touchstone Third Avenue Value
  Fund (c)                             353        (332)        588        609         459       (306)       349           502
Touchstone Eagle Capital
  Appreciation Fund (d)                738        (368)     (2,974)    (2,604)        524       (219)     9,394         9,699
Touchstone Enhanced Dividend
  30 Fund (e)                          972        (428)        543      1,087         869       (369)      (370)          130
Touchstone Value Plus Fund             828        (325)        921      1,424         859       (207)      (622)           30
Touchstone Growth & Income Fund        329        (233)         13        109         470       (241)       327           556
Touchstone Balanced Fund               361        (340)        367        388         246       (151)        63           158
Touchstone High Yield Fund             220        (291)        748        677          85       (133)       173           125
Touchstone Core Bond Fund (f)          166        (133)         48         81         178       (166)    (5,236)       (5,224)
Touchstone Money Market Fund         9,900      (1,796)     (9,807)    (1,703)      4,846     (1,536)      (687)        2,623
Touchstone International Equity
  Fund (g)                               -           -           -          -       2,537     (1,472)   (11,339)     (10,274)
Touchstone Growth/Value Fund (h)         -           -           -          -         222        (90)    (4,760)      (4,628)
Touchstone Standby Income Fund (I)       -           -           -          -         229       (147)    (5,337)      (5,255)

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

5.  CHANGES IN UNITS OUTSTANDING (continued)

PINNACLE AND LEGACY VARIABLE UNIVERSAL LIFE

                                                     2004                                            2003
                                   ---------------------------------------------  -----------------------------------------------
                                                          Transfers     Net                             Transfers
                                     Units       Units   between Sub   Increase    Units      Units    between Sub   Net Increase
                                   Purchased   Redeemed   accounts    (Decrease)  Purchased  Redeemed    accounts     (Decrease)
                                   ---------------------------------------------  -----------------------------------------------

AIM VI Basic Value Fund -
  Series II (j)                         1,163     (160)      9,154     10,157          71        (15)       139           195
AIM VI Capital Appreciation
  Fund - Series II (j)                      2       (3)          5          4           -          -          -             -
AIM VI Growth Fund -
  Series II (j)                            69      (66)        729        732          11         (1)         8            18
AIM VI Premier Equity Fund -
  Series II (j)                         1,686      (70)      1,332      2,948          88          -          -            88

Fidelity VIP Equity-Income
  Portfolio -                           9,157   (2,541)      4,642     11,258       6,699     (2,350)     4,900         9,249
  Service Class 2
Fidelity VIP Contrafund
  Portfolio - Service                   4,392   (2,338)        997      3,051       6,134     (2,430)     6,159         9,863
  Class 2
Fidelity VIP Growth & Income
  Portfolio -                           9,875   (1,833)      4,778     12,820       3,019     (1,500)     1,653         3,172
  Service Class 2
Fidelity VIP Growth
  Portfolio - Service                   5,250   (2,853)       (185)     2,212       6,515     (2,636)     3,393         7,272
  Class 2
Fidelity VIP Asset
  Manager Portfolio -                     350     (309)      1,063      1,104         238        (86)        94           246
  Service Class 2
Fidelity VIP Balanced
  Portfolio - Service                   4,464   (2,289)        306      2,481       5,298     (1,935)     3,507         6,870
  Class 2
Fidelity VIP Mid Cap
  Portfolio - Service                   5,675   (2,004)      4,796      8,467       4,124     (2,031)     5,423         7,516
  Class 2
Fidelity VIP Money Market
  Fund Portfolio -                     20,497  (10,955)    (16,162)    (6,620)     25,909     (7,938)    (1,915)       16,056
  Initial Class

Franklin Templeton VIP Trust
  Growth & Income
  Securities Fund - Class 2 (k)           151      (43)      1,903      2,011          88         (4)       410           494
Franklin Templeton VIP Trust
  Income Securities Fund -
  Class 2 (k)                             226      (85)        685        826          54        (12)        30            72
Franklin Templeton VIP
  Trust U.S. Government
  Fund - Class 2 (k)                    4,755     (412)      4,880      9,223         239        (47)     1,672         1,864
Franklin Templeton VIP Trust
  Large Cap Growth
  Securities Fund - Class 2 (k)           317     (219)      2,061      2,159         793        (36)       596         1,353
Franklin Templeton VIP Trust
  Foreign Securities Fund -
  Class 2 (k)                           1,774     (414)      3,981      5,341         231        (75)     1,266         1,422
Franklin Templeton VIP
  Trust Growth
  Securities Fund - Class 2 (k)           228     (209)      3,277      3,296         269        (27)       595           837
Franklin Templeton VIP Trust
  Mutual Shares
  Securities Fund - Class 2 (k)           274      (79)      2,469      2,664         648        (14)       354           988

Janus Aspen Mid Cap Growth (l)          2,554   (1,199)        (67)     1,288       2,884     (1,243)       356         1,997
Janus Aspen Capital Appreciation        1,621     (947)       (825)      (151)      1,938       (780)     5,528         6,686
Janus Aspen Worldwide Growth            3,242   (1,013)       (374)     1,855       3,468     (1,200)     2,458         4,726

J.P. Morgan Series II Trust
  Mid Cap
  Value Portfolio                         136      (33)        (33)        70          97         (4)        88           181

Legends Harris Bretall
  Sullivan & Smith
  Equity Growth (n)                         -        -           -          -         420       (171)      (713)         (464)
Legends Third Avenue Value (n)              -        -           -          -       1,434       (999)   (27,241)      (26,806)
Legends Gabelli Large Cap Value (n)         -        -           -          -       2,033       (704)   (24,314)      (22,985)
Legends Baron Small Cap (n)                 -        -           -          -         613        (66)    (7,959)       (7,412)

MFS VIT Capital Opportunities
  Series -                              2,798   (1,108)        678      2,368       4,180     (1,160)     1,298         4,318
  Servcie Class
MFS VIT Emerging Growth Series -
  Service                               2,416   (1,073)        995      2,338       2,390       (873)     1,894         3,411
  Class
MFS VIT Mid Cap Growth Series -
  Service Class                         4,117   (2,213)      1,898      3,802       5,380     (2,699)     5,813         8,494
MFS VIT New Discovery Series -
  Service Class                         2,176     (472)      1,771      3,475       1,226       (402)     1,445         2,269

Oppenheimer Aggressive Growth           2,476   (1,071)        788      2,193       2,156       (882)     4,513         5,787
Oppenheimer Strategic Bond              2,800   (1,284)      9,278     10,794       2,184     (1,172)     1,531         2,543
Oppenheimer International Growth        3,440   (1,853)        857      2,444       3,892     (1,180)     1,702         4,414

Putnam VT Growth and Income
  Fund - Class IB                          55      (25)         (5)        25          19        (12)       504           511
  (b)
Putnam VT International Equity
  Fund - Class                          1,677     (116)      3,687      5,248         103          -          -           103
  IB (b)
Putnam VT New Opportunities
  Fund - Class IB                           0      (12)          -        (12)          0         (4)       397           393
(b)
Putnam VT Small Cap Value Fund -
  Class IB (b)                            591     (351)      2,231      2,471         174        (89)     1,615         1,700
Putnam VT Voyager Fund -
  Class IB (b)                             85      (17)         96        164           0         (4)       140           136


               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements


5. CHANGES IN UNITS OUTSTANDING (continued)

PINNACLE AND LEGACY VARIABLE UNIVERSAL LIFE (CONTINUED)

                                                     2004                                            2003
                                   ---------------------------------------------  -----------------------------------------------
                                                          Transfers     Net                             Transfers
                                     Units       Units   between Sub   Increase    Units      Units    between Sub   Net Increase
                                   Purchased   Redeemed   accounts    (Decrease)  Purchased  Redeemed    accounts     (Decrease)
                                   ---------------------------------------------  -----------------------------------------------
Scudder VIT EAFE Equity
  Index - Class A                       4,000     (876)     (1,867)     1,257       2,105       (777)     8,498         9,826
Scudder VIT Equity 500
  Index - Class A                      32,592  (19,525)     56,333     69,400      49,025    (17,139)    18,999        50,885
Scudder VIT Small Cap Index -
  Class A                               1,156     (454)      2,097      2,799       1,102       (600)     2,946         3,448

Scudder Variable Series I Bond
  Portfolio - Class A (o)                  76      (23)        297        350          (1)        (3)        54            50

Touchstone Baron Small Cap Fund ( b)    2,991   (1,140)      1,743      3,594       1,468     (1,080)    12,475        12,863
Touchstone Emerging Growth Fund         7,991   (3,395)      6,208     10,804       7,613     (3,026)     7,571        12,158
Touchstone Third Avenue Value Fund (c)  5,472   (3,678)     10,278     12,072       5,162     (2,590)    33,381        35,953
Touchstone Eagle Capital Appreciation   2,289     (788)       (168)     1,333       5,390     (6,926)   180,023       178,487
Fund (d)
Touchstone Enhanced Dividend
  30 Fund (e)                          11,476   (7,302)     (9,171)    (4,997)      1,885       (637)     2,558         3,806

Touchstone Value Plus Fund              8,098   (6,331)     (4,484)    (2,717)      8,731     (5,767)   129,572       132,536
Touchstone Growth & Income Fund           580     (233)      1,021      1,368         761        (73)       247           935
Touchstone Balanced Fund                  280     (181)      1,481      1,580           -          -          -             -
Touchstone High Yield Fund              3,521   (4,908)    (18,817)   (20,204)     12,593     (4,302)    94,417       102,708
Touchstone Core Bond Fund (f)           5,808   (4,568)     21,885     23,125       3,135     (3,710)    76,365        75,790
Touchstone Money Market Fund          134,247   (7,814)   (166,408)  (39,975)     126,323    (62,079)    11,611        75,855
Touchstone Growth/Value Fund (h)            -        -           -          -       1,779       (766)   (26,417)      (25,404)
Touchstone Standby Income Fund (I)          -        -           -          -      61,726     (3,130)  (469,150)     (410,554)

Van Kampen LIT Comstock

Portfolio - Class II (p)                3,869     (395)      9,319     12,793         342        (18)       157           481
Van Kampen LIT Emerging Growth
Portfolio - Class III (p)                 239      (33)      1,614      1,820           -          -          -             -

Van Kampen UIF Emerging Markets

Equity Portfolio - Class II (p)           162      (40)      1,571      1,693           9         (5)        58            62

(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(d) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(e) Sub-Account name change from Touchstone Enhanced 30 Fund to Touchstone Enhanced Dividend 30 Fund effective December 12, 2003
(f) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(g) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(h) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(i) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(j) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(k) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(l) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(m) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(n)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(o) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(p) For the period April 28, 2003 (commencement of operations) to December 31, 2003

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

6. UNIT VALUES AND FINANCIAL HIGHLIGHTS

The following table shows a summary of units outstanding for variable universal life insurance contracts for the years or periods ended December 31, 2004, 2003, 2002 and 2001. Thirty-three unit values are calculated for the Flexible Premium Variable Universal Life Insurance and thirty-four unit values are calculated for Pinnacle and Legacy Variable Universal Life.

                                                 At December 31, 2004                        For the period ended December 31, 2004
                                    ----------------------------------------------------     ---------------------------------------
                                      Beginning       Ending                                  Investment(1)   Expense       Total
                                     Unit Value       Units     Unit Value    Net Assets         Income       Ratio (2)   Return (3)
                                       Range          (000s)      Range         (000s)           Ratio         Range         Range
                                    ----------------------------------------------------     ---------------------------------------
AIM Variable Insurance Funds, Inc.
  V.I. Growth Fund                     $ 5.66         29        $ 6.07            $175              -           0.90%       7.26%
  V.I. Government Securities Fund       12.60          1         12.81              17            3.02%         0.90%       1.65%
  V.I. Basic Value Fund (a)             13.18         10         14.61             151            0.00%         0.00%      10.84%
  V.I. Capital Appreciation Fund (a)    12.38          0         13.17               0            0.00%         0.00%       6.33%
  V.I. Growth Fund (a)                  12.42          1         13.41              10            0.00%         0.00%       8.00%
  V.I. Premier Equity Fund (a)          11.90          3         12.56              38            0.60%         0.00%       5.49%
The Alger American Fund
  Small Capitalization Portfolio         7.05         10          8.14              78              -           0.90%      15.53%
  Growth Portfolio                       7.93         20          8.29             163            0.00%         0.90%       4.56%
Fidelity Variable Insurance Products
  Funds
  Equity-Income Portfolio - Service     9.95 to       41         10.96 to          492           1.28%         0.00% to    10.24% to
  Class 2                               10.85                    12.07                                         0.90%       11.23%
  Contrafund Portfolio - Service        10.80 to      32         12.33 to          429           0.19%         0.00% to    14.13% to
  Class 2                               11.69                    13.47                                         0.90%       15.16%
  Growth & Income Portfolio - Serivce   9.53 to       34         9.97 to           371           0.63%         0.00% to     4.58% to
  Class 2                               10.44                    11.02                                         0.90%        5.52%
  Growth Portfolio - Serivce Class 2    7.90 to       26         8.08 to 9.3      1241           0.12%         0.00% to     2.20% to
                                        9.03                                                                   0.90%        3.12%
  Asset Manager Portfolio - Service     10.20 to       3         10.63 to          34            1.97%         0.00% to     4.24% to
  Class 2                               10.92                    11.48                                         0.90%        5.18%
  Balanced Portfolio - Service Class 2  10.23 to      25         10.66 to          292           1.69%         0.00% to     4.21% to
                                        11.03                    11.60                                         0.90%        5.15%
  Mid Cap Portfolio - Service Class 2   12.60 to      44         15.57 to          739           0.00%         0.00% to    23.54% to
                                        13.45                    16.77                                         0.90%       24.66%
  Money Market Fund Portfolio -         10.56         32         10.69             347           1.09%         0.00%        1.21%
  Initial Class
Franklin Templeton Variable
Insurance Products Trust (b)
  Growth and Income Securities -        12.68          3         14.02              35           3.49%         0.00%       10.61%
  Class 2
  Income Securities - Class 2           12.27          1         13.97              13           2.74%         0.00%       13.85%
  U.S. Government - Class 2             10.10         11         10.45             116           6.85%         0.00%        3.48%
  Large Cap Growth Securities Fund -    12.25          4         13.22              47           0.58%         0.00%        7.93%
  Class 2
  Templeton Foreign Securities Fund -   13.52          7         16.03             109           1.15%         0.00%       18.53%
  Class 2
  Templeton Growth Securities Fund -    13.42          4         15.57              64           1.95%         0.00%       16.03%
  Class 2
  Mutual Shares Securities Fund -       12.20          4         13.74              50           0.92%         0.00%       12.63%
  Class 2
Janus Aspen Series
  Mid Cap Growth Portfolio - Service     8.03          6          9.68              56             -           0.00%       20.48%
  Shares (c)
  Capital Appreciation Portfolio -       9.17         12         10.82             131           0.03%         0.00%       17.97%
  Service Shares
  Worldwide Growth Portfolio - Service   8.42         15          8.80             132           0.94%         0.00%        4.53%
  Shares
JP Morgan Series II Trust (d)
  JP Morgan Mid Cap Value Portfolio     12.41          0         15.02               4           0.29%         0.00%       21.06%
MFS Variable Insurance Trust
  Emerging Growth Series - Initial       7.08         14          7.92             114           0.00%         0.90%       11.95%
  Class
  Investors Trust Series - Initial       8.25          8         9.10               76           0.60%         0.90%       10.36%
  Class
  Capital Opportunities Series -      7.06 to         33         7.84 to 8.62      278           0.18%         0.00% to    11.09% to
  Service Class                          7.69                                                                  0.90%       12.09%
  Emerging Growth Series - Service       7.71          9         8.69               76           0.00%         0.00%       12.72%
  Class
  Mid Cap Growth Series - Service     6.19 to         30         7.02 to 8.73      262           0.00%         0.00% to    13.36% to
  Class                                  7.63                                                                  0.90%       14.38%
  New Discovery Series - Service      8.62 to          9         9.08 to            92           0.00%         0.00% to     5.26% to
  Cla                                    9.74                    10.34                                         0.90%        6.21%
Oppenheimer Variable Account Funds
  Aggressive Growth Fund/VA - Service    8.04         12          9.61             112           0.00%         0.00%       19.43%
  Class
  Strategic Bond Fund/VA - Service      12.78         18         13.86             249           6.11%         0.00%        8.43%
  Class
Oppenheimer's Panorama Series Fund,
  Inc.
  International Growth Fund/VA -         9.73         24         11.39             276           1.27%         0.00%       17.15%
  Service Class
PIMCO Variable Insurance Trust
  Long-Term U.S. Government Bond        14.88          2         15.86              37           4.48%         0.90%        6.59%
  Portfolio
Putnam Variable Trust (e)
  Growth and Income Fund - Class IB     12.49          1         13.88               8           1.50%         0.00%       11.11%
  International Equity Fund -        12.99 to         14         14.96 to          206           0.98%         0.00% to    15.16% to
  Class IB                              13.07                    15.19                                         0.90%       16.19%
  New Opportunities Fund - Class IB     12.53          0         13.83               5           0.00%         0.00%       10.31%
  Small Cap Value Fund - Class IB       14.45          4         18.24              76           0.31%         0.00%       26.21%
  Voyager Fund - Class IB               11.89          0         12.48               4           0.19%         0.00%        5.03%
Scudder Investments VIT Funds
  EAFE Equity Index Fund - Class A    8.32 to         17          9.81 to          188           2.38%         0.00% to    18.00% to
                                         9.32                    11.10                                         0.90%       19.07%
  Equity 500 Index Fund - Class A     7.94 to        356          8.70 to        3,859           1.08%         0.00% to     9.61% to
                                         9.84                    10.88                                         0.90%       10.59%
  Small Cap Index Fund - Class A     11.41 to         12         13.32 to          173           0.32%         0.00% to    16.71% to
                                        12.72                    14.98                                         0.90%       17.76%
Scudder Variable Series I (f)
  Bond Portfolio - Class A              10.29          0         10.84               4           3.20%         0.00%        5.38%

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

6. UNIT VALUES AND FINANCIAL HIGHLIGHTS (continued)

                                                 At December 31, 2004                        For the period ended December 31, 2004
                                    ----------------------------------------------------     ---------------------------------------
                                      Beginning       Ending                                  Investment(1)   Expense       Total
                                     Unit Value       Units     Unit Value    Net Assets         Income       Ratio (2)   Return (3)
                                       Range          (000s)      Range         (000s)           Ratio         Range         Range
                                    ----------------------------------------------------     ---------------------------------------
Touchstone Variable Series Trust
  Baron Small Cap Fund (g)          $12.94 to          17       $16.39 to        $  291          0.00%       0.00% to     26.68 % to
                                       $13.22                      $16.90                                       0.90%         27.82%
  Emerging Growth Fund               12.99 to          53        14.56 to           812          2.04%       0.00% to      11.06% to
                                        17.99                       20.00                                       0.90%         12.06%
  Third Avenue Value Fund (h)        11.38 to          55        14.20 to           909          0.27%       0.00% to      24.81% to
                                        13.19                       16.61                                       0.90%         25.93%
  Enhanced Dividend 30 Fund (i)       8.83 to         301         9.20 to         2,685          2.30%       0.00% to       4.26% to
                                        10.04                       10.56                                       0.90%          5.29%
  Eagle Capital Appreciation
  Fund (j)                            7.57 to          14         8.63 to           135          0.96%       0.00% to      13.89% to
                                         7.76                        8.91                                       0.90%         14.92%
  Value Plus Fund                     9.81 to         246        11.15 to         2,670          0.79%       0.00% to       9.55% to
                                        10.18                       10.84                                       0.90%         10.54%
  Growth & Income Fund               11.44 to           5        12.49 to            70          2.13%       0.00% to       9.12% to
                                        12.83                       14.12                                       0.90%         10.10%
  Balanced Fund                      11.84 to           3        12.98 to            45          1.18%       0.00% to       8.65% to
                                        13.21                       14.35                                       0.90%          9.63%
  High Yield Fund                    12.63 to         169        13.72 to         2,388          7.08%       0.00% to       8.58% to
                                        12.90                       14.13                                       0.90%          9.55%
  Core Bond Fund (k)                 11.74 to         173        12.13 to         2,094          4.31%       0.00% to       2.39% to
                                        12.72                       13.02                                       0.90%          3.31%
  Money Market Fund                  10.06 to          37        10.20 to           376          1.43%       0.00% to        .43% to
                                        10.23                       10.27                                       0.90%          1.34%
Van Kampen Life Investment Trust
  Van Kampen Comstock Portfolio         12.74          13           14.96           199          0.33%          0.00%         17.43%
  Van Kampen Emerging Growth Portfolio  11.90           2           12.71            23          0.00%          0.00%          6.78%
Van Kampen The Universal
Institutional Funds (l)
 Van Kampen Emerging Markets Equity     15.32           2           18.71            33          0.00%          0.00%         22.12%


(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(i) Sub-Account name change from Touchstone Enhanced 30 Fund to Touchstone Enhanced Dividend 30 Fund effective December 12, 2003
(j) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(k) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(l) For the period April 28, 2003 (commencement of operations) to December 31, 2003

(1) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests.
(2) These amounts represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.
(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

Note: The Company has adopted AICPA Statement of Position 03-5, Financial Highlights of Separate Accounts (SOP 03-5) for the period ended December 31, 2003. As permitted by SOP 03-5, the Company has not restated financial highlight data for prior periods.

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

6. UNIT VALUES AND FINANCIAL HIGHLIGHTS (continued)

                                                 At December 31, 2003                        For the period ended December 31, 2003
                                    ----------------------------------------------------     ---------------------------------------
                                      Beginning       Ending                                  Investment(1)   Expense       Total
                                     Unit Value       Units     Unit Value    Net Assets         Income       Ratio (2)   Return (3)
                                       Range          (000s)      Range         (000s)           Ratio         Range         Range
                                    ----------------------------------------------------     ---------------------------------------
AIM Variable Insurance Funds, Inc.
  V.I. Growth Fund                     $ 4.35          27       $ 5.66           $ 152               -          0.90%      30.07%
  V.I. Government Securities Fund       12.58           2         12.6              25           2.43%          0.90%       0.17%
  V.I. Basic Value Fund (a)             10.00           0        13.18               3           0.00%          0.00%      31.80%
  V.I. Capital Appreciation Fund (a)    10.00           0        12.38               0           0.00%          0.00%      23.82%
  V.I. Growth Fund (a)                  10.00           0        12.42               0           0.00%          0.00%      24.16%
  V.I. Premier Equity Fund (a)          10.00           0        11.90               1           0.52%          0.00%      19.01%
The Alger American Fund
  Small Capitalization Portfolio         5.00           9         7.05              65              -           0.90%      41.07%
  Growth Portfolio                       5.91          18         7.93             140           0.00%          0.90%      33.96%
Fidelity Variable Insurance Products
Funds
  Equity-Income Portfolio - Service  27.72 to          32      9.95 to             339           1.15%          0.00% to   28.87% to
  Class                                  8.35                    10.85                                          0.90%      30.03%
  Contrafund Portfolio - Service      8.51 to          28      10.8 to             326           0.23%          0.00% to   27.05% to
  Class 2                                9.12                    11.69                                          0.90%      28.20%
  Growth & Income Portfolio -         7.79 to          21      9.53 to             213           0.89%          0.00% to  22.344% to
  Serivce Class 2                        8.46                    10.44                                          0.90%      23.44%
  Growth Portfolio - Serivce          6.02 to          21      7.90 to             191           0.09%          0.00% to   31.36% to
  Class 2                                6.82                     9.03                                          0.90%      32.54%
  Asset Manager Portfolio -           8.75 to           2     10.20 to              17           2.43%          0.00% to   16.61% to
  Service Class 2                        9.28                    10.92                                          0.90%      17.66%
  Balanced Portfolio - Service        8.79 to          22     10.23 to             245           2.13%          0.00% to   16.36% to
  Class 2                                9.40                    11.03                                          0.90%      17.41%
  Mid Cap Portfolio - Service         9.20 to          34     12.60 to             458           0.21%          0.00% to   37.02% to
  Class 2                                9.73                    13.45                                          0.90%      38.25%
  Money Market Fund Portfolio -         10.46          39        10.56             413           0.93%          0.00%       1.00%
  Initial  Class
Franklin Templeton Variable Insurance
  Products Trust (b)
  Growth and Income Securities -        10.00           1        12.68               6           0.09%          0.00%      26.77%
  Class 2
  Income Securities - Class 2           10.00           0        12.27               1           1.20%          0.00%      22.66%
  U.S. Government - Class 2             10.00           2        10.10              19           0.05%          0.00%       1.02%
  Large Cap Growth Securities Fund -    10.00           1        12.25              17           0.01%          0.00%      22.49%
  Class 2
  Templeton Foreign Securities Fund -   10.00           1        13.52              19           0.02%          0.00%      35.23%
  Class 2
  Templeton Growth Securities Fund -    10.00           1        13.42              11           0.14%          0.00%      34.16%
  Class 2
  Mutual Shares Securities Fund -       10.00           1        12.20              12           0.02%          0.00%      22.00%
  Class 2
Janus Aspen Series
  Mid Cap Growth Portfolio - Service     5.96           5         8.03              36              -           0.00%      34.76%
  Shares (c)
  Capital Appreciation Portfolio -       7.63          12         9.17             113           0.22%          0.00%      20.23%
  Service Shares
  Worldwide Growth Portfolio -           6.81          13         8.42             110           0.83%          0.00%      23.68%
  Service Shares
JP Morgan Series II Trust (d)
  JP Morgan Mid Cap Value Portfolio     10.00           0        12.41               2           0.00%          0.00%      24.08%
MFS Variable Insurance Trust
  Emerging Growth Series - Initial       5.48          15         7.08             106              -           0.90%      29.07%
  Class
  Investors Trust Series - Initial       6.81          10         8.25              79           0.66%          0.90%      21.06%
  Class
  Capital Opportunities Series -      6.05 to          28      7.06 to             217              -           0.0% to    25.98% to
  Service Class                          6.81                     7.69                                          0.90%      27.11%
  Emerging Growth Series - Service       5.93           6         7.71              50              -           0.00%      29.93%
  Class
  Mid Cap Growth Series - Service     4.57 to          26      6.19 to             198              -           0.0% to    35.39% to
  Class                                  5.58                     7.63                                          0.90%      36.61%
  New Discovery Series - Service      6.52 to           6      8.62 to              53              -           0.0% to    32.34% to
  Class                                  7.30                     9.74                                          0.90%      33.43%
Oppenheimer Variable Account Funds
  Aggressive Growth Fund/VA - Service    6.41           9         8.04              76           0.00%          0.00%      25.44%
  Class
  Strategic Bond Fund/VA - Service      10.91           7        12.78              91           5.37%          0.00%      17.16%
  Class
Oppenheimer's Panorama Series Fund, Inc.
  International Growth Fund/VA -         6.68          22         9.73             212           0.97%          0.00%      45.53%
  Service Class
PIMCO Variable Insurance Trust
  Long-Term U.S. Government Bond        14.45           2        14.88              28           4.01%          0.90%       2.97%
  Portfolio
Putnam Variable Trust (e)
  Growth and Income Fund - Class IB     10.00           1        12.49               7              -           0.00%      24.92%
  International Equity Fund -           10.00           6     12.99 to              76              -           0.0% to    29.93% to
  Class IB                                                       13.07                                          0.90%      30.72%
  New Opportunities Fund - Class IB     10.00           0        12.53               5              -           0.00%      25.35%
  Small Cap Value Fund - Class IB       10.00           2        14.45              25              -           0.00%      44.50%
  Voyager Fund - Class IB               10.00           0        11.89               2              -           0.00%      18.86%
Scudder Investments VIT Funds
  EAFE Equity Index Fund - Class A       6.29          13      8.32 to             119           1.58%          0.0% to    32.17% to
                                      to 6.99                     9.32                                          0.90%      33.35%
  Equity 500 Index Fund - Class A     6.25 to         289      7.94 to           2,827           1.06%          0.0% to    27.01% to
                                         7.67                     9.84                                          0.90%      28.16%
  Small Cap Index Fund - Class A      7.87 to           6     11.41 to              81           0.51%          0.0% to    45.12% to
                                         8.69                    12.72                                          0.90%      46.42%
Scudder Variable Series I (f)
  Bond Portfolio - Class A              10.00           0        10.29               1           0.00%          0.00%       2.85%

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements


6. UNIT VALUES AND FINANCIAL HIGHLIGHTS (continued)

                                                 At December 31, 2003                        For the period ended December 31, 2003
                                    ----------------------------------------------------     ---------------------------------------
                                      Beginning       Ending                                  Investment(1)   Expense       Total
                                     Unit Value       Units     Unit Value    Net Assets         Income       Ratio (2)   Return (3)
                                       Range          (000s)      Range         (000s)           Ratio         Range         Range
                                    ----------------------------------------------------     ---------------------------------------
Touchstone Variable Series Trust
  Baron Small Cap Fund (g)            $ 10.00          13    $12.94 to           $ 172           0.00%          0.0% to   29.39% to
                                                                $13.22                                          0.90%     32.20%
  Emerging Growth Fund                8.82 to          42     12.99 to             585           0.00%          0.0% to   45.95% to
                                        12.33                    17.99                                          0.90%     47.26%
  Third Avenue Value Fund (h)         8.03 to          43     11.38 to             556           0.14%          0.0% to   41.66% to
                                         9.22                    13.19                                          0.90%     42.93%
  Eagle Capital Appreciation Fund (I) 5.80 to         309      7.57 to           2,395           0.16%          0.0% to   30.53% to
                                        5.89                      7.76                                          0.90%     31.70%
  Enhanced Dividend 30 Fund (p)       6.75 to          11      8.83 to             106           1.32%          0.0% to   30.68% to
                                        7.62                     10.05                                          0.90%     31.85%
  Value Plus Fund                     7.56 to         247      9.81 to           2,428           1.21%          0.0% to   28.56% to
                                        7.92                     10.18                                          0.90%     29.72%
  Growth & Income Fund                8.69 to           4     11.44 to              45           4.73%          0.0% to   28.22% to
                                        10.00                    12.83                                          0.90%     31.65%
  Balanced Fund                      10.00 to           1     11.84 to              18           0.68%          0.0% to   18.42% to
                                        10.96                    13.21                                          0.90%     20.49%
  High Yield Fund                    10.28 to         189     12.63 to           2,432          11.92%          0.0% to   22.88% to
                                        10.40                    12.90                                          0.90%     23.99%
  Core Bond Fund (j)                 11.34 to         149     11.74 to           1,754           4.96%          0.0% to    2.57% to
                                        12.40                    12.72                                          0.90%      3.49%
  Money Market Fund                  10.00 to          78     10.06 to             791           1.03%          0.0%        .11% to
                                        10.22                    10.23                                          0.90%       .65%
  International Equity Fund (k)          5.43           -            -               -           2.72%          0.90%           -
  Growth/Value Fund (l)               5.43 to           -            -               -           0.00%          0.0% to         -
                                        5.51                                                                    0.90%
  Standby Income Fund (m)            10.60 to           -            -               -           0.48%          0.0% to         -
                                        11.33
Van Kampen Life Investment Trust (n)
  Van Kampen Comstock Portfolio         10.00           -        12.74               6              -           0.00%     27.44%
  Van Kampen Emerging Growth Portfolio  10.00           -        11.90               -              -           0.00%     19.04%
Van Kampen The Universal Institutional
Funds (n)
  Van Kampen Emerging Markets Equity    10.00           -        15.32               1              -           0.00%     53.22%
The Legends Fund, Inc. (o)
  Harris Bretall Sullivan & Smith Equity 6.38           -            -                              -           0.00%          -
  Growth Portfolio
  Third Avenue Value Portfolio           8.94           -            -                           0.71%          0.00%          -
  Gabelli Large Cap Value Portfolio      5.86           -            -                           0.90%          0.00%          -
  Baron Small Cap Portfolio              9.85           -            -                              -           0.00%          -

(a) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(b) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(c) Sub-Account name change from Janus Aggressive Growth to Janus Mid Cap Growth effective May 1, 2003
(d) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(e) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(f) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(g) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(h) Sub-Account name change from Touchstone Small Cap Value Fund to Touchstone Third Avenue Value Fund effective April 28, 2003
(I) Sub-Account name change from Touchstone Large Cap Growth Fund to Touchstone Eagle Capital Appreciation Fund effective April 28, 2003
(j) Sub-Account name change from Touchstone Bond Fund to Touchstone Core Bond Fund effective April 28, 2003
(k) For the period January 1, 2003 to July 25, 2003 (Sub-Account closed operations, remaining assets transferred to Putnam International Equity
     Fund)
(l) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Large Cap Growth
     Fund)
(m) For the period January 1, 2003 to April 25, 2003 (Sub-Account closed operations, remaining assets transferred to Touchstone Money Market Fund)
(n) For the period April 28, 2003 (commencement of operations) to December 31, 2003
(o)  For the period January 1, 2003 to April 25, 2003 (ceased operations)
(p) Sub-Account name change from Touchstone Enhanced 30 to Touchstone Enhanced Dividend 30 effective December 12, 2003.


(1) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests.

(2) These amounts represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

Note: The Company has adopted AICPA Statement of Position 03-5, Financial Highlights of Separate Accounts (SOP 03-5) for the period ended December 31, 2003. As permitted by SOP 03-5, the Company has not restated financial highlight data for prior periods.

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

6. UNIT VALUES AND FINANCIAL HIGHLIGHTS (continued)

                                                           At December 31, 2002               For the period ended December 31, 2002
                                                    ------------------------------------     ---------------------------------------
                                     Beginning                   Ending                                       Expense        Total
                                     Unit Value                 Unit Value                     Investment       Ratio       Return
                                     lowest to        Units     lowest to     Net Assets         Income       lowest to    lowest to
                                      highest         (000s)     highest        (000s)           Ratio         highest      highest
                                    ----------------------------------------------------     ---------------------------------------
AIM Variable Insurance Funds, Inc.
  V.I. Growth Fund                     $ 6.36          24       $ 4.35          $ 106              -            0.90%     -31.59%
  V.I. Government Securities Fund       11.58           2        12.58             24           2.14%           0.90%       8.62%
The Alger American Fund
  Small Capitalization Portfolio         6.83           9         5.00             47              -            0.90%     -26.88%
  Growth Portfolio                       8.91          18         5.92            109           0.04%           0.90%     -33.59%
Scudder Asset Management VIT Funds *
  EAFE Equity Index                   8.10 to           3      6.29 to             18           0.92%           0.00% to  -22.30% to
                                         8.92                     6.99                                          0.90%     -21.60%
  Equity 500 Index Fund               8.12 to         235      6.25 to          1,794           1.52%           0.00% to  -23.01% to
                                         9.88                     7.67                                          0.90%     -22.31%
  Small Cap Index                     9.99 to           2      7.87 to             19           0.52%           0.00% to  -21.29% to
                                        10.94                     8.69                                          0.90%     -20.58%
Fidelity Variable Insurance
Products Funds
  Equity-Income Portfolio -
  Service Class 2                     9.40 to          18      7.72 to            152           1.05%           0.00% to  -17.89% to
                                        10.08                     8.35                                          0.90%     -17.15%
  Contrafund Portfolio -
  Service Class 2                     9.49 to          17      8.51 to            158           0.64%           0.00% to  -10.41% to
                                        10.09                     9.12                                          0.90%     -9.60%
  Growth & Income Portfolio -
  Serivce Class 2                     9.46 to          17      7.79 to            141           1.45%           0.00% to  -17.59% to
                                        10.17                     8.46                                          0.90%     -16.84%
  Growth Portfolio - Serivce          8.71 to          14      6.02 to             93           0.10%           0.00% to  -30.92% to
  Class 2                                9.78                     6.82                                          0.90%     -30.30%
  Asset Manager Portfolio -           9.70 to           1      8.75 to              7           1.41%           0.00% to   -9.84% to
  Service Class 2                       10.20                     9.28                                          0.90%      -9.03%
  Balanced Portfolio - Service        9.74 to          15      8.79 to            143           2.22%           0.00% to   -9.75% to
  Class 2                               10.32                     9.40                                          0.90%      -8.93%
  Mid Cap Portfolio - Service        10.32 to          25      9.20 to            243           0.56%           0.00% to  -10.83% to
  Class 2                               10.82                     9.73                                          0.90%     -10.02%
  Money Market Fund Portfolio -         10.29          23        10.46            241           1.33%           0.00%       1.69%
  Initial Class
Janus Aspen Series
  Aggressive Growth Portfolio -          8.29           3         5.96             15              -            0.00%     -28.12%
  Service Shares
  Capital Appreciation Portfolio -       9.07           6         7.63             43           0.41%           0.00%     -15.93%
  Service Shares
  Worldwide Growth Portfolio - Service   9.17           8         6.81             57           0.72%           0.00%     -25.71%
  Shares
The Legends Fund, Inc.
  Harris Bretall Sullivan & Smith        9.18           -         6.38              3              -            0.00%     -30.47%
  Equity Growth Portfolio
  Third Avenue Value Portfolio          10.83          27         8.94            240           2.34%           0.00%     -17.48%
  Gabelli Large Cap Value Portfolio      8.44          23         5.86            135           0.06%           0.00%     -30.56%
  Baron Small Cap Portfolio             11.46           7         9.85             73              -            0.00%     -14.09%
MFS Variable Insurance Trust
  Emerging Growth Series -               8.35          14         5.48             79              -            0.90%     -34.35%
  Initial Class
  Investors Trust Series -               8.70           9         6.81             62           0.52%           0.90%     -21.67%
  Initial Class
  Capital Opportunities Series -      8.06 to          23      5.61 to            140              -            0.00% to  -30.46% to
  Service Class                          8.62                     6.05                                          0.90%     -29.83%
  Emerging Growth Series -               8.97           4         5.93             18              -            0.00%     -33.85%
  Service Class
  Mid Cap Growth Series -             8.16 to          17      4.57 to             94              -            0.00% to  -43.94% to
  Service Class                          9.87                     5.58                                          0.90%     -43.43%
  New Discovery Series -              9.65 to           2      6.52 to             22              -            0.00% to  -32.41% to
  Service Class                         10.70                     7.30                                          0.90%     -31.80%
Oppenheimer Variable Account Funds
  Aggressive Growth Fund/VA -            8.91           4         6.41             24           0.50%           0.00%     -28.05%
  Service Class
  Strategic Bond Fund/VA -              10.19           5        10.91             50           0.53%           0.00%       7.03%
  Service Class
Oppenheimer's Panorama Series Fund, Inc.
  International Growth Fund/VA -         8.85          17         6.68            116           0.62%           0.00%     -24.51%
  Service Class
PIMCO Variable Insurance Trust
  Long-Term U.S. Government Bond        12.40           1        14.45             21           6.24%           0.90%     -16.54%
  Portfolio
Touchstone Variable Series Trust
  International Equity Fund              7.17          10         5.43             56           0.75%           0.90%     -24.26%
  Emerging Growth Fund               11.36 to          29      8.82 to            277           2.83%           0.00% to  -23.01% to
                                        16.02                    12.33                                          0.90%     -22.31%
  Small Cap Value Fund               10.47 to           6      8.03 to             54              -            0.00% to  -23.24% to
                                        11.91                     9.23                                          0.90%     -22.55%
  Growth/Value Fund                   8.60 to          30      5.43 to            165              -            0.00% to  -36.87% to
                                         8.65                     5.51                                          0.90%     -36.30%
  Large Cap Growth Fund **            8.94 to         121      5.80 to            712              -            0.00% to  -35.07% to
                                         8.99                     5.89                                          0.90%     -34.48%
  Enhanced 30 Fund                    8.81 to           7      6.75 to             51           1.09%           0.00% to  -23.36% to
                                         9.85                     7.62                                          0.90%     -22.67%
  Value Plus Fund                    10.31 to         115      7.56 to            869           2.21%           0.00% to  -27.31% to
                                        10.89                     7.92                                          0.90%     -26.65%
  Growth & Income Fund                  10.31           2         8.69             20           4.67%           0.90%     -15.66%
  Balanced Fund                         12.17           1        10.96             13           2.10%           0.90%     -9.90%
  High Yield Fund                    10.09 to          86     10.28 to            892          14.12%           0.00% to   1.90% to
                                        10.12                    10.40                                          0.90%      2.82%
  Bond Fund                          10.51 to          79     11.34 to            900          17.29%           0.00% to   6.97% to
                                        11.59                    12.40                                          0.90%      7.93%
  Standby Income Fund                10.28 to         416     10.60 to          4,410           0.89%           0.00% to   2.16% to
                                        11.09                    11.33                                          0.90%      3.08%
  Money Market Fund                     10.15           -        10.22              -          31.39%           0.90%      0.68%

* Fund name change from Deutsche Asset Management to Scudder Asset Management effective May 1, 2002
** Sub-Account name change from Touchstone Equity Fund to Touchstone Large Cap Growth Fund effective May 1, 2002

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements


6. UNIT VALUES AND FINANCIAL HIGHLIGHTS (continued)

                                                           At December 31, 2001               For the period ended December 31, 2001
                                                    ------------------------------------     ---------------------------------------
                                     Beginning                   Ending                                       Expense        Total
                                     Unit Value                 Unit Value                     Investment       Ratio       Return
                                     lowest to        Units     lowest to     Net Assets         Income       lowest to    lowest to
                                      highest         (000s)     highest        (000s)           Ratio         highest      highest
                                    ----------------------------------------------------     ---------------------------------------
AIM Variable Insurance Funds, Inc.
  V.I. Growth Fund                     $ 9.71          26       $ 6.36          $ 165           0.22%           0.90%     -34.48%
  V.I. Government Securities Fund       10.98           2        11.58             18           3.90%           0.90%       5.46
The Alger American Fund
  Small Capitalization Portfolio         9.78           8         6.83             56           0.05%           0.90%     -30.15
  Growth Portfolio                      10.20          20         8.91            180           0.23%           0.90%     -12.61
Deutsche Asset Management VIT Funds
   EAFE Equity Index (a)                10.00           5      8.10 to             45              -            0.00% to  -19.03% to
                                                                  8.92                                          0.90%     -10.84%
   Equity 500 Index Fund              9.33 to          92      8.12 to            896           1.59%           0.00% to  -12.97% to
                                        10.00                     9.88                                          0.90%      -1.20%
  Small Cap Index (a)                   10.00           3      9.99 to             38           1.14%           0.00% to    -.07% to
                                                                 10.94                                          0.90%       9.36%
Fidelity Variable Insurance
Products Funds
  Equity-Income Portfolio -             10.00           6      9.40 to             64              -            0.00% to   -6.01% to
  Service Class 2 (a)                                            10.08                                          0.90%       0.76%
  Contrafund Portfolio - Service        10.00          12      9.49 to            124              -            0.00% to   -5.06% to
  Class 2 (a)                                                    10.09                                          0.90%       0.91%
  Growth & Income Portfolio -           10.00          19      9.46 to            193              -            0.00% to   -5.45% to
  Serivce Class 2 (a)                                            10.17                                          0.90%      1.71%
  Growth Portfolio - Serivce            10.00           7      8.71 to             64              -            0.00% to  -12.93% to
  Class 2 (a)                                                     9.78                                          0.90%      -2.23%
  Asset Manager Portfolio -             10.00           -      9.70 to              2              -            0.00% to   -2.96% to
  Service Class 2 (a)                                            10.20                                          0.90%       1.99%
  Balanced Portfolio - Service          10.00           8      9.74 to             87              -            0.00% to   -2.60% to
  Class 2 (a)                                                    10.32                                          0.90%       3.18%
  Mid Cap Portfolio - Service           10.00          11     10.32 to            114              -            0.00% to    3.16% to
  Class 2 (a)                                                    10.82                                          0.90%       8.16%
  Money Market Fund Portfolio - Initial 10.00           2        10.29             26           1.75%           0.00%       2.85%
  Class (a)
Janus Aspen Series
  Aggressive Growth Portfolio - Service 10.00           -         8.29              3              -            0.00%      -17.06%
  Shares (a)
  Capital Appreciation Portfolio -      10.00          13         9.07            119           0.41%           0.00%      -9.28%
  Service Shares (a)
  Worldwide Growth Portfolio - Service  10.00           8         9.17             69           0.15%           0.00%      -8.33%
  Shares (a)
The Legends Fund, Inc.
  Harris Bretall Sullivan & Smith       10.00           -         9.18              -          19.57%           0.00%      -8.24%
  Equity Growth Portfolio (a)
  Third Avenue Value Portfolio (a)      10.00          18        10.83            193           0.84%           0.00%       8.32%
  Gabelli Large Cap Value Portfolio (a) 10.00          10         8.44             85           4.91%           0.00%     -15.57%
  Baron Small Cap Portfolio(a)          10.00           2        11.46             22              -            0.00%      14.60%
MFS Variable Insurance Trust
  Emerging Growth Series -              12.67          16         8.35            135              -            0.90%     -34.08%
  Initial Class
  Investors Trust Series -              10.44           9         8.70             77           0.66%           0.90%     -16.71%
  Initial Class
  Capital Opportunities Series -        10.00          14      8.06 to            123           0.01%           0.00% to  -19.39% to
  Service Class (a)                                               8.62                                          0.90%     -13.82%
  Emerging Growth Series -              10.00           2         8.97             16              -            0.00%     -10.31%
  Service Class (a)
  Mid Cap Growth Series -               10.00          13      8.16 to            125              -            0.00% to  -18.42% to
  Service Class (a)                                               9.87                                          0.90%      -1.28%
  New Discovery Series -                10.00           1      9.65 to             10           0.06%           0.00% to   -3.51% to
  Service Class (a)                                              10.70                                          0.90%       7.00%
Oppenheimer Variable Account Funds
  Aggressive Growth Fund/VA -           10.00           2         8.91             17              -            0.00%     -10.86%
  Service Class (a)
  Strategic Bond Fund/VA -              10.00           -        10.19              1              -            0.00%       1.94%
  Service Class (a)
Oppenheimer's Panorama Series Fund, Inc.
  International Growth Fund/VA -        10.00           9         8.85             82              -            0.00%     -11.48%
  Service Class (a)
PIMCO Variable Insurance Trust
  Long-Term U.S. Government Bond        11.82           2        12.40             22           6.23%           0.90%       4.93%
  Portfolio
Touchstone Variable Series Trust
  International Equity Fund             10.29          9          7.17             67              -            0.90%     -30.31%
  Emerging Growth Fund               10.00 to         13      11.36 to            174              -            0.00% to   -3.50% to
                                        16.60                    16.02                                          0.90%      13.55%
  Small Cap Value Fund                9.25 to          4      10.47 to             44           0.55%           0.00% to   13.13% to
                                        10.00                    11.91                                          0.90%      19.15%
  Growth/Value Fund (b)                 10.00          8       8.60 to             68              -            0.00% to  -14.02% to
                                                                  8.65                                          0.90%     -13.50%
  Equity Fund (b)                       10.00          -       8.94 to              -              -            0.00% to  -10.64% to
                                                                  8.99                                          0.90%     -10.10%
  Enhanced 30 Fund                   10.00 to          9       8.81 to             78           1.07%           0.00% to  -12.24% to
                                        10.04                     9.85                                          0.90%      -1.48%
  Value Plus Fund                    10.00 to         10      10.31 to            108           1.98%           0.00% to   -1.78% to
                                        11.09                    10.89                                          0.90%       3.10%
    Growth & Income Fund                10.98          1         10.31             15           4.64%           0.90%      -6.12%
  Balanced Fund                         11.96          1         12.17             13           5.61%           0.90%       1.75%
  High Yield Fund                     9.52 to          1      10.09 to             14          12.33%           0.00% to    1.17% to
                                        10.00                    10.12                                          0.90%       5.97%
    Bond Fund                        10.00 to          -      10.51 to              4          11.86%           0.00% to    5.08% to
                                       10.85                     11.59                                          0.90%       6.88%
    Standby Income Fund              10.00 to         39      10.28 to            411           5.44%           0.00% to    2.80% to
                                        10.69                    11.09                                          0.90%       3.79%
    Money Market Fund (b)               10.00          -         10.15              -           3.96%           0.90%       1.48%
  Income Opportunity Fund(C)            10.10          -             -              -          12.00%           0.90%       -

(a) For the period March 19, 2001 (commencement of operations) to December 31, 2001
(b)  For the period May 1, 2001 (commencement of operations) to December 31,
     2001
(c) For the period January 1, 2001 to June 25, 2001 (fund closed operations, remaining assets transferred to Touchstone High Yield Fund)

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

7.  SHARES

A summary of shares invested for variable universal life contracts as of December 31, 2004 is listed below.

AIM Variable
Insurance Funds, Inc.
V.I. Growth Fund                                                   10,882 shares
V.I. Government Securities Fund                                     1,417 shares
V.I. Basic Value Fund                                              12,873 shares
V.I. Capital Appreciation Fund                                          9 shares
V.I. Growth Fund                                                      640 shares
V.I. Premier Equity Fund                                            1,806 shares

The Alger American Fund
Small Capitalization Portfolio                                      3,837 shares
Growth Portfolio                                                    4,640 shares

Fidelity Variable Insurance Products Funds
Equity-Income Portfolio - Service Class 2                          19,616 shares
Contrafund Portfolio - Service Class 2                             16,281 shares
Growth & Income Portfolio - Serivce Class 2                        27,032 shares
Growth Portfolio - Serivce Class 2                                  7,624 shares
Asset Manager Portfolio - Service Class 2                           2,309 shares
Balanced Portfolio - Service Class 2                               20,546 shares
Mid Cap Portfolio - Service Class 2                                24,737 shares
Money Market Fund Portfolio - Initial Class                       346,879 shares

Franklin Templeton Variable Insurance Products Trust
Franklin Growth and Income Securities Fund                          2,286 shares
Franklin Income Securities Fund                                       808 shares
Franklin U.S. Government Fund                                       9,034 shares
Franklin Large Cap Growth Securities Fund                           3,124 shares
Templeton Foreign Securities Fund                                   7,566 shares
Templeton Growth Securities Fund                                    5,027 shares
Mutual Shares Securities Fund                                       3,024 shares

Janus Aspen Series
Mid Cap Growth Portfolio - Service Shares                           2,220 shares
Capital Appreciation Portfolio - Service Shares                     5,383 shares
Worldwide Growth Portfolio - Service Shares                         4,950 shares

J.P. Morgan Series II Trust
JP Morgan Mid Cap Value Portfolio                                     151 shares

MFS Variable Insurance Trust
Emerging Growth Series - Initial Class                              6,488 shares
Investors Trust Series - Initial Class                              4,189 shares
Capital Opportunities Series - Service Class                       20,642 shares
Emerging Growth Series - Service Class                              4,402 shares
Mid Cap Growth Series - Service Class                              37,371 shares
New Discovery Series - Service Class                                6,276 shares

Oppenheimer Variable Account Funds
Aggressive Growth Fund/VA - Service Class                           2,568 shares
Strategic Bond Fund/VA - Service Class                             47,036 shares

Oppenheimer's Panorama Series Fund, Inc.
International Growth Fund/VA - Service Class                      206,138 shares

PIMCO Variable Insurance Trust
Long-Term U.S. Government Bond Portfolio                            3,315 shares

               Columbus Life Insurance Company Separate Account 1

                          Notes to Financial Statements

 7.   SHARES  (continued)


Putnam Variable Trust

Putnam Growth & Income Fund - Class IB                                298 shares
Putnam International Equity Fund - Class IB                        13,983 shares
Putnam New Opportunities Fund - Class IB                              322 shares
Putnam Small Cap Value Fund - Class IB                              3,345 shares
Putnam Voyager Fund - Class IB                                        142 shares

Scudder Asset Management VIT Funds
EAFE Equity Index Fund - Class A                                   19,662 shares
Equity 500 Index Fund - Class A                                   303,103 shares
Small Cap Index Fund - Class A                                     12,080 shares

Scudder Variable Series I
Scudder Bond Portfolio - Class A                                      625 shares

Touchstone Variable Series Trust
Baron Small Cap Fund                                               15,765 shares
Emerging Growth Fund                                               38,871 shares
Third Avenue Value Fund                                            38,666 shares
Eagle Capital Appreciation Fund                                   205,728 shares
Enhanced Dividend 30 Fund                                         14,791 shares
Value Plus Fund                                                   251,409 shares
Growth & Income Fund                                                6,536 shares
Balanced Fund                                                       2,772 shares
High Yield Fund                                                   289,122 shares
Core Bond Fund                                                    207,074 shares
Money Market Fund                                                 375,654 shares

Van Kampen Life Investment Trust
Van Kampen Comstock Portfolio                                      14,520 shares
Van Kampen Emerging Growth Portfolio                                  900 shares

Van Kampen The Universal Institutional Funds
Van Kampen Emerging Markets Equity                                  2,992 shares

STATUTORY-BASIS FINANCIAL STATEMENTS

 Columbus Life Insurance Company

 Years Ended December 31, 2004 and 2003 with Report of Independent Registered Public Accounting Firm

                         Columbus Life Insurance Company

                      Statutory-Basis Financial Statements

                     Years Ended December 31, 2004 and 2003

                                    CONTENTS

Report of Independent Registered Public Accounting Firm........................1

Financial Statements

Balance Sheets - Statutory-Basis...............................................2
Statements of Operations - Statutory-Basis.....................................3
Statements of Changes in Capital and Surplus - Statutory-Basis.................4
Statements of Cash Flows - Statutory-Basis.....................................5
Notes to Statutory-Basis Financial Statements..................................6

            Report of Independent Registered Public Accounting Firm

The Board of Directors
Columbus Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of Columbus Life Insurance Company as of December 31, 2004 and 2003, and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles and the effects on the accompanying financial statements are described in Notes 2 and 10.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of Columbus Life Insurance Company at December 31, 2004 and 2003, or the results of its operations or its cash flows for the years then ended.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbus Life Insurance Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department.

/s/Ernst & Young LLP
March 31, 2005
Cincinnati, Ohio

                         Columbus Life Insurance Company

                        Balance Sheets - Statutory-Basis


                                                                                               DECEMBER 31

                                                                                       2004                 2003
                                                                               ------------------------------------------
                                                                                              (in thousands)

Admitted Assets

     Debt securities                                                                    $ 1,883,024          $ 1,763,874
     Preferred and common stocks                                                             33,441               31,439
     Mortgage loans                                                                         106,067              132,081
     Policy loans                                                                            72,587               72,783
     Real estate, held for the production of income                                               -                  342
     Cash, cash equivalents and short-term investments                                       31,633                 (525)
     Other invested assets                                                                   94,083               89,107
                                                                               ------------------------------------------
     Total cash and invested assets                                                       2,220,835            2,089,101

     Premiums deferred and uncollected                                                        5,926                6,477
     Investment income due and accrued                                                       23,399               23,512
     Net deferred income tax asset                                                           36,691               46,542
     Federal income taxes recoverable from parent                                             2,234                  776
     Other admitted assets                                                                   10,930               40,154
     Separate account assets                                                                 26,770               21,444
                                                                               ------------------------------------------
Total admitted assets                                                                   $ 2,326,785          $ 2,228,006
                                                                               ==========================================

LIABILITIES AND CAPITAL AND SURPLUS

     Policy reserves                                                                    $ 1,878,557          $ 1,780,092
     Liability for deposit-type contracts                                                    47,362               48,352
     Policy and contract claims in process of settlement                                      6,877                6,458
     Dividends payable to policyholders                                                      11,726               12,814
     Borrowed money and interest                                                                  -               13,903
     Other liabilities                                                                       63,571               50,077
     Interest maintenance reserve                                                            10,991               16,342
     Asset valuation reserve                                                                 19,271               11,151
     Separate account liabilities                                                            26,770               21,444
                                                                               ------------------------------------------
     Total liabilities                                                                    2,065,125            1,960,633

     Common stock, $1 par value, authorized 10,000
         shares, issued and outstanding 10,000 shares                                        10,000               10,000
     Paid-in surplus                                                                         41,600               41,600
     Unassigned surplus                                                                     210,060              215,773
                                                                               ------------------------------------------
     Total capital and surplus                                                              261,660              267,373
                                                                               ------------------------------------------
Total liabilities and capital and surplus                                               $ 2,326,785          $ 2,228,006
                                                                               ==========================================

     See accompanying notes.


                         Columbus Life Insurance Company

                   Statements of Operations - Statutory-Basis


                                                                                                  YEAR ENDED DECEMBER 31

                                                                                                  2004               2003
                                                                                           --------------------------------------
                                                                                                      (in thousands)

Revenue:
    Premiums                                                                                        $ 216,792          $ 217,988
    Net investment income                                                                             132,736            131,869
    Considerations for supplementary contracts with life contingencies                                    403                469
    Other                                                                                               1,693              1,281
                                                                                           --------------------------------------
                                                                                                      351,623            351,607

Policy benefits and expenses:
    Death benefits                                                                                     50,353             53,145
    Annuity benefits                                                                                    6,368              8,946
    Disability and accident and health benefits                                                         2,198              2,510
    Surrender benefits                                                                                 93,556             75,081
    Other benefits                                                                                      2,046              1,862
    Increase in policy reserves and other policyholders' funds                                        100,440            111,020
    Commissions on premiums                                                                            47,926             41,156
    General expenses                                                                                   30,841             23,737
    Net transfers to separate account                                                                   2,410              3,056
                                                                                           --------------------------------------
                                                                                                      336,139            320,513
                                                                                           --------------------------------------

Gain from operations before dividends to policyholders,
    federal income tax expense (benefit) and net realized capital gains (losses)                       15,484             31,094

Dividends to policyholders                                                                             11,598             12,717
                                                                                           --------------------------------------
Gain from operations before federal income tax expense (benefit)
    and net realized capital gains (losses)                                                             3,886             18,377

Federal income tax expense (benefit)                                                                      580             (1,505)
                                                                                           --------------------------------------
Net gain from operations before net realized capital gains (losses)                                     3,306             19,882

Net realized capital gains (losses)                                                                     3,174            (10,983)
                                                                                           --------------------------------------
Net income                                                                                            $ 6,480            $ 8,899
                                                                                           ======================================

See accompanying notes.


                    Columbus Life Insurance Company

     Statements of Changes in Capital and Surplus - Statutory-Basis


                                                                                 YEAR ENDED DECEMBER 31

                                                                                2004                2003
                                                                         ----------------------------------------
                                                                                     (in thousands)


Capital and surplus, beginning of year                                             $ 267,373           $ 285,147
Net income                                                                             6,480               8,899
Change in net unrealized gains (losses) (net of deferred taxes
  of $(84) in 2004 and ($11,137) in 2003)                                              5,511              20,707
Change in net deferred income tax asset                                               (1,863)             (3,882)
Change in nonadmitted assets                                                          (7,721)                911
Change in asset valuation reserve                                                     (8,120)             (9,409)
Dividends to stockholder                                                                   -             (35,000)
                                                                         ----------------------------------------
Capital and surplus, end of year                                                   $ 261,660           $ 267,373
                                                                         ========================================


See accompanying notes.


                          Columbus Life Insurance Company

                     Statements of Cash Flows - Statutory-Basis


                                                                                      YEAR ENDED DECEMBER 31

                                                                                      2004              2003
                                                                                -----------------------------------
                                                                                          (in thousands)

Operating activities:
     Premium and annuity considerations                                                 $ 217,913        $ 219,037
     Net investment income received                                                       129,200          128,243
     Benefits paid                                                                       (153,195)        (144,706)
     Net transfers to separate accounts                                                    (3,138)          (3,838)
     Insurance and general expenses                                                       (78,074)         (66,638)
     Dividends paid to policyholders                                                      (12,686)         (15,707)
     Federal income taxes received                                                            282              507
     Other, net                                                                             1,628            1,352
                                                                                -----------------------------------
     Net cash provided by operating activities                                            101,930          118,250
                                                                                -----------------------------------

INVESTMENT ACTIVITIES:

     Proceeds from investments sold, matured or repaid:

          Bonds                                                                         1,028,420          887,530
          Stocks                                                                              810          128,146
          Mortgage loans                                                                   27,214           21,581
          Real estate                                                                         321                -
          Other invested assets                                                            11,808            3,512
          Miscellaneous proceeds                                                           15,825               34
                                                                                -----------------------------------
     Net proceeds from investments sold, matured or repaid                              1,084,398        1,040,803

     Cost of investments acquired:
          Bonds                                                                        (1,150,063)      (1,079,888)
          Stocks                                                                           (2,392)         (28,255)
          Mortgage loans                                                                   (1,200)          (8,450)
          Other invested assets                                                           (12,361)          (8,333)
                                                                                -----------------------------------
     Total cost of investments acquired                                                (1,166,016)      (1,124,926)

     Net change in policy loans                                                               196            1,146
                                                                                -----------------------------------
     Net cash used by investment activities                                               (81,422)         (82,977)
                                                                                -----------------------------------

FINANCING ACTIVITIES:

     Borrowed money                                                                       (13,903)         (25,050)
     Net deposits on deposit-type contract funds and other insurance liabilities             (834)          (1,145)
     Dividends paid to stockholder                                                              -          (35,000)
     Other cash provided                                                                   26,387           25,924
                                                                                -----------------------------------
     Net cash provided (used) by financing activities                                      11,650          (35,271)
                                                                                -----------------------------------

     Net change in cash, cash equivalents and short-term investments                       32,158                2
     Cash, cash equivalents and short-term investments:
          Beginning of year                                                                  (525)            (527)
                                                                                -----------------------------------
          End of year                                                                    $ 31,633           $ (525)
                                                                                ===================================

     See accompanying notes.


                         Columbus Life Insurance Company

                  Notes to Statutory-Basis Financial Statements

                           December 31, 2004 and 2003

1.  ORGANIZATION AND NATURE OF BUSINESS

Columbus Life Insurance Company (the Company), a stock life insurance company, is a wholly owned subsidiary of The Western and Southern Life Insurance Company (Western and Southern), a stock life insurance company. The Company is domiciled in Ohio.

The Company offers individual life, universal life and annuity contracts through general and independent agents and affiliated broker-dealers. The Company is licensed in 47 states and the District of Columbia. Approximately 45% of the gross premiums and annuity considerations for the Company were derived from Ohio, California, Michigan, Florida, Indiana and New Jersey.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department (the Department). These practices differ in some respects from accounting principles generally accepted in the United States (GAAP). The more significant differences are:

o Certain assets are excluded from the balance sheets as "non-admitted assets" (principally a portion of deferred tax assets) for statutory reporting purposes.

o Fixed securities (including preferred stocks) are carried at amortized cost or market value based on their National Association of Insurance Commissioners (NAIC) rating.

o Deferred tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred tax assets expected to be realized within one year of the balance sheet date or 10% of capital and surplus excluding any net deferred tax assets, electronic data processing equipment and operating software and any positive goodwill, plus 3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities. The remaining deferred tax assets are non-admitted. Deferred taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred taxes, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable.

                         Columbus Life Insurance Company

  2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o The accounts and operations of the Company's subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

o The costs of acquiring and renewing business, such as commissions, certain costs of policy underwriting and issuance and certain variable agency expenses, have not been deferred for statutory reporting purposes.

o For statutory reporting purposes, the Company defers the portion of realized capital gains and losses (using a formula prescribed by the NAIC) on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates. Those deferrals are amortized over the remaining period to maturity of the individual security sold. The deferral, net of federal income taxes, is reported in the accompanying balance sheets as the "interest maintenance reserve" (IMR). Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses would be reported in the statement of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

o For statutory reporting purposes, the "asset valuation reserve" (AVR) is determined by an NAIC prescribed formula and is reported as a liability; AVR is not recognized under GAAP.

o Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required by GAAP.

o Policyholder dividends are recognized when declared rather than over the term of the related policies.

o Revenues for universal life and annuity policies with mortality or morbidity risk, except for guaranteed interest and group annuity contracts, consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting, and credited directly to an appropriate policy reserve account, without recognizing premium income. Under GAAP, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values.

                         Columbus Life Insurance Company

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

See Note 10 for a reconciliation of the Company's capital and surplus and net income from statutory to GAAP.

REVENUES AND EXPENSES

Life and accident and health premiums are recognized as revenue when due. Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting. Commissions and other costs of acquiring the policies are charged to expense when incurred.

VALUATION OF INVESTMENTS

Debt securities and stocks are valued as prescribed by the NAIC. Debt securities are valued principally at amortized cost using the interest method, redeemable preferred stocks, which have characteristics of debt securities and are rated as high quality or better, are valued at cost and all other stocks are valued at market value as determined by the Securities Valuation Office of the NAIC and the related net unrealized capital gains (losses) are reported in unassigned surplus along with any adjustment for federal income taxes.

Single class and multi-class mortgage-backed/asset-backed securities are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the retrospective adjustment method. Prepayment assumptions are obtained from an external source and are based on the current interest rate and economic environment. The Company has not elected to use book value as of January 1, 1994 as the cost for applying the retrospective method of adjustment to securities purchased prior to the date.

The Company's subsidiaries are reported at their underlying statutory equity which approximates fair value. The net change in the subsidiaries' equity is included in the change in net unrealized capital gains or losses. Dividends received from subsidiaries are included in "net investment income" in the statements of operations.

Mortgage loans are reported at unpaid principal balances, less allowance for impairment.

Property acquired in satisfaction of debt is recorded at the lower of cost less accumulated depreciation or fair market value.

Policy loan values are carried at outstanding indebtedness not in excess of policy cash surrender value.

                         Columbus Life Insurance Company

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Joint ventures, partnerships, and Limited Liability Corporations's are carried at the Company's interest in the underlying GAAP equity of the investee. The carrying value shown in the balance sheet under "other invested assets" approximates the fair value. Undistributed earnings allocated to the Company are reported in the change in net unrealized capital gains or losses. Distributions from earnings of the joint venture or partnership are reported as net investment income when received.

Real estate held for the production of income is reported at depreciated cost net of related obligations. Real estate that the Company has the intent to sell is reported at the lower of depreciated cost or fair value, net of related obligations. Depreciation is computed by the straight-line method over the estimated useful life of the properties.

The asset valuation reserve serves to provide a reserve, recorded through unassigned surplus, against fluctuations in the market values of bonds, stocks, mortgage loans, real estate and other invested assets. The interest maintenance reserve defers the recognition of realized capital gains and losses resulting from changes in interest rates on fixed income investments sold and amortizes the gains and losses into investment income over the remaining life of the investments sold. The net gain (loss) deferred as a result of recording the interest maintenance reserve was $(2.4) million and $5.3 million, which is net of federal income tax expense (benefit) of $(1.3) million and $2.9 million in 2004 and 2003, respectively. Amortization of the interest maintenance reserve was $3.0 million and $3.2 million in 2004 and 2003, respectively, and is included in net investment income.

Realized capital gains and losses from sales of securities are determined on the basis of specific identification and recognized on the trade date. Realized capital gains and losses, adjusted for the interest maintenance reserve, are included in the determination of net income. Adjustments to fair market value for other than temporary declines in value of debt securities, mortgage loans, property acquired in satisfaction of debt and real estate are treated as realized losses and are included in net income. Adjustments for declines, which are not other than temporary, and for valuation reserves are treated as unrealized losses. Unrealized gains and losses on all investments are reported as adjustments to unassigned surplus.

POLICY RESERVES

Policy reserves for life insurance and supplemental benefits are developed by using accepted actuarial methods and are computed principally on the Commissioner's Reserve Valuation Method. The following mortality tables and interest rates are used:

                         Columbus Life Insurance Company

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                                   PERCENTAGE OF RESERVES

                                                                              ----------------------------------
                                                                                     2004             2003
                                                                              ----------------------------------
Life insurance:
   1941 Commissioners Standard Ordinary, 2-1/2% - 3%                                2.5%             2.8%
   1958 Commissioners Standard Ordinary, 2-1/2% - 4-1/2%                            18.5             19.8
   1980 Commissioners Standard Ordinary, 4% - 5%                                    50.4             48.0
   2001 Commission Standard Ordinary, 4.5%                                           0.2
Annuities:
   Various, 2-1/2% - 7-1/2%                                                         26.8             27.6
Supplemental benefits:
   Various, 2-1/2% - 7-1/2%                                                          1.0              1.1
Other, 2% - 5-1/2%                                                                   0.6              0.7
                                                                              ----------------------------------
                                                                                  100.0%           100.0%
                                                                              ==================================

The Company records a liability for other contract deposit funds using the fund value method.

The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liabilities will not exceed the Company's policy reserves and have an adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in the Company's policy reserves.

Surrender values on policies do not exceed the corresponding benefit reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves or the net premiums exceed the gross premiums on any insurance in force.

For substandard table ratings, mean reserves are based on 125% to 500% of standard mortality rates. For flat extra ratings, mean reserves are based on the standard or substandard mortality rates increased by the cost of the additional mortality indicated by the rating.

As of December 31, 2004, reserves of $32.7 million are recorded on inforce amounts of $2,001.9 million for which gross premiums are less than the net premiums according to the standard of valuation required by the Department.

Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies is calculated as one-hundredth of the product of such valuation rate of interest times the mean of the amount of funds subject to such valuation rate of interest held at the beginning and end of the year of valuation.

                         Columbus Life Insurance Company

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death.

The liabilities related to guaranteed investment contracts and policyholder funds left on deposit with the Company generally are equal to fund balances less applicable surrender charges.

POLICYHOLDERS' DIVIDENDS

The amount of policyholders' dividends to be paid is determined annually by the Company's Board of Directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by the Company.

At December 31, 2004, participating policies represent approximately 15% ($1,385.9 million) of directly written life insurance in force, net of amounts ceded.

POLICY AND CONTRACT CLAIMS

Policy and contract claims in process of settlement represent the estimated ultimate net cost of all reported and unreported claims incurred through December 31, 2004 and 2003. The reserves for unpaid claims are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

BORROWED MONEY

The Company periodically invests in dollar-roll reverse repurchase agreements. The Company policy requires a minimum of 102% of the fair value of securities purchased under the agreements to be maintained as collateral. The transactions have been reflected as financing transactions requiring the asset and the liability for the repurchase to remain on the Company's financial statements. As of December 31, 2004, there were no mortgage-backed securities which were subject to the reverse repurchase agreements.

                         Columbus Life Insurance Company

2.        SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RETIREMENT PLANS

The Company participates in a qualified, noncontributory defined pension plan sponsored by Western and Southern. In addition, the Company provides certain other post-retirement benefits to retired employees through a plan sponsored by Western and Southern. The Company has no legal obligation for benefits under these plans. Western and Southern allocates amounts to the Company based on salary ratios.

SEPARATE ACCOUNT

The Company maintains a separate account, which holds assets related to the Company's variable universal life contracts and market value adjusted annuity contracts. The variable universal life contracts held by the Company are non-guaranteed return contracts. The Company collects certain fees for the administration of, and other benefits under, the contracts. The other activity within these accounts, including realized and unrealized gains or losses on its investments, has no effect on net income or capital and surplus of the Company.

The market value adjusted annuity contracts are guaranteed return contracts which are sold as a fixed annuity product with guaranteed rates.

REINSURANCE

Reinsurance premiums and benefits paid or provided are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are principally stated at amortized cost, which approximates fair value.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost, which approximates fair value.

                         Columbus Life Insurance Company

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FEDERAL INCOME TAXES

Western and Southern files a consolidated tax return with its eligible subsidiaries, including the Company. The provision for federal income taxes is allocated to the Company using a separate return method based upon a written tax sharing agreement. The benefits from losses of subsidiaries, which are utilized in the consolidated return, will be retained by the subsidiaries under the tax sharing agreement. Western and Southern pays all federal income taxes due for all members of the consolidated group. The Company will then charge or reimburse, as the case may be, the members of the group an amount consistent with the method described in the tax sharing agreement.

ACCOUNTING CHANGES

As of January 1, 2005, the Company will adopt Statement of Statutory Accounting Principles (SSAP) No. 88, Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 46 (SSAP 88). SSAP 88 replaces SSAP No. 46, Investments in Subsidiary, Controlled, and Affiliated Entities, and establishes guidance on how to value non-insurance subsidiaries, controlled and affiliated entities (SCAs). This statement requires SCA's involved in specified activities where 20% or more of the SCAs revenue is generated from the reporting entity and its affiliates to be recorded based on the GAAP equity reported in the SCA's audited GAAP financial statements adjusted for specified GAAP to SAP differences. Investments in SCA's that do not meet the specified criteria are recorded based on the audited GAAP equity of the SCA. Upon adoption of SSAP 88, the Company expects to record an increase to surplus of $2.4 million.

USE OF ESTIMATES

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

                         Columbus Life Insurance Company

3. DEBT AND EQUITY SECURITIES

Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services, or, in the case of private placements, are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit risk and maturity of the investments. The fair values for equity securities that are not actively traded are estimated based on fair values of issues of comparable yield and quality.

                                                                              2004

                                                -------------------------------------------------------------------
                                                   AMORTIZED       UNREALIZED      UNREALIZED        ESTIMATED
                                                     COST            GAINS           LOSSES         FAIR VALUE
                                                -------------------------------------------------------------------
                                                                          (in thousands)
Foreign governments                             $        250         $      -     $         -       $          250
U.S. Treasury securities and obligations
   of U.S. government corporations and
   agencies                                           66,692            1,107           (505)               67,294
Debt securities issued by states of the
   U.S. and political subdivisions of the
   states                                             28,558              510           (799)               28,269
Corporate securities/asset-backed
  securities                                       1,364,160          107,838         (3,122)            1,468,876
Mortgage-backed securities                           423,364            9,626         (1,008)              431,982
                                                -------------------------------------------------------------------
Total                                           $  1,883,024         $119,081     $   (5,434)       $    1,996,671
                                                ===================================================================

                                                                              2003

                                                -------------------------------------------------------------------
                                                   AMORTIZED       UNREALIZED      UNREALIZED        ESTIMATED
                                                     COST            GAINS           LOSSES         FAIR VALUE
                                                -------------------------------------------------------------------
                                                                          (in thousands)
Foreign governments                             $       5,225       $        -    $       (56)     $          5,169
U.S. Treasury securities and
   obligations of U.S. government
   corporations and agencies
                                                       59,624            1,136         (1,163)               59,597
Debt securities issued by states
   of the U.S. and political
   subdivisions of the states                          26,360              448         (1,018)               25,790
Corporate securities/asset backed securities        1,308,789           90,480         (9,445)            1,389,824
Mortgage-backed securities                            363,876           12,868         (2,009)              374,735
                                                -------------------------------------------------------------------
Total                                              $1,763,874       $  104,932    $   (13,691)     $      1,855,115
                                                ===================================================================

                         Columbus Life Insurance Company

3. DEBT AND EQUITY SECURITIES (CONTINUED)

A summary of the Company's gross unrealized losses and the associated fair value as of December 31, 2004 and 2003 are as follows:

                                                                              2004

                                                  UNREALIZED LOSSES LESS THAN OR     UNREALIZED LOSSES GREATER THAN
                                                        EQUAL TO 12 MONTHS                     12 MONTHS
                                                ---------------- ------------------ --------------- -----------------
                                                  UNREALIZED      ESTIMATED FAIR      UNREALIZED     ESTIMATED FAIR
                                                    LOSSES             VALUE            LOSSES           VALUE
                                                ---------------- ------------------ --------------- -----------------
Debt Securities:                                                          (in thousands)
Foreign governments                             $         -      $             -    $         -     $              -
U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies                             (121)              20,103           (384)               6,319
Debt securities issued by states of the U.S.
 and political subdivisions of the states               (28)               2,372           (771)              13,173
Corporate securities/asset-backed securities         (1,999)             138,424         (1,123)              11,748
Mortgage-backed securities                             (781)             103,708           (227)               9,629
                                                ---------------- ------------------ --------------- -----------------
Total                                           $    (2,929)     $       264,607    $    (2,505)    $         40,869
                                                ================ ================== =============== =================

Preferred stocks                                $    -           $    -             $    -          $    -
                                                ================ ================== =============== =================
Common stocks                                   $    -           $    -             $    -          $    -
                                                ================ ================== =============== =================

                         Columbus Life Insurance Company

3. DEBT AND EQUITY SECURITIES (CONTINUED)

                                                                              2003

                                                  UNREALIZED LOSSES LESS THAN OR     UNREALIZED LOSSES GREATER THAN
                                                        EQUAL TO 12 MONTHS                     12 MONTHS
                                                ---------------- ------------------ --------------- -----------------
                                                  UNREALIZED      ESTIMATED FAIR      UNREALIZED     ESTIMATED FAIR
                                                    LOSSES             VALUE            LOSSES           VALUE
                                                ---------------- ------------------ --------------- -----------------
Debt Securities:                                                            (in thousands)
Foreign government securities                   $       (56)      $        4,918      $       -       $            -
U.S. Treasury securities and
 obligations of U.S. government                      (1,163)              37,713              -                    -
 corporations and agencies
Debt securities issued by states of
 the U.S. and political subdivisions
 of the states                                       (1,018)              16,372              -                    -
Corporate securities/asset-backed
 securities                                          (8,124)             229,088         (1,321)              26,628
Mortgage-backed securities                           (1,966)             151,608            (43)               4,553
Total                                           ---------------- ------------------ --------------- -----------------
                                                $   (12,327)      $      439,699      $  (1,364)           $  31,181
                                                ================ ================== =============== =================
Preferred stocks                                $       (50)      $        4,950      $        -      $            -
Common stocks                                   ================ ================== =============== =================
                                                $          -      $            -      $        -      $            -
                                                ================ ================== =============== =================

There are no unrealized gains or losses on equity securities at December 31, 2004. The aggregate amount of unrealized losses and related fair values of equity securities with unrealized losses less than or equal to twelve months at December 31, 2003 was $0.1 million and $5.0 million, respectively. There are no unrealized gains or losses greater than twelve months at December 31, 2003.

Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                         Columbus Life Insurance Company

3. DEBT AND EQUITY SECURITIES (CONTINUED)

                                                                          AMORTIZED            ESTIMATED
                                                                             COST             FAIR VALUE
                                                                     ------------------------------------------
                                                                                  (in thousands)

      Due in one year or less                                          $         70,145       $      72,975
      Due after one year through five years                                     187,470             202,348
      Due after five years through ten years                                    371,397             394,475
      Due after ten years                                                       830,648             894,891
      Mortgage-backed securities                                                423,364             431,982
                                                                     ------------------------------------------
      Total                                                            $      1,883,024       $   1,996,671
                                                                     ==========================================

Proceeds from sales of investments in debt securities during 2004 and 2003 were $312.5 million and $250.7 million, respectively. Gross gains of $7.1 million and $11.8 million and gross losses of $7.1 million and $3.8 million were realized on these sales in 2004 and 2003, respectively.

Unrealized gains and losses on investments in common stocks (none at December 31, 2004 or 2003) and on investments in subsidiaries are reported directly in capital and surplus and do not affect net income. The unrealized gains and unrealized losses on, and the cost and fair value of those investments and preferred stocks, are as follows:

                                                                      2004
                                          --------------------------------------------------------------------
                                                            UNREALIZED       UNREALIZED           FAIR
                                               COST           GAINS            LOSSES             VALUE

                                          --------------------------------------------------------------------
                                                                    (in thousands)

       Preferred stocks                     $ 28,630          $   1,925        $       -       $  30,555
                                          ====================================================================

       Common stock of subsidiaries         $ 13,119          $       -        $  (8,306)      $   4,811
                                          ====================================================================



                                                                           2003
                                            ------------------------------------------------------------------
                                                               UNREALIZED    UNREALIZED           FAIR
                                                  COST            GAINS        LOSSES             VALUE
                                            --------------- --------------- ------------------ ---------------
                                                                         (in thousands)
       Preferred stocks                       $  26,534       $    2,036     $     (50)        $   28,520
                                            =============== =============== ================== ===============

       Common stock of subsidiaries           $       -       $        -     $  (8,214)        $    4,905
                                            =============== =============== ================== ===============

Proceeds from sales of investments in equity securities during 2004 and 2003 were $511.3 million and $30.4 million, respectively. Gross gains of $2.7 million and $3.7 million and gross losses of $0.0 and $5.6 million were realized on those sales in 2004 and 2003, respectively.

                         Columbus Life Insurance Company

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following sets forth the fair values of the Company's financial instruments.

Fair values for debt, equity and short-term investment securities are disclosed in Note 3.

The fair values for mortgage loans, consisting principally of commercial real estate loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans collateralized by properties with similar investment risk. The fair values for mortgage loans in default are established at the lower of the fair market value of the related underlying collateral or carrying value of the loan. Carrying and fair values of mortgage loans were $106.1 million and $116.4 million, and $132.1 million and $143.5 million at December 31, 2004 and 2003, respectively.

The Company believes it is not practicable to estimate the fair value of policy loans. These assets, totaling $72.6 million and $72.8 million at December 31, 2004 and 2003, respectively, are carried at their aggregate unpaid principal balances. Estimation of the fair value is not practicable as the loans have no stated maturity and are an integral part of the related insurance contracts.

The fair values for the Company's liabilities under investment-type insurance contracts are estimated as the contracts' cash surrender values. Carrying and fair values of investment-type contract reserves are $1,501.8 million and $1,360.6 million, and $1,393.0 million and $1,287.1 million at December 31, 2004 and 2003, respectively.

Certain reserves for investment-type insurance contracts do not include mortality or morbidity risk. Fair values for insurance reserves are not required to be disclosed. However, the estimated fair values of all insurance reserves and investment contracts are taken into consideration in the Company's overall management of interest rate risk.

5.  CONCENTRATIONS OF CREDIT RISK

At December 31, 2004, the Company held unrated or less-than-investment grade corporate bonds with a book value of $93.3 million and an aggregate fair value of $106.0 million. Those holdings amounted to 4.95% of the Company's investments in bonds and 4.01% of the Company's total admitted assets. The Company performs periodic evaluations of the relative credit standing of the issuers of these bonds. The Company considers these evaluations in its overall investment strategy.

                         Columbus Life Insurance Company

5.  CONCENTRATIONS OF CREDIT RISK (CONTINUED)

The Company's investments in mortgage loans principally involve commercial real estate. At December 31, 2004, 41.7% of such mortgages, or $44.2 million, involved properties located in Ohio and Florida. Such investments consist of first mortgage liens on completed income-producing properties. The mortgage outstanding on any individual property does not exceed $5.7 million.

During 2004, the lending rates for new commercial mortgage loans issued were 6.53%. No other categories of mortgage loans were issued. At the issuance of a loan, the percentage of loan to value on any one loan does not exceed 80%. At December 31, 2004, the Company held no mortgages with interest overdue beyond one year.

During 2004, the Company did not reduce interest rates on any outstanding mortgages. At December 31, 2004, the Company held no mortgage loans that require payments of principal or interest be made based upon cash flows generated by the property serving as collateral for the loans or that have a diminutive payment required. At December 31, 2004, the Company's investments in mortgage loans were not subject to prior liens. All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.

Interest changes may have temporary effects on the sale and profitability of annuity products offered by the Company. Although the rates offered by the Company are adjustable in the long-term, in the short-term they may be subject to contractual and competitive restrictions that may prevent timely adjustment. The Company's management constantly monitors interest rates with respect to a spectrum of durations and sells annuities that permit flexible responses to interest rate changes as part of the Company's management of interest spreads. However, adverse changes in investment yields on invested assets will affect the earnings on those products with a guaranteed return.

6.   RELATED PARTY TRANSACTIONS

The Company is party to a service agreement with certain Western and Southern affiliated companies for the performance of certain legal services, investment advisory and data processing functions. The Company paid $6.5 million and $6.4 million in 2004 and 2003, respectively, for these services.

                         Columbus Life Insurance Company

6.  RELATED PARTY TRANSACTIONS (CONTINUED)

On July 1, 1986, the Company entered into an agreement (the "agreement") with Western and Southern where the Company reinsured the liabilities of, and began servicing and administering the former business of, Columbus Mutual Life Insurance Company (Columbus Mutual), a former affiliate of Western and Southern which merged with Western and Southern. The agreement is anticipated to last until all obligations for policies issued by Columbus Mutual are settled. Reserves reflected on the Company's balance sheets for policies and contracts included under the agreement are:


                                                                                      DECEMBER 31
                                                                             2004                     2003
                                                                     -----------------------------------------------
                                                                                     (in thousands)

       Life and annuity reserves                                           $    797,365              $  814,919
       Accident and health reserves                                             7,705                     8,397


The Company participates in a short-term investment pool with its affiliates. Amounts receivable from affiliates, included in "Admitted" on the balance sheets, were $8.2 million and $32.5 million at December 31, 2004 and 2003, respectively.

7.  FEDERAL INCOME TAXES

The Company is included in the consolidated return for Western and Southern. The Company had a receivable from Western and Southern in the amount of $2.2 million and $0.8 million as of December 31, 2004 and 2003, respectively, related to federal income taxes.

Income before federal income taxes differs from taxable income principally due to accrued market discounts, differences in net deferred acquisition costs and contingency liabilities between tax and statutory-basis financial reporting purposes.

The amount of federal income taxes incurred that will be available for recoupment in the event of future net losses is $0 and $3.7 million from 2004 and 2003, respectively.

The components of the net deferred tax asset at December 31, are as follows:

                                                                                    2004                2003
                                                                               --------------------------------
                                                                                         (in thousands)

       Gross deferred tax assets                                                  $ 67,919        $      70,906
       Gross deferred tax liabilities                                                9,264               10,304
       Deferred tax assets nonadmitted                                              21,964               14,060
       Increase (decrease) in deferred tax assets nonadmitted                        7,904                 (253)

                         Columbus Life Insurance Company

7.  FEDERAL INCOME TAXES (CONTINUED)

Current income taxes incurred for the year ended December 31, consist of the following major components:

                                                                                     2004              2003
                                                                               ----------------------------------
                                                                                        (in thousands)

Current year  (benefit) expense                                                  $ (1,214)       $     4,857
Tax credits                                                                        (2,252)           (1,667)
Prior year under (over) accrual                                                      1,727           (2,646)
                                                                               ----------------------------------
Current income taxes incurred                                                    $ (1,739)       $      544
                                                                               ==================================

The main components of deferred tax amounts are as follows:


                                                                                     2004              2003
                                                                               ----------------------------------
Deferred tax assets:                                                                    (in thousands)
  Reserves                                                                         $38,887           $ 38,196
  Proxy deferred acquisition costs                                                  19,932             18,982
  Benefits for employees and agents                                                  4,414              4,419
  Stocks/bonds/short-term investments                                                  586              4,827
  Other                                                                              4,100              4,482
                                                                               ----------------------------------
Gross deferred tax assets                                                           67,919             70,906

Deferred tax assets nonadmitted                                                   (21,964)           (14,060)

Deferred tax liabilities:
  Stocks/bonds/short-term investments                                                  835              2,476
  Real estate joint ventures                                                         5,898              5,336
  Other                                                                              2,531              2,492
                                                                               ---------------------------------
Total deferred tax liabilities                                                       9,264             10,304
                                                                               ---------------------------------
Net admitted deferred tax assets                                                  $ 36,691           $ 46,542
                                                                               =================================

                         Columbus Life Insurance Company

7.  FEDERAL INCOME TAXES (CONTINUED)

Changes in the deferred tax assets and deferred tax liabilities for the year ended December 31, are as follows:

                                                                                2004               2003
                                                                        ---------------------------------------
                                                                                    (in thousands)
Deferred tax assets resulting from book/tax differences in:
   Reserves                                                                   $     691           $      749
   Proxy deferred acquisition costs                                                 950                1,155
   Real estate joint ventures                                                         -              (2,272)
   Benefits for employees and agents                                                (5)                    -
   Stocks/bonds/short-term investments                                          (4,241)             (14,380)
   Other                                                                          (382)                4,417
                                                                        ---------------------------------------
Total deferred tax assets                                                     $ (2,987)           $ (10,331)
                                                                        =======================================

Deferred tax assets nonadmitted                                               $  7,904            $   (253)
                                                                        =======================================

 Deferred tax liabilities resulting from book/tax differences in:

   Stocks/bonds                                                               $ (1,641)           $  (3,139)
   Real estate joint ventures                                                       562                    -
   Other                                                                             39                7,828
                                                                        ---------------------------------------
Total deferred tax liabilities                                                $ (1,040)           $    4,689
                                                                        =======================================

The Company's current federal income tax expense (benefit) differs from the amount obtained by applying the federal statutory rate of 35% to gain from operations before federal income tax expense (benefit) and net realized capital gains (losses). The significant differences for the years ended December 31, are as follows:

                         Columbus Life Insurance Company

7.  FEDERAL INCOME TAXES (CONTINUED)

                                                           2004                                 2003
                                            ------------------------------------------------------------------------
                                                                     TAX                                TAX
                                                 AMOUNT             EFFECT            AMOUNT           EFFECT
                                            ------------------------------------------------------------------------
                                                                        (in thousands)
Income before taxes                          $      2,364       $        827       $    14,764      $       5,167
Book vs. tax capital gains/losses                  (5,107)            (1,787)           (3,743)            (1,310)
Book over tax reserves                              1,248                437            17,997              6,299
Net DAC adjustment                                  2,414                845             3,447              1,206
IMR amortization                                   (2,976)            (1,042)           (3,212)            (1,124)
Accrued market discount                            (2,081)              (728)           (5,635)            (1,972)
Dividends received deduction                         (689)              (241)             (486)              (170)
Policyholders dividends                            (1,090)              (382)           (2,987)            (1,045)
Other                                               2,448                857            (6,267)            (2,194)
                                            ------------------------------------------------------------------------
Taxable income (loss)                         $    (3,469)      $     (1,214)      $    13,878      $       4,857
                                            ========================================================================

8.  DIVIDEND RESTRICTIONS

Ohio insurance law limits the amount of dividends that can be paid to a parent in a holding company structure, without prior approval of the regulators, to the greater of ten percent of statutory surplus or statutory net income as of the preceding December 31, but only to the extent of earned surplus as of the preceding December 31. In 2005, the Company has $26.2 million available for payment of dividends to Western and Southern based on a surplus of $261.7 million at December 31, 2004. Earned surplus at December 31, 2004 was $210.1 million.

No dividends were paid in 2004. On June 30, 2003, the Company obtained state approval and paid a dividend of $35.0 million to Western and Southern. The Company's remaining surplus was substantially in excess of amounts required to be held by regulatory agencies.

9.  COMMITMENTS AND CONTINGENCIES

The Company is named as a defendant in various legal actions arising in the ordinary course of the Company business. The Company believes the resolution of these actions will not have a material effect on the Company's financial position.

At December 31, 2004, the Company does not have any material leases for office space or equipment.

                         Columbus Life Insurance Company

10. REGULATORY MATTERS

A reconciliation of "statutory accounting principles" (SAP) capital and surplus to GAAP capital and surplus at December 31 and SAP net income to GAAP net income for the year ended December 31 follows:

                                                                                  2004                 2003
                                                                          -------------------- --------------------
                                                                                       (in thousands)

  SAP capital and surplus                                                     $     261,660        $     267,373
  Deferred policy acquisition costs                                                 122,320              163,006
  Policy reserves                                                                   (40,019)             (59,254)
  Asset valuation and interest maintenance reserves                                  30,262               27,493
  Income taxes                                                                      (48,882)             (57,696)
  Net unrealized gain on available-for-sale securities                              119,026               95,709
  Other, net                                                                         11,448               13,458
                                                                          -------------------- --------------------
  GAAP capital and surplus                                                    $     455,815        $     450,089
                                                                          ==================== ====================


                                                                                  2004                2003
                                                                          -------------------- --------------------
                                                                                       (in thousands)

  SAP net income                                                              $       6,480        $       8,899
  Deferred policy acquisition costs                                                  14,569               19,048
  Policy reserves                                                                     1,033                2,765
  Income taxes                                                                      (13,970)             (11,394)
  Interest maintenance reserve                                                       (5,351)               2,109
  Other, net                                                                         15,923                7,584
                                                                          -------------------- --------------------
  GAAP net income                                                             $      18,684        $      29,011
                                                                          ==================== ====================

The Company is required by statutory regulations to meet minimum risk-based capital standards. Risk-based capital is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. At December 31, 2004 and 2003, the Company substantially exceeded the minimum risk-based capital standards.

State regulatory authorities have powers relating to granting and revoking licenses to transact business, the licensing of agents, the regulation of premium rates and trade practices, the form and content of insurance policies, the content of advertising material, financial statements and the nature of permitted practices.

                         Columbus Life Insurance Company

11. ANNUITY RESERVES

At December 31, 2004, the Company's annuity reserves and deposit fund liabilities that are subject to discretionary withdrawal (with adjustment), subject to discretionary withdrawal (without adjustment), and not subject to discretionary withdrawal provisions are summarized as follows:

                                                                                   AMOUNT             PERCENT
                                                                             -------------------    ------------
                                                                               (in thousands)
  Subject to discretionary withdrawal:
     With market value adjustment                                              $      3,583             0.6%

  At book value less current surrender charge of 5% or more                          98,327             17.2
     At market value                                                                      -                -
  Subject to discretionary withdrawal (without
     adjustment) at book value with minimal or no
     charge or adjustment                                                           453,266             79.2
  Not subject to discretionary withdrawal                                            17,431              3.0
  Total net annuity reserves and deposit fund liabilities                       $   572,607           100.0%
                                                                             ===================    ============

The annuity reserves and deposit fund liabilities shown above are included in "policy reserves" in the balance sheets.

                         Columbus Life Insurance Company

12. REINSURANCE

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources.

The Company's ceded reinsurance arrangements reduced certain items in the accompanying financial statements by the following amounts:

                                                                                       2004           2003
                                                                                   -------------- -------------
                                                                                           (in thousands)

        Premiums                                                                       $18,656       $ 14,794
        Benefits paid or provided                                                        5,569          7,724
        Policy and contract liabilities                                                 45,818         27,758

At December 31, 2004, the Company has no reserves ceded to unauthorized reinsurers. Amounts payable or recoverable for reinsurance on policy and contract liabilities are not subject to periodic or maximum limits. At December 31, 2004, the Company's reinsurance recoverables are not material and no individual reinsurer owed the Company an amount that was equal to or greater than 3% of the Company's capital and surplus.

The net amount of reduction to capital and surplus at December 31, 2004 if all reinsurance agreements were cancelled is $0.

In 2004 and 2003, the Company did not commute any ceded reinsurance nor did it enter into or engage in any agreement that reinsures policies or contracts that were in-force or had existing reserves as of the effective date of such agreements.

The Company remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

No policies issued by the Company have been reinsured with a foreign company, which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

                         Columbus Life Insurance Company

13. SEPARATE ACCOUNTS

Separate accounts held by the Company represent funds, which are administered for variable annuity contracts and market value adjusted annuity contracts.

The variable universal life contracts held by the Company do not have any minimum guarantees and the investment risks associated with the market value changes are borne entirely by the policyholder. The assets consist of mutual funds and are carried at market value.

The market value adjusted annuity contracts are guaranteed return contracts. The guaranteed rate options are sold as a fixed annuity product with guarantee rates based on the guarantee period selected by the policyholder. The cash surrender values are the guaranteed cash value plus a market value adjustment that can be positive or negative. The market value adjustment is based on the U.S. swap rate at issue and at surrender.

Information regarding the separate accounts of the Company as of and for the year ended December 31, 2004 is as follows:

                                                                                 NONINDEXED       NON-GUARANTEED
                                                                                 GUARANTEE      SEPARATE ACCOUNTS
                                                                                 LESS THAN/
                                                                                 EQUAL TO 4%
                                                                              -------------------------------------
                                                                                         (in thousands)

   Premiums, deposits and other considerations for the year
       ended December 31, 2004                                                     $     754         $    3,670
                                                                              =====================================

   Reserves for separate accounts as of December 31, 2004
       (all subject to discretionary withdrawal)                                   $   3,583         $   19,526
                                                                              =====================================

                         Columbus Life Insurance Company

13. SEPARATE ACCOUNTS (CONTINUED)

A reconciliation of the amounts transferred to and from the separate accounts is presented below:

                                                                                                      2004

                                                                                              ---------------------
                                                                                                 (in thousands)

      Transfers as reported in the statements of operations of the separate accounts statement:
           Transfers to separate accounts                                                          $     4,468
           Transfers from separate accounts                                                             (2,034)
                                                                                              ---------------------
      Net transfers to separate accounts                                                                 2,434

      Reconciling adjustments:
            Other account adjustments                                                                     (24)
                                                                                              ---------------------
      Net transfers as reported in the statements of operations                                    $     2,410
                                                                                              =====================

14. PREMIUM AND ANNUITY CONSIDERATIONS DEFERRED AND UNCOLLECTED

Deferred and uncollected life insurance premiums and annuity considerations at December 31, 2004, were as follows:

                                                                                                  NET OF
                                                                                 GROSS           LOADING
                                                                           ----------------------------------
                                                                                      (in thousands)

      Ordinary new business                                                         $  (204)         $ (299)
      Ordinary renewal                                                                 5,122           6,225
                                                                           ------------------ ---------------

      Total                                                                         $  4,918         $ 5,926
                                                                           ================== ===============

                         Columbus Life Insurance Company

15.  SUBSEQUENT EVENT

In June 2004, the Company announced that its parent, Mutual Holding, agreed to form a strategic alliance with Lafayette Life Mutual Insurance Holding Company, Inc. (Lafayette). The boards of directors of Mutual Holding and Lafayette approved an agreement for a mutual merger between the two enterprises. As a result of the merger, the subsidiaries of Lafayette, including The Lafayette Life Insurance Company (Lafayette Life) will become members of Western & Southern. This transaction will not affect premiums or change policy benefits, guaranteed values or other policy obligations for Lafayette Life policyholders. Furthermore, a closed block will be established to provide for the payment of benefits and dividends on participating policies owned by eligible individual policyholders of Lafayette Life. The Company expects the transaction to close in early 2005, subject to approval by eligible members of Lafayette Life and Mutual Holding, and by the Departments of Insurance of Indiana and Ohio. Lafayette Life was founded in 1905 and has total assets in excess of $1.9 billion.

DISTRIBUTOR

Touchstone Securities, Inc.*
221 East Fourth Street, Suite 300
Cincinnati, Ohio 45202



COLUMBUS LIFE VARIABLE UNIVERSAL LIFE SERVICE CENTER

P.O. Box 2850
Cincinnati, Ohio 45201-2850
(800) 677-9595


*A registered broker/dealer and member of the NASD and SIPC










STATEMENT OF
ADDITIONAL INFORMATION
MAY 1, 2005

Logo: Columbus Life Insurance Company

                                     PART C

                                OTHER INFORMATION

ITEM 26. -- EXHIBITS

     (a) Resolution of Board of Directors of the Columbus Life Insurance Company dated September 10, 1998 authorizing the establishment of the Separate Account (1)

     (b)  Not applicable

     (c) (1) (i) Distributor Agreement between the Columbus Life Insurance Company, on behalf of Separate Account 1, and Touchstone Securities, Inc. (2)

               (ii) Amended Schedule A of Distributor Agreement between Columbus Life Insurance Company, on behalf of Separate Account 1, and Touchstone Securities, Inc., and its affiliated insurance agencies (14)

          (2) (i) Form of General Agency Agreement by and between Touchstone Securities, Inc., its affiliated insurance agencies, a broker-dealer and a life agency (3)

               (ii) Form of Broker-Dealer Sales Agreement by and between Touchstone Securities, Inc., its affiliated insurance agencies, a broker-dealer and a life agency. (7)

               (iii) Amended Form of Commission Schedule to Form of General Agency Agreement or Broker-Dealer Sales Agreement by and between Touchstone Securities, Inc., its affiliated insurance agencies, a broker-dealer and a life agency (14)

          (3)  Form of override Commission Schedule (14)

     (d) (1) Form of Pinnacle II Variable Universal Life Insurance Policy issued by Columbus Life Insurance Company (13)

          (2)  Form of Disability Credit Rider (3)

          (3)  Form of Children's Term Rider (3)

          (4)  Form of Accidental Death Rider (3)

          (5)  Form of Accelerated Death Benefit Rider (3)

          (6)  Form of Insured Insurability Rider (3)

          (7)  Form of Other Insured Rider (3)

          (8)  Form of Accelerated Death Benefit Plus Rider (3)

          (9)  Form of Extended Maturity Benefit Plus Rider (3)

          (10) Form of Extended No-Lapse Guarantee Rider (13)

          (11) Form of Aviation Exclusion Rider (3)

          (12) Form of Military Aviation Exclusion Rider (3)

          (13) Form of Additional Life Rider (13)

          (14) Form of Enhanced Cash Value Rider (13)

          (15) Form of Change of Insured Rider (13)

     (e) (1) Form of Columbus Life Insurance Company Application for Life Insurance (13)

     (f) (1) (i) Certificate of Incorporation of the Columbus Life Insurance Company (5)

               (ii) Certificate of Amendment of Articles of Incorporation of Columbus Life Insurance Company (5)

          (2)  Code of Regulations of the Columbus Life Insurance Company (5)

     (g)  Not applicable.

     (h) (1) (i) Fund Participation Agreement between Columbus Life Insurance Company and Touchstone Variable Series Trust (5)

               (ii) Amendment to Fund Participation Agreement between Columbus Life Insurance Company and Touchstone Variable Series Trust (6)

               (iii) Amended Exhibits A and B to the Fund Participation Agreement between Columbus Life Insurance Company and Touchstone Variable Series Trust (14)

               (iv) Service Fee Agreement between Touchstone Advisors, Inc. and Columbus Life Insurance Company (12)

          (2) (i) Fund Participation Agreement by and between Deutsche Asset Management VIT Funds, Bankers Trust Company and Columbus Life Insurance Company (3)

               (ii) Amendment No. 2 to the Fund Participation Agreement by and between Deutsche Asset Management VIT Funds, Bankers Trust Company and Columbus Life Insurance Company (6)

               (iii) Administrative Services letter between Bankers Trust Company and Columbus Life Insurance Company (3)

               (iv) Amendment No. 2 to the Administrative Services letter between Bankers Trust Company and Columbus Life Insurance Company
               (6)

          (3) (i) Janus Aspen Series Fund Participation Agreement (Service Shares) between Janus Aspen Series and Columbus Life Insurance Company (3)

               (ii) Amendment No. 1 to Fund Participation Agreement between Janus Aspen Series and Columbus Life Insurance Company (8)

               (iii) Amendment No. 3 to Janus Aspen Series Fund Participation Agreement (Service Shares) between Janus Aspen Series and Columbus Life Insurance Company (14)

               (iii) Distribution and Shareholder Services Agreement, Service Shares of Janus Aspen Series (for Insurance Companies), by and between Janus Distributors, Inc. and Columbus Life Insurance Company (3)

          (4) (i) Amended and Restated Participation Agreement among MFS Variable Insurance Trust, Columbus Life Insurance Company and Massachusetts Financial Services Company (3)

               (ii) Amendment No. 2 to Amended and Restated Participation Agreement among MFS Variable Insurance Trust, Columbus Life Insurance Company and Massachusetts Financial Services Company
               (14)

               (iii) Administrative Services Agreement between Massachusetts Financial Services Company, Western-Southern Life Assurance Company, and Columbus Life Insurance Company (3)

          (5) (i) Participation Agreement Among Variable Insurance Products Funds, Fidelity Distributors Corporation and Columbus Life Insurance Company (3)

               (ii) Amendment No. 2 to Participation Agreement Among Variable Insurance Products Funds, Fidelity Distributors Corporation and Columbus Life Insurance Company (14)

               (iii) Service Agreement between Fidelity Investments Institutional Operations Company, Inc. and Columbus Life Insurance Company (3)

               (iv) Service Contract between Fidelity Distributors Corporation and Columbus Life Insurance Company (3)

               (v) Sub-license Agreement by and between Fidelity Distributors Corporation and Columbus Life Insurance Company (3)

          (6) (i) Participation Agreement among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and Columbus Life Insurance Company
               (3)

               (ii) Participation Agreement among Panorama Series Fund, Inc., OppenheimerFunds, Inc. and Columbus Life Insurance Company (3)

               (iii) Letter Agreement between OppenheimerFunds, Inc. and Columbus Life Insurance Company (3)

               (iv) Amendment to Letter Agreement between OppenheimerFunds, Inc. and Columbus Life Insurance Company (9)

               (v) Amendment No. 2 to Participation Agreement among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and Columbus Life Insurance Company (14)

               (vi) Amendment No. 2 to Participation Agreement among Panorama Series Fund, Inc., OppenheimerFunds, Inc. and Columbus Life Insurance Company (14)

               (vii) Amendment No. 2 to Letter Agreement between
               OppenheimerFunds, Inc. and Columbus Life Insurance Company (14)

          (7) (i) Participation Agreement by and among AIM Variable Insurance Funds, Inc., Columbus Life Insurance Company, on behalf of itself and its separate accounts, and Touchstone Securities, Inc. (5)

               (ii) Agreement with respect to Trademarks and Fund Names between AIM Management Group Inc. and Columbus Life Insurance Company (5)

               (iii) Amendment to Agreement with respect to Trademarks and Fund Names between AIM Management Group, Inc. and Columbus Life Insurance Company (14)

               (iv) Administrative Services Agreement between Columbus Life Insurance Company and AIM Advisors, Inc. (5)

               (v) Form of Amendment to Participation Agreement by and among AIM Variable Insurance Funds, Inc., Columbus Life Insurance Company, on behalf of itself and its separate accounts, and Touchstone Securities, Inc. (12)

               (vi) Amendment No. 2 to Participation Agreement by and among AIM Variable Insurance Funds, Inc., Columbus Life Insurance Company, on behalf of itself and its separate accounts, and Touchstone Securities, Inc. (14)

               (vii) Form of Distribution Agreement between Touchstone Securities, Inc. and A I M Distributors, Inc. (11)

          (8) (i) Form of Participation Agreement between Columbus Life Insurance Company and J.P. Morgan Series Trust II (11)

          (ii) Form of Service Agreement between Columbus Life Insurance Company and JPMorgan Chase Bank (11)

          (9) (i) Form of Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Columbus Life Insurance Company, and Touchstone Securities, Inc. (11)

               (ii) Amendment to Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Columbus Life Insurance Company, and Touchstone Securities, Inc. (14)

          (10) (i) Form of Participation Agreement between Columbus Life Insurance Company, Scudder Variable Series I, Scudder Distributors, Inc., and Deutsche Investment Management Americas Inc. (11)

               (ii) Form of Service Agreement between Deutsche Investment Management Americas Inc. and Columbus Life Insurance Company (12)

               (iii) Amendment to Participation Agreement between Columbus Life Insurance Company, Scudder Variable Series I, Scudder Distributors, Inc., and Deutsche Investment Management Americas Inc. (14)

          (11) Form of Participation Agreement Putnam Variable Trust, Putnam Retail Management, Inc., and Columbus Life Insurance Company (12)

          (12) (i) Form of Participation Agreement between Columbus Life Insurance Company, Van Kampen Life Investment Trust, Van Kampen Funds Inc., and Van Kampen Asset Management Inc. (11)

               (ii) Form of Service Agreement between Van Kampen Funds Inc. and Columbus Life Insurance Company (11)

               (iii) Amendment to Participation Agreement between Columbus Life Insurance Company, Van Kampen Life Investment Trust, Van Kampen Funds Inc., and Van Kampen Asset Management Inc. (14)

          (13) (i) Form of Participation Agreement between Columbus Life Insurance Company, The Universal Institutional Funds, Inc., Morgan Stanley & Co. Incorporated, and Morgan Stanley Investment Management Inc. (11)

               (ii) Form of Service Agreement between Morgan Stanley & Co. Incorporated and Columbus Life Insurance Company (11)

               (iii) Form of Service Agreement between Morgan Stanley Investment Management Inc. and Columbus Life Insurance Company (12)

               (iv) Amendment to Participation Agreement between Columbus Life Insurance Company, The Universal Institutional Funds, Inc., Morgan Stanley & Co. Incorporated, and Morgan Stanley Investment Management Inc. (14)

     (i)  Not applicable.

     (j)  Not applicable

     (k)  Opinion and Consent of Counsel (13)

     (l)  Not applicable.

     (m)  Not applicable.

     (n)  (1)  Consent of Ernst & Young LLP (filed herewith)

          (2)  Powers of Attorney (13)

     (o)  Not applicable.

     (p)  Not applicable.

     (q) Description of Issuance, Transfer and Redemption Procedures and Method of Conversion to Fixed Benefit Policies for Columbus Life Flexible Premium Variable Universal Life Insurance Policies Offered by Columbus Life Insurance Company Separate Account 1 of Columbus Life Insurance Company (13)

---------------------------------------

(1) Incorporated by reference to the Registration Statement on Form S-6, File No. 333-78489, filed May 14, 1999.

(2) Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-78489, filed May 1, 2000.

(3) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement, File No. 333-47940, filed February 7, 2001.

(4)  reserved

(5) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-78489, filed August 19, 1999.

(6) Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form S-6, File No. 333-78489, filed on April 26, 2001.

(7) Incorporated by reference to Pre-Effective Amendment No. 2 to the Registration Statement of Columbus Life Insurance Company Separate Account 1 on Form S-6, File No. 333-73390, filed January 28, 2002.

(8) Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-47940, filed April 26, 2001.

(9) Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement of Columbus Life Insurance Company Separate Account 1 on Form S-6, File No. 333-73390, filed April 26, 2002.

(10) Incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement on Form S-6, File No. 333-47940, filed April 26, 2002.

(11) Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form N-6, File No. 333-73390, filed February 18, 2003.

(12) Incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement on Form N-6, File No. 333-73390, filed April 25, 2003.

(13) Incorporated by reference to the Registration Statement on Form N-6, File No. 333-121135, filed December 10, 2004.

(14) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6, File No. 333-121135, filed March 24, 2005.

ITEM 27. -- DIRECTORS AND OFFICERS OF THE DEPOSITOR
The directors and officers of the Company are listed below. Unless otherwise noted, the principal business address of all persons listed in Item 27 is 400 East Fourth Street, Cincinnati, Ohio 45202.

Name                         Positions and Offices with Depositor

William J. Williams          Director

John F. Barrett              Director and Chairman of the Board

Lawrence L. Grypp            Director, President and Chief Executive Officer

James N. Clark               Director

Paul H. Amato                Director

Clint D. Gibler              Senior Vice President and Chief Information Officer

Noreen J. Hayes              Senior Vice President

Edward S. Heenan             Senior Vice President

Constance M. Maccarone       Senior Vice President, Insurance Operations

Nora E. Moushey              Senior Vice President and Chief Actuary

Nicholas P. Sargen           Senior Vice President and Chief Investment Officer

Robert L. Walker             Senior Vice President and Chief Financial Officer

Mark A. Wilkerson            Senior Vice President and Chief Marketing Officer

Donald J. Wuebbling          Senior Vice President and Secretary

David T. Henderson           Vice President

Thomas D. Holdridge          Vice President

Bradley J. Hunkler           Vice President and Comptroller

Phillip E. King              Vice President and Auditor

Gregory A. Poston            Vice President

Mario J. San Marco           Vice President

Donna N. Schenk              Vice President

James J. Vance               Vice President and Treasurer

Charles W. Wood, Jr.         Vice President of Sales and Marketing

James H. Acton, Jr.          Vice President and Senior Financial Officer

Thomas M. Eck                Assistant Vice President

Daniel W. Harris             Assistant Vice President

John A. Kruse, Jr.           Assistant Vice President

Cynthia L. Stewart-Lamb      Assistant Vice President

Gerald R. Pintarich, Jr.     Assistant Vice President

Gregory G. Rowe              Assistant Secretary

Marianne Marshall            Assistant Treasurer

Jeffrey D. Meek              Assistant Treasurer

Elaine M. Reuss              Assistant Treasurer

Timothy D. Speed             Assistant Treasurer

Thomas R. Stanek             Assistant Treasurer

Richard K. Taulbee           Assistant Treasurer

Charles L. Thomas            Assistant Treasurer

ITEM 28. -- PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

Western-Southern Mutual Holding Company ("Holding Co."); Ohio corporation

Western-Southern Financial Group, Inc. ("Financial Group"); Ohio corporation; 100% owned by Holding Co.

The Western and Southern Life Insurance Company ("WSLIC"); Ohio corporation; 100% owned by Financial Group

Western-Southern Life Assurance Company ("WSLAC"); Ohio corporation; 100% owned by WSLIC

Fort Washington Trust Company; Ohio corporation; 100% owned by WSLIC

Courtyard Nursing Care, LLC ("Courtyard"); Ohio limited liability company; 100% owned by WSLAC; ownership and operation of real estate.

IFS Financial Services, Inc. ("IFS"); Ohio corporation; 100% owned by WSLAC; development and marketing of financial products for distribution through financial institutions.

IFS Systems, Inc.; Delaware corporation; 100% owned by IFS; development, marketing and support of software systems.

W&S Financial Group Distributors Inc.; Ohio corporation; 100% owned by IFS; general insurance agency.

Touchstone Securities, Inc.; Nebraska corporation; 100% owned by WSLAC; securities broker-dealer.

Touchstone Advisors, Inc.; Ohio corporation; 100% owned by IFS; registered investment adviser.

Fort Washington Brokerage Services, Inc.; Ohio corporation; 100% owned by WSLAC; securities broker-dealer.

IFS Holdings, Inc. ("IFS Holdings"); Ohio corporation; 100% owned by IFS; holding company.

Integrated Fund Services, Inc.; Ohio corporation; 100% owned by IFS Holdings; registered transfer agent.

IFS Fund Distributors, Inc.; Ohio corporation; 100% owned by IFS Holdings; securities broker-dealer

Seasons Congregate Living LLC; Ohio limited liability company; 100% owned by WSLIC; ownership and operation of real estate.

WestAd Inc.; Ohio corporation; 100% owned by WSLIC, general advertising, book-selling and publishing.

Fort Washington Investment Advisors, Inc.; Ohio corporation; 100% owned by WSLIC; registered investment adviser.

Fort Washington Capital Partners, LLC; Delaware limited liability company; 100% owned by FWIA; private equity

Tristate Ventures, LLC; Delaware limited liability company; 100% owned by FWIA; private equity

Buckeye Venture Partners, LLC; Ohio limited liability company; 60% owned by FWIA; private equity

Todd Investment Advisors, Inc.; Kentucky corporation, 100% owned by Fort Washington Investment Advisors, Inc.; registered investment adviser.

Columbus Life Insurance Company; Ohio corporation; 100% owned by WSLIC;
insurance.

Colmain Properties, Inc.; Ohio corporation; 100% owned by Columbus Life Insurance Company; acquiring, owning, managing, leasing, selling real estate.

CAI Holding Company, Inc.; Ohio corporation; 100% owned by Columbus Life Insurance Company; holding company.

Capital Analysts Incorporated; Delaware corporation; 100% owned by CAI Holding Company; securities broker-dealer and registered investment advisor.

Capital Analysts Agency, Inc.; Ohio corporation; 100% owned by Capital Analysts Incorporated; general insurance agency.

Capital Analysts Agency, Inc.; Texas corporation; 100% owned by Alan Dunlap, but under contractual association with Capital Analysts Incorporated; general insurance agency.

Capital Analysts Insurance Agency, Inc.; Massachusetts corporation; 100% owned by Capital Analysts Incorporated; general insurance agency.

Eagle Realty Group, LLC; Ohio limited liability company; 100% owned by WSLIC; ownership, development and management of real estate.

Eagle Realty Investments, Inc. ("Eagle"); Ohio corporation; 100% owned by Eagle Realty Group, LLC; ownership, development and management of real estate.

ServerVault Corp.; Delaware corporation; 50% owned by WSLIC; technology services company

W&STax, Inc.; Ohio corporation, 100% owned by WSLIC; preparation and electronic filing of tax returns.

AM Concepts Inc.; Delaware corporation, 100% owned by WSLIC; venture capital investment in companies engaged in alternative marketing of financial products.

Western-Southern Agency, Inc.; Ohio corporation; 100% owned by WSLIC; general insurance agency.

Western-Southern Agency Services, Inc.; Pennsylvania corporation; 100% owned by WSLIC; general insurance agency.

W-S Agency of Texas, Inc.; Texas corporation; 100% owned by an individual; general insurance agency.

Race Street Development, LTD; Ohio limited liability company; 100% owned by WSLIC; a real estate development company.

Integrity Life Insurance Company; Ohio corporation; 100% owned by WSLIC.

National Integrity Life Insurance Company; New York corporation; 100% owned by Integrity Life Insurance Company.

WSALD NPH, LLC; Ohio limited liability company; 50% owned by WSLIC; ownership and operation of real estate

AMLINS Summit Ridge, LLC; Missouri limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Cartharge Senior Housing, Ltd.; Ohio limited liability company; 99% owned by WSLIC; ownership and operation of real estate.

Dublin Hotel LLC; Ohio limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Northeast Cincinnati Hotel LLC; Ohio limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

North Pittsburgh Hotel LLC; Pennsylvania limited liability company; 74% owned by WSALD NPH, LLC, 1% owned by Eagle; ownership and operation of real estate.

Sixth and Race Development, LLC; Ohio limited liability company; 71% owned by Race Street Development, Ltd., 25% owned by Eagle; ownership and operation of real estate.

Skyport Hotel LLC; Kentucky limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Union Centre Hotel LLC; Ohio limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Vulcan Hotel LLC; Alabama limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Vinings Trace LLC; Indiana limited liability company; 99% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Windsor Hotel LLC; Connecticut limited liability company; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Wright Executive Hotel Limited Partners; Ohio limited partnership; 61% owned by WSLIC; ownership and operation of real estate.

303 Broadway QCS, LLC; Ohio limited liability company; 100% owned by WSLIC; a real estate development company.

Lookout Corporate Center, Ohio joint venture; 50% owned by WSLIC; ownership and operation of real estate.

OTR Housing Associates, L.P.; Ohio limited partnership; 98% owned by WSLIC; 1% owned by Eagle; ownership and operation of real estate.

Seasons Health Care Limited Partnership; Ohio limited partnership; 90% owned by WSLAC, 10% owned by Courtyard; ownership and operation of real estate.

IR Mall Associates, Ltd.; Florida limited partnership; 50% owned by WSLIC and Eagle; ownership and operation of real estate.

Country Place Associates; Ohio general partnership; 90% owned by WSLIC; 10% owned by Eagle; ownership and operation of real estate.

AMLIWS Parkway Limited Partnership; Texas limited partnership; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Mission Club Apartments General Partnership; Florida general partnership; 95.5% owned by WSLIC, 4.5% owned by Eagle; ownership and operation of real estate.

OTR Transitional Housing, L.P.; Ohio limited partnership; 99% owned by WSLIC; ownership and operation of real estate.

West-Whi Columbus NW Partners; Ohio general partnership; 74% owned by WSLIC; 1% owned by Eagle.

LaFrontera Lodging Partners LP; Texas limited partnership; 74% owned by WSLIC, ..75% owned by Eagle; ownership and operation of real estate.

Centreport Hotels LLC; Texas limited partnership; 74.5% owned by WSLIC, .75% owned by Eagle; ownership and operation of real estate.

Columbus Hotel Partners; Ohio general partnership; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

Airport Exchange Hotel Partners; Kentucky general partnership; 74% owned by WSLIC, 1% owned by Eagle; ownership and operation of real estate.

AMLIWS Deerfield L.P.; Texas limited partnership; 74% owned by WSLIC; 1% owned by Eagle; ownership and operation of real estate.

Camargo Club Apartments, Ltd; Florida limited partnership; 84.14% WSLIC; 14.85% Eagle; ownership and operation of real estate.

ITEM 29. The Code of Regulations of Columbus Life Insurance Company provides in
Article VI that:

                                   ARTICLE VI

                          Indemnification and Insurance

         Section 1. Indemnification. To the fullest extent not prohibited by applicable law, the corporation shall indemnify each director, officer and employee against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred by or imposed upon such director, officer or employee in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such director, officer or employee is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director, officer or employee of the corporation, or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan; provided, however, that no person shall be indemnified to the extent, if any, that the directors, acting at a meeting at which a quorum of directors who are not parties to or threatened with any such action, suit, investigation or proceeding, determine that such indemnification is contrary to applicable law.

         Any director who is a party to or threatened with any such action, suit, investigation or proceeding shall not be qualified to vote; and if for this reason a quorum of directors, who are not disqualified from voting by reason of being parties to or threatened with such action, suit, investigation or proceeding, cannot be obtained, such determination shall be made by three attorneys at law, who have not theretofore represented the corporation in any matter and who shall be selected by all of the officers and directors of the corporation who are not parties to or threatened with any such action, suit, investigation or proceeding. If there are no officers or directors who are qualified to make such selection, the selection shall be made by a Judge of the Court of Common Pleas of Hamilton County, Ohio. Such indemnification shall not be deemed exclusive of any other right to which such director, officer or employee may be entitled under the Articles of Incorporation, this Code of Regulations, any agreement, any insurance purchased by the corporation, vote of shareholders or otherwise.

         Section 2. Insurance. The Board of Directors of the corporation may secure and maintain such policies of insurance as it may consider appropriate to insure any person who is serving or has served as a director, officer or employee of the corporation, or who is serving or has served at the request of the corporation as a director, trustee, officer, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture, or other entity or enterprise including any employee benefit plan against any liability asserted against and incurred by such person.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 30. -- PRINCIPAL UNDERWRITERS

(a) Touchstone Securities, Inc. ("Touchstone") acts as distributor for Contracts issued under Western-Southern Life Assurance Company Separate Accounts 1 and 2, Columbus Life Insurance Company Separate Account 1, Integrity Life Separate Accounts I, II, and VUL, National Integrity Separate Accounts I, II, and VUL, and as distributor for the shares of several series (Funds) of Touchstone Variable Series Trust , Touchstone Strategic Trust, Touchstone Investment Trust, and Touchstone Tax-Free Trust each of which is affiliated with the Depositor.

(b) Set forth below are the names, principal business addresses and positions of each director and officer of Touchstone Securities.

Name                                                     Position/Office with Touchstone Securities
James N. Clark                                           Director
400 Broadway
Cincinnati, Ohio 45202

Jill T. McGruder                                         Director
221 East Fourth Street, Suite 300
Cincinnati, Ohio 45202

Donald J. Wuebbling                                      Director
400 Broadway
Cincinnati, Ohio 45202

James H. Grifo                                           President
515 West Market Street, 8th Floor
Louisville, KY  40202

Richard K. Taulbee                                       Vice President
400 Broadway
Cincinnati, Ohio 45202

James J. Vance                                           Vice President and Treasurer
400 Broadway
Cincinnati, Ohio  45202

Terrie A. Wiedenheft                                     Chief Financial Officer
221 East Fourth Street, Suite 300
Cincinnati, Ohio  45202

                                                         Secretary

400 Broadway
Cincinnati, Ohio 45202

Patricia J. Wilson                                       Chief Compliance Officer
221 East Fourth Street, Suite 300
Cincinnati, Ohio 45202

Elaine M. Reuss                                          Assistant Treasurer
400 Broadway
Cincinnati, Ohio  45202

Timothy D. Speed                                         Assistant Treasurer
400 Broadway
Cincinnati, Ohio  45202


(c) The following table sets forth information about all commissions and compensation received by the principal underwriter, Touchstone Securities, Inc. during the 12-month period ended December 31, 2003.

 Net Underwriting Discounts and   Compensation on   Brokerage Commissions   Compensation
 Commissions                      Redemptions
 $ 0                              $ -0-             $ -0-                   $ -0-

ITEM 31. -- LOCATION OF ACCOUNTS AND RECORDS
Accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained by the Company at 400 East Fourth Street, Cincinnati, Ohio 45202.

ITEM 32. -- MANAGEMENT SERVICES
Not Applicable.

ITEM 33. -- FEE REPRESENTATION

Pursuant to Section 26(e) of the Investment Company Act of 1940, as amended, Columbus Life Insurance Company represents that, with respect to the Policies registered with the Securities and Exchange Commission by this Registration Statement, as it may be amended, and offered by the Prospectus included in the Registration Statement, all fees and charges imposed for any purpose and in any manner and deducted under the Policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Columbus Life Insurance Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Columbus Life Insurance Company Separate Account 1, has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Cincinnati and State of Ohio, on the 19th day of April, 2005.

                           COLUMBUS LIFE INSURANCE COMPANY SEPARATE ACCOUNT 1

                           By: COLUMBUS LIFE INSURANCE COMPANY


                           By: /s/ Lawrence L. Grypp
                           -------------------------
                           Lawrence L. Grypp
                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              Principal Executive Officer:


              /s/ Lawrence L. Grypp                           April 19, 2005
              --------------------

              Lawrence L. Grypp
              President and Chief Executive Officer

              Principal Accounting and Financial Officer:


              /s/ Robert L. Walker                            April 19, 2005
              --------------------

              Robert L. Walker
              Chief Financial Officer

              Directors:                   By: /s/ Lawrence L. Grypp
              William J. Williams*         -------------------------
              John H. Barrett*             Lawrence L. Grypp
              Paul H. Amato*               individually and as attorney in fact*
              James N. Clark*              for each Director
              Lawrence L. Grypp            April 19, 2005

EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

(n)(1)            Consent of Ernst & Young LLP (c)(1)